                             SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, D.C. 20549

                                  SCHEDULE 14A INFORMATION

                      Proxy Statement Pursuant to Section 14(a) of the
                               Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

  CENTRAL AND SOUTH WEST CORPORATION
                      (Name of Registrant as Specified In Its Charter)


                         (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:

    __________________________________________________________________________

2)  Aggregate number of securities to which transaction applies:

    __________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    __________________________________________________________________________

4)  Proposed maximum aggregate value of transaction:

    __________________________________________________________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.

1)  Amount previously paid: _________________________________________________

2)  Form, Schedule or Registration Statement No.: ___________________________

3)  Filing party: ___________________________________________________________

4)  Date filed: _____________________________________________________________

________________
* Set forth the amount on which the filing fee is calculated and state how it was determined.

==============================================================================











                             Central and South West Corporation

                            _____________________________________


                                         NOTICE OF
                                       ANNUAL MEETING
                                      OF STOCKHOLDERS

                                            and

                                      PROXY STATEMENT


                               Annual Meeting April 20, 1995

                           ______________________________________

                                       March 13, 1995
















==============================================================================

                                      TABLE OF CONTENTS


                                                                          PAGE


Letter from the Chairman of the Board. . . . . . . . . . . . . . . . . . . . i

Notice of Annual Meeting of Stockholders . . . . . . . . . . . . . . . . . .ii

Proxy Statement

   General Information . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

   Proposal 1 - Election of Directors. . . . . . . . . . . . . . . . . . . . 2

   Proposal 2 - Approval of Appointment of Independent
                   Public Accountants. . . . . . . . . . . . . . . . . . . .11

   Proposal 3 - Transaction of Other Business. . . . . . . . . . . . . . . .12

   Executive Compensation. . . . . . . . . . . . . . . . . . . . . . . . . .12

Appendix A - 1994 Financial Report

                    Central and South West Corporation
                       1616 Woodall Rodgers Freeway
                              P.O. Box 660164
                         Dallas, Texas  75266-0164


                                           March 13, 1995


Dear Fellow Stockholder:

      You are cordially invited to attend the annual meeting of stockholders of Central and South West Corporation on April
20, 1995, at the Marriott Hotel, 900 N. Shoreline Blvd.,
Corpus Christi, Texas, at 10:45 a.m., Central Time.

      At this important meeting, you will be asked to elect directors and approve the appointment of independent public accountants. I urge you to read this proxy statement carefully.
      It is important that your shares are represented whether or not you plan to attend the meeting. Please sign, date and promptly return your proxy card in the enclosed postage-paid envelope. Your cooperation will be appreciated.

      This year, the Corporation's audited financial statements and certain other information have been included as an appendix to this proxy statement. Including this financial information with the proxy statement results in substantial cost savings and allows for the use of a summary annual report. This summary annual report contains my letter to stockholders, a review of operations, the independent public accountants report and summary financial information. Your comments on this new format are welcome.

      The Board of Directors and employees of Central and South
West Corporation appreciate your continued interest in the Corporation. I want to express our gratitude for your confidence and continued support.

                              Sincerely,

                                /s/ E. R. BROOKS
                              E.  R.  Brooks
                              Chairman, President and
                               Chief Executive Officer

                           Central and South West Corporation

                        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


      The annual meeting (Meeting) of stockholders of CENTRAL AND SOUTH WEST CORPORATION (Corporation) will be held on April 20, 1995, at 10:45 a.m., Central Time, at the Marriott Hotel, 900 N. Shoreline Blvd., Corpus Christi, Texas, for the purpose of considering and voting upon proposals to:

      1.    a)    Elect four directors to Class II of the Corporation's Board of Directors (Board) to serve three-year terms;

            b) Elect one director to Class I of the Board to serve the remaining two years of the current Class I term;

      2. Approve the Board's selection of Arthur Andersen LLP as the Corporation's independent public accountants for the calendar year 1995; and

      3. Transact such other business as may properly come before the Meeting or any adjournment(s) thereof. The Board at this time knows of no such other business.

      For further information with respect to the matters to be acted upon at the Meeting, reference is made to the Proxy Statement accompanying this Notice. The Meeting may be adjourned from time to time without any notice other than the announcement at the Meeting or any adjournment(s) thereof, and any and all business for which notice is hereby given may be transacted at any such adjourned Meeting.

      Only holders of Common Stock of the Corporation of record at the close of business on March 2, 1995 (Record Date), will be entitled to notice of and to vote at the Meeting or any adjournment(s) thereof. Beginning April 6, 1995, a list of stockholders entitled to vote at the Meeting will be available for examination during ordinary business hours by any stockholder for any purpose germane to the Meeting at the offices of Central Power and Light Company, 539 N. Carancahua, Corpus Christi, Texas.

      A copy of the Corporation's 1994 Summary Annual Report to
Stockholders has been provided to each record stockholder of the Corporation and does not form any part of the material for the solicitation of proxies.

      All stockholders are requested to be represented at the Meeting, either in person or by proxy. To ensure your representation, whether or not you plan to attend the Meeting, please promptly complete, date and sign the enclosed proxy card and return it in the postage-paid envelope provided. Stockholders of record as of the Record Date will be entitled to vote in person at the Meeting whether or not they have completed and returned proxy cards. Your proxy covers all shares of Common Stock of which you are a registered holder as of the Record Date including all shares held for you as of that date in the PowerShare SM Plan, the

Corporation's Dividend Reinvestment and Stock Purchase Plan. If you are an employee participating in the Corporation's Thrift Plus, you will receive separate instructions from the Plan Trustee covering shares held for your account in the plan.

You will also receive separate instructions from your broker or other nominee if your shares are held in "street name" by your broker or another financial institution as nominee.

                                    By Order of the Board of Directors,


                                      /s/ FREDERIC L. FRAWLEY
                                    Frederic L. Frawley
                                    Secretary

March 13, 1995
__________________________________________________________________________

                                YOUR VOTE IS IMPORTANT!

                   PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD,
             REGARDLESS OF THE SIZE OF YOUR HOLDINGS, AS SOON AS POSSIBLE.

                           Central and South West Corporation

                                     Proxy Statement
                                _________________________

                                   GENERAL INFORMATION


Purpose of the Meeting and Solicitation

      This Proxy Statement is furnished to stockholders of Central and South West Corporation (CSW or Corporation) in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Corporation (Board) for use at the Annual Meeting of Stockholders to be held on April 20, 1995 at 10:45 a.m., Central Time, at the Marriott Hotel, 900 N. Shoreline, Blvd., Corpus Christi, Texas, and at any adjournment thereof (Meeting). The purposes of the Meeting are set forth in the attached Notice of Annual Meeting.

      The initial solicitation of proxies is being made pursuant to this Proxy Statement, which is being mailed to stockholders on or about March 13, 1995. The cost of such solicitation will be borne by the Corporation, including the costs of assembling and mailing this Proxy Statement and the enclosed proxy. The Corporation has employed D.F. King & Co., Inc. to assist in the solicitation of proxies. The Corporation has agreed to pay D.F. King & Co., Inc. a fee for such services of $7,500 plus out-of-pocket expenses. After March 13, 1995, officers, employees and directors of the Corporation may solicit proxies without extra compensation. Such solicitation may be made by mail, telephone, facsimile, telegraph or in person.

      To ensure representation at the Meeting, each holder of outstanding shares of Common Stock entitled to be voted at the Meeting is requested to complete, date and sign the enclosed proxy card and return it to the Corporation in the postage-paid envelope provided. Such stockholders will be entitled to vote in person at the Meeting whether or not they have completed and returned proxy cards. Banking institutions, brokerage firms, custodians, trustees and other nominees and fiduciaries who are record holders of the Common Stock entitled to be voted at the Meeting are requested to forward this Proxy Statement, a proxy card and all of the accompanying materials to each of the beneficial owners of such shares, and to seek authority to execute proxies with respect to such shares.
Upon request, the Corporation will reimburse such record holders for their reasonable out-of-pocket forwarding expenses.

Voting of Proxies

      The Corporation's only voting security is its Common Stock, par value $3.50 per share, of which 190,627,949 shares were outstanding on January 31, 1995.

      Only holders of Common Stock of the Corporation of record on its books at the close of business on March 2, 1995 (Record Date), are entitled to notice of and to vote at the Meeting. Each stockholder is entitled to one vote for each share of Common Stock of the Corporation held of record on the Record Date, on each matter submitted to a vote at the Meeting. Any stockholder may vote shares owned either in person or by duly authorized proxy, designating not more than three persons as proxies to vote the shares owned. Cumulative voting is not permitted with respect to any proposal to be acted upon at the Meeting.

      Each stockholder returning a proxy to the Corporation has the right to revoke it, at any time before it is voted, by submitting a later-dated proxy in proper form, by notifying the Secretary of the Corporation in writing of such revocation, or by appearing at the Meeting, requesting a return of the proxy and voting the shares in person.

      If properly executed and received by the Corporation before the Meeting, any proxy representing shares of Common Stock entitled to be voted at the Meeting and specifying how it is to be voted will be voted accordingly. Any such proxy, however, which fails to specify how it is to be voted on a proposal for which a specification may be made will be voted on such proposal in accordance with the recommendation of the Board. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting, excluding any shares owned by the Corporation, is necessary to constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

      The Board currently is unaware of any proposal to be presented at the Meeting other than the matters specified in the attached Notice of Annual Meeting of Stockholders. Should any other proposal properly come before the Meeting, the persons named in the enclosed proxy will vote on each such proposal in accordance with their discretion. Anyone desiring to address the stockholders at the Meeting, whether or not making a formal proposal, must so indicate this intention to the Secretary prior to the Meeting and will be required to comply with the Rules of Conduct established prior to the Meeting.

Stockholder Proposals for 1996 Annual Meeting

      Pursuant to the rules of the Securities and Exchange Commission
(SEC), in order to be considered for inclusion in the Proxy Statement and form of proxy relating to the 1996 annual meeting of stockholders, a proposal by a record holder of Common Stock of the Corporation must be received by the Secretary of the Corporation at the Corporation's principal executive offices in Dallas, Texas, on or before November 19, 1995.

                   Proposal 1: ELECTION OF DIRECTORS

Nominees for Directors

      At the Meeting, four directors will be elected to Class II of the Board for three-year terms expiring at the 1998 annual meeting or until their respective successors are duly elected and qualified. One director will be elected to Class I of the Board to fill the remaining two years of the Class I term expiring at the 1997 annual meeting or until his successor is duly elected and qualified. Directors will be elected by a plurality of the votes cast at the Meeting.

      In accordance with the Corporation's Certificate of Incorporation, the Board is divided into three classes as nearly equal in size as is practicable with staggered terms of office so that one class of the directors must be elected at each annual meeting. The Board currently consists of thirteen directors. The Board elected Donald M. Carlton to fill a directorship in November, 1994. The number of directors will be eleven upon the retirement of T.J. Barlow, a director since 1969, and Arthur Rasmussen, a director since 1971, prior to the commencement of the Meeting.

      The Board of Directors of the Corporation has nominated and unanimously recommends that stockholders vote FOR the election of Glenn Biggs, E.R. Brooks, Robert W. Lawless, and James L. Powell, as Class II directors and Donald M. Carlton as a Class I director.

      Each nominee is presently a director of the Corporation and has served continuously since the year indicated opposite his/her name in the following table. Each of the nominees has consented to being named as a nominee and to serve as a director of the Corporation if elected. If, because of events not presently known or anticipated, any nominee is unable to serve or for good cause will not serve, the proxies voted for the election of directors may be voted (at the discretion of the holders of the proxies) for a substitute nominee not named herein.

      The following information is given with respect to the nominees for election as directors:

                                                                   Year First
                                                                     Became
         Nominee, Age, Principal Occupation,                       Director and
   Business Experience and Other Directorships (1)                  Class (2)
________________________________________________________           ____________
GLENN BIGGS ..................................... AGE 61             1987  II
President of Biggs & Co., investments, San Antonio,
Texas since before 1990.  Chairman and Chief
Executive Officer of Texas TGV Corporation from
December 1991 to December 1994.  Director of
Diamond Shamrock R & M, Inc.

E. R. BROOKS .................................... AGE 57             1988  II
Chairman, President and Chief Executive Officer of the Corporation since February 1991. President of the Corporation from September 1990 to February
1991. President and Chief Operating Officer of the Corporation from January 1990 to September
1990. Director of each of the Corporation's sub-sidiaries. Director of Hubbell, Inc., Orange,
Connecticut.  Trustee of Baylor University Medical
Center, Dallas, Texas, and Hardin Simmons
University, Abilene, Texas.

ROBERT W. LAWLESS ............................... AGE 58             1991  II
President and Chief Executive Officer of Texas Tech
University and Texas Tech University Health Sciences
Center in Lubbock, Texas since June 1989. Professor of Industrial Engineering, Information Systems and
Quantitative Sciences at Texas Tech University.
Director of Salomon Brothers Fund, Salomon Brothers
Capital Fund, and Salomon Brothers Investors Fund.

JAMES L. POWELL ................................. AGE 65             1987  II
Ranching and investments Ft. McKavett, Texas since prior to 1990. Director of Southwest Bancorp of Sanderson, Texas, First National Bank, Eldorado,
Texas and Advisory Director of First National Bank,
Mertzon, Texas.

DONALD M. CARLTON ............................... AGE 57             1994  I
President and Chairman of Radian Corporation, an engineering and technology firm, since prior to 1990. Executive vice president and Director of the Hartford Steam Boiler Inspection and Insurance
Company, Radian's parent company. since prior to 1990. Director of American Capital Bond Fund,
Inc., American Convertible Securities, Inc., Joy
Technologies, Medical Polymers Technologies and
National Instruments. (3)

The following information is given for continuing directors:

                                                                   Year First
                                                                     Became
         Nominee, Age, Principal Occupation,                       Director and
   Business Experience and Other Directorships (1)                  Class (2)
________________________________________________________           ____________
MOLLY SHI BOREN ................................. AGE 51             1991  I
Attorney-at-law Norman, Oklahoma since prior to 1990. Director of Pet Incorporated.

JOE H. FOY ...................................... AGE 68             1974  III
Retired in June 1993 as a Partner of the firm of Bracewell & Patterson, Attorneys, Houston, Texas, where he served as a partner from before 1990 until 1993. Director of Enron Corporation.

HARRY D. MATTISON ............................... AGE 58             1991  III
Executive Vice President of the Corporation since
September 1990 and Chief Executive Officer of
Central and South West Services, Inc., a subsidiary of the Corporation, since December 1993. Chief
Operating Officer of the Corporation from September
1990 to December 1993.  President and Chief
Executive Officer of Southwestern Electric Power
Company, a subsidiary of the Corporation, from September 1988 to September 1990. Director of each of the Corporation's wholly-owned subsidiaries.

THOMAS V. SHOCKLEY, III ......................... AGE 50             1991  I
Executive Vice President of the Corporation since
September 1990. Chief Executive Officer of Central and South West Services, Inc., a subsidiary of the Corporation, from October 1992 to December 1993.
Senior Vice President of the  Corporation from June
1990 to September 1990. President and Chief
Executive  Officer of Central Power and Light
Company, a subsidiary of the Corporation, prior to June 1990. Director of each of the Corporation's non-electric subsidiaries.

J. C. TEMPLETON ................................. AGE 70             1983  III
Investments, Houston, Texas, since 1991. Retired in 1991 as President and Chairman of the Board of Directors of TGX Corporation, positions in which he served prior to 1990.

                                                                   Year First
                                                                     Became
         Nominee, Age, Principal Occupation,                       Director and
   Business Experience and Other Directorships (1)                  Class (2)
________________________________________________________           ____________
LLOYD D. WARD ................................... AGE 46             1993  III
Division President-Central of Frito-Lay, Inc., Dallas,
Texas since January 1993. Division President-West of Frito-Lay, Inc., Pleasanton, California from
October 1991 to December 1992. General Manager of
Frito-Lay, Inc., Pleasanton, California from June
1991 to October 1991. Vice President-Operations of
Pepsi-Cola East, a unit of PepsiCo, Inc., Somers,
N.Y., from 1988 to 1991.


______________________________
1) T.J. Barlow and Arthur E. Rasmussen will retire from the Board immediately prior to the Meeting.

2) Class III and Class I directors' terms expire at the 1996 and 1997 annual meetings of stockholders, respectively, or when their respective successors are duly elected and qualified.

3) Due to the acquisition of Joy Technologies by Harnischfeger, Donald Carlton is no longer a member of the board of directors of Joy Technologies, effective December 31, 1994. Additionally, the boards of directors for American Capital Bond Fund, Inc. and American Convertible Securities, Inc. were consolidated into American Capital Closed End Fund and Common Sense Trust effective December 31, 1994.

Security Ownership of Management

      The following table shows securities beneficially owned as of December 31, 1994 by each director and nominee, the chief executive officer and the four other most highly compensated executive officers and, as a group, all directors and executive officers of the Corporation.
Share amounts shown in this table include options exercisable within 60 days after year-end, restricted stock, shares of Common Stock credited to Thrift Plus accounts, and all other shares of Common Stock beneficially owned by the listed persons. Each person has sole voting and sole investment power with respect to all shares listed in the table below, excluding the shares underlying the unexercised options.

                                                            Common Stock
                                                                    Percent of
      Name                                             Shares(1)     Class (2)

      T.J. Barlow.............................           16,249           -
      Glenn Biggs.............................           13,249           -
      Molly Shi Boren.........................            1,626           -
      E.R. Brooks.............................           81,940           -
      Donald M. Carlton........................           1,056           -
      Joe H. Foy..............................           11,677           -
      Robert W. Lawless.......................            1,846           -
      Harry D. Mattison.......................           33,111           -
      Ferd. C. Meyer, Jr......................           17,203           -
      James L. Powell.........................            3,249           -
      Arthur E. Rasmussen.....................           14,661           -
      Glenn D. Rosilier.......................           34,496           -
      Thomas V. Shockley, III.................           26,873           -
      J.C. Templeton..........................            2,449           -
      Lloyd D. Ward...........................            1,195           -
      All of the above and other executive
        officers as a group (CSW Directors
        and Executives).......................          300,611            -

______________________________
1) Shares for Messrs. Brooks, Mattison, Meyer, Rosilier and Shockley, and CSW Directors and Executives include 4,760, 3,236, 2,843, 2,507, 3,226, and 20,008 shares of restricted stock, respectively. These individuals currently have voting power, but not investment power, with respect to these shares. The above shares also include 19,062, 12,352, 9,620, 9,620, 12,532, and 80,208 shares underlying immediately exercisable options held by Messrs. Brooks, Mattison, Meyer, Rosilier and Shockley, and CSW Directors and Executives, respectively.

2)  Percentages are all less than one percent and therefore are omitted.

Security Ownership of Certain Beneficial Owners

    Set forth below are the only persons or groups known to the Corporation as of March 13, 1995, with beneficial ownership of 5% or more of the Corporation's Common Stock.


                                                         Common Stock
                                                 Amount of
Name, Address of                                 Beneficial        Percent of
Beneficial Owners                                Ownership            Class

The Capital Group Companies, Inc.                10,270,000 (1)       5.41
  and subsidiaries
  333 South Hope Street
  Los Angeles, CA 90071

Mellon Bank Corporation                          13,183,297 (2)       6.94
  and subsidiaries
  One Mellon Bank Center
  Pittsburgh, PA 15258

______________________
1) The Capital Group Companies, Inc. has reported that it or its investment advisory subsidiaries have sole dispositive power, but no power to direct the vote, with respect to 10,270,000 shares which were owned by various institutional investors.

2) Mellon Bank Corporation and its subsidiaries, including Mellon Bank, N.A. which acts as trustee of an employee benefit plan of the Corporation, reported that they exercise sole voting power as to 2,029,000 shares, shared voting power as to 10,887,297 shares, sole dispositive power as to 2,108,000 shares, and shared dispositive power as to 215,000 shares.

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

General Information

      Nominees for directorships are recommended by the Corporation's Nominating Committee and nominated by the Board on the basis of their qualifications, including training, experience, integrity and independence of mind, to render service to the Corporation. The Corporation's By-Laws generally provide that the Corporation shall not elect or propose for election as a director any non-employee who will have attained the age of 70 (72 for persons who served as directors and were at least 60 years of age on October 12, 1987) at the date of such election or proposed election. Federal law restricts the extent to which the Corporation may have interlocking directorates with other companies.

      The number of directors constituting the entire Board may not be less than nine nor more than fifteen, as may be fixed from time to time by resolution adopted by a majority of the entire Board. No decrease in the number of directors on the Board may shorten the term of any incumbent director. The majority of the Board may adopt a resolution to increase the number of directors to not more than fifteen and may elect a new director or directors to fill any such newly created directorship. Similarly, vacancies occurring on the Board for any reason may be filled by majority vote of the remaining directors. Any such Board-elected director will hold office until the Corporation's next annual meeting of stockholders and the election and qualification of a successor.

      Under the Corporation's Certificate of Incorporation, any director may be removed from office by the stockholders of the Corporation only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of the outstanding shares of Common Stock.

Meetings and Compensation

      The Board held six regular meetings and two special meetings during 1994. Directors who are not also officers and employees of the Corporation receive annual cash directors' fees of $12,000 for serving on the Board and a fee of $1,250 per day plus expenses for each meeting of the Board or committee attended. In addition, the Corporation has a Directors Restricted Stock Plan pursuant to which directors receive $12,000 annually in restricted stock of the Corporation. The Board has standing Policy, Audit, Executive Compensation and Nominating Committees. Chairmen of the Audit, Executive Compensation and Nominating Committees receive annual fees of $6,000, $3,500 and $3,500, respectively, to be paid in cash in addition to regular directors' and meeting fees. Committee chairmen and committee members who are also officers and employees of the Corporation receive no annual directors', chairman's or meeting fees.

      The Corporation maintains a memorial gift program for all of its current directors, directors who retired since 1992, and certain executive officers. Retired directors eligible for the memorial gift program are:
M.L. Borchelt, Glen Churchill, Martin E. Fate, Jr., Drayton McLane, Jr., James M. Moroney, Jr., Thomas B. Walker, Jr., and Samuel W. White, Jr. Nineteen current directors and executive officers are eligible for this program. Under this program, the Corporation will make donations in a director's or executive officer's name to up to three charitable organizations in an aggregate of $500,000, payable by the Corporation upon such person's death. The Corporation maintains corporate-owned life insurance policies to fund the program. The annual premiums paid by the Corporation are based on pooled risks and average $17,013 per participant for 1994 and 1993, and $17,200 per participant for 1992.

      The Corporation has retained Glenn Biggs under a Memorandum of Agreement to pursue special business development activities in Mexico on behalf of the Corporation. This agreement, which provides for a monthly fee of $10,000, lasts through December 31, 1995 and may be extended by mutual agreement between Mr. Biggs and the Corporation.

      All current directors attended more than 75 percent of the total number of meetings held by the Board and each committee on which such directors served in 1994.

Policy Committee

      The Policy Committee, currently consisting of Messrs. Brooks (Chairman), Barlow, Foy and Rasmussen, held 7 meetings in 1994. The Policy Committee reviews and makes recommendations to the Board concerning major policy issues, considers the composition, structure and functions of the Board and its committees and reviews existing corporate policies and recommends changes when appropriate. The Policy Committee has authority to act as and on behalf of the Board when the full Board is not in session.

Audit Committee

      The Audit Committee, currently consisting of Ms. Boren and Messrs. Rasmussen (Chairman), Biggs, Carlton, Lawless, Templeton, and Ward, held 6 meetings in 1994. The Audit Committee recommends to the Board the independent public accountants to be selected; discusses with the internal auditors and independent public accountants the overall scope, plans and results of their audits, and their evaluations of internal controls and the overall quality of the Corporation's accounting and financial reporting practices; facilitates any private communication with the Committee desired by the internal auditors or independent public accountants; discusses with management, internal auditors and the independent public accountants the Corporation's accounting and financial reporting principles and policies; monitors the program to ensure compliance with the Corporation's business ethics policy; and may direct and supervise an investigation into any significant matter brought to its attention within the scope of its duties.

Executive Compensation Committee

      The Executive Compensation Committee, currently consisting of Ms. Boren and Messrs. Foy (Chairman), Lawless, Powell and Templeton, held 4 meetings in 1994. The Executive Compensation Committee determines the executive compensation philosophy of the Corporation, reviews benefit programs and management succession programs, sets the salaries for the executive officers of the Corporation and reviews and recommends salaries for the chief executive officers of the Corporation's principal subsidiaries.

Nominating Committee

      The Nominating Committee, currently consisting of Messrs. Barlow (Chairman), Biggs, Carlton, Powell, and Ward, held 3 meetings in 1994.
The Nominating Committee reviews candidates for election to the Board and recommends qualified candidates to fill existing vacancies or newly created directorships. The Nominating Committee welcomes stockholder suggestions for Board nominations. Such suggestions should be directed to Mr. Brooks, Chairman, President and Chief Executive Officer, who will forward them to the Nominating Committee.

Compliance with Section 16(a) of the Securities Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934 and Section 17(a) of the Public Utility Holding Company Act of 1935 require the Corporation's officers and directors, and persons who beneficially own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) reports they file.

      Based solely on the Corporation's review of the copies of such forms received and written representations from certain reporting persons, the Corporation believes that during the 1994 calendar year all such filing requirements applicable to its officers, directors and greater-than-ten-percent stockholders were complied with except that Mr. Foy did not file a report with respect to a purchase of 860 shares of common stock in March and 1,000 shares of common stock in May. Additionally, Mr. Ward did not file a report with respect to a purchase of 300 shares of common stock in June. These omissions were corrected upon discovery, and Messrs. Foy and Ward reported their transactions on Forms 4 filed in June and July, respectively.

Compensation Committee Interlocks and Insider Participation

      No person serving during 1994 as a member of the Executive
Compensation Committee of the Board served as an officer or employee of the Corporation or any of its subsidiaries during or prior to 1994.

      No person serving during 1994 as an executive officer of the Corporation serves or has served on the compensation committee or as a director of another company, one of whose executive officers serves as a member of the Executive Compensation Committee or as a director of the Corporation.

                 Proposal 2: APPROVAL OF APPOINTMENT OF
                     INDEPENDENT PUBLIC ACCOUNTANTS

      Subject to the approval of the stockholders, the Board of the Corporation has reappointed Arthur Andersen LLP, independent public accountants, as auditors to examine the financial statements of the Corporation and its subsidiaries for 1995. The affirmative vote of a majority of shares of Common Stock represented at the Meeting is required to approve such reappointment. The Corporation is advised that neither Arthur Andersen LLP nor any of its partners has any material direct or indirect relationship with the Corporation or any of its subsidiaries, and that Arthur Andersen LLP qualifies as an independent public accountant as to the Corporation and its subsidiaries under the applicable rules of the SEC.

      A representative of Arthur Andersen LLP will be present at the Meeting with the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

      The Board of Directors of the Corporation unanimously recommends that stockholders vote FOR the appointment of Arthur Andersen LLP.

                 Proposal 3: TRANSACTION OF OTHER BUSINESS

      At the date hereof, the management of the Corporation knows of no other business to come before the Meeting. If any other business is properly presented at the Meeting, the proxies will be voted in respect thereof in the discretion of the person or persons voting them.

EXECUTIVE COMPENSATION

Executive Compensation Committee Report

      The Corporation's executive compensation program has as its foundation the following objectives:

      * Maintaining a compensation program designed to support the corporate goal of providing superior value to our stockholders and customers,

      * Providing comprehensive programs which serve to facilitate the recruitment, retention and motivation of qualified executives, and

      * Rewarding key executives for achieving financial, operating and personal objectives that produce a corresponding and direct return to the Corporation's stockholders in both the long-term and the short-term.

      The Executive Compensation Committee of the Board (Committee), which consists of five independent, outside directors, has designed the Corporation's compensation programs around a strong pay-for-performance philosophy. The Committee strives to maintain competitive levels of total compensation as compared to peers in the utility industry.

      Each year, the Committee conducts a comprehensive review of the Corporation's executive compensation programs. The Committee is assisted in these efforts by an independent consultant and by the Corporation's internal staff, who provide the Committee with relevant information and recommendations regarding the compensation policies and specific compensation matters. This review is designed to ensure that the proper programs are in place to enable the Corporation to achieve its strategic and operating objectives and provide superior value to its stockholders, the Corporation's customers, and to document our relative competitive position.

      To maintain competitive, comprehensive compensation, the Committee reviews a comparison of the Corporation's compensation programs with those offered by comparable companies within the utility industry. For each component of compensation as well as total compensation, the Committee seeks to ensure that the Corporation's level of compensation for expected level of performance approximates the average or mean for executive
officers in similar positions at comparable companies.   Performance above
or below expected levels is reflected in a corresponding increase or reduction in the incentive portion of our compensation program.

      The amounts of each of the primary components of executive compensation--salary, annual incentive plan awards, and long-term incentive plan awards--will fluctuate according to individual and/or corporate performance, as described in detail in this report. Corporate performance for these purposes is measured against a peer group of selected companies in the utility industry (Utility Peer Group). The Utility Peer Group consists of twenty-five large, high-credit quality utility companies, large regional competitors and large electric utility holding companies. The Committee believes that the composition of the Utility Peer Group establishes rigorous performance benchmarks appropriate for compensation purposes.

      The Corporation's executive compensation program includes several components, serving long- and short-term objectives and taking advantage of several federal income tax incentives, which are not directly performance-based. The Corporation provides its senior executive officers with benefits under the Supplemental Executive Retirement Plan and all executive officers with certain executive perquisites (as noted elsewhere in this Proxy Statement.) In addition, the Corporation maintains for each of its executive officers a package of benefits under its pension and welfare benefit plans that are generally provided to all employees, including group health and life, disability and accident insurance plans, tax-advantaged reimbursement accounts, a defined benefit pension plan and the ThriftPlus 401(k) thrift plan.

      The following describes the relationship of compensation to performance for the principal components of executive officer compensation:

      Base Salary. Each executive officer's corporate position is assigned a salary grade reflecting the Corporation's evaluation of the position's overall contribution to corporate goals and the value the labor market places on the associated job skills. A range of appropriate salaries is then assigned to that salary grade. Each January, the salary ranges may be adjusted for market conditions, including practices in the Utility Peer Group, inflation, and supply and demand in the labor markets. The midpoint of the salary range (Salary Midpoint) corresponds to a 'market rate' salary which the Committee believes is appropriate for an experienced executive who is performing satisfactorily, with salaries in excess of Salary Midpoint appropriate for executives whose performance is excellent or exemplary.

      Any progression or regression within the salary range for an executive officer depends upon a formal annual review of job performance, accomplishments and progress toward individual goals and objectives. The results of executive officers' performance evaluations form a part of the basis of the Committee's decision to approve base salaries of executive officers. Corporate performance factors affect progress within salary ranges in several ways. First, corporate or departmental financial and other results are one of the best methods for evaluating various elements of an individual executive officer's performance. Second, corporate or departmental results or budgets may limit the extent to which an executive officer may progress in salary for a given year.

      Incentive Programs-General. The executive incentive programs are designed to strike an appropriate balance between short-term accomplishments and the Corporation's need to effectively plan for and perform over the long-term.

      Incentive Programs-Annual Incentive Plan.  The Annual Incentive Plan
(AIP) is a short-term bonus plan rewarding annual performance. AIP awards are determined under a formula that directly ties the amount of the award with levels of achievement for specific individual and corporate goals. The amount of an executive officer's AIP award equals the arithmetic product of (i) that officer's target award and (ii) a composite performance index that can vary from 0 to a maximum of 1.5, as explained below.

      The composite performance index for executive officers generally is the arithmetic product of two equally weighted indices, a corporate performance index and an individual performance index. For those executive officers whose principal responsibility is to a subsidiary of the Corporation, a third equally weighted index consisting of a performance index for that subsidiary may, in the discretion of the Committee, be factored into the composite index.

      The corporate performance index is determined solely by the Corporation's earnings per share. Threshold, target and exceptional levels of earnings per share are set by the Committee in January of each year. The Committee considers both historic performance and the current year plan level of earnings per share. If the Corporation fails to achieve the threshold level of earnings per share, the corporate performance index will equal zero and, thus, no AIP awards will be paid by the Corporation for that year (regardless of the levels of the individual or subsidiary performance indices.)

      The individual performance index represents the average of results achieved on several individual goals and a subjective evaluation of overall job performance. Although individual performance goals do not necessarily directly correlate to identifiable corporate performance, these goals are constructed to support departmental corporate initiatives and performance. If a given individual fails to achieve a minimum threshold performance level on the individual performance index, that individual does not earn an AIP award for that year regardless of the levels of the corporate or subsidiary performance indices.

      The performance index for a given subsidiary represents the weighted average of performance indices that measure the achievement of specific objective and/or subjective goals that are set and weighted at the beginning of the year for that subsidiary. The specific goals generally will include achieving specified earnings levels and one or more non-financial goals such as achievement of specified customer satisfaction ratings, productivity measures or strategic goals. If a given subsidiary of the Corporation fails to achieve a minimum threshold level of performance on each of its performance goals, the subsidiary performance index will equal zero and, thus, executive officers of that subsidiary will not earn an AIP award for that year (regardless of the levels of the corporate or individual performance indices.)

      Target awards for executive officers have been fixed at 40 percent of Salary Midpoint for senior executives, 30 percent of Salary Midpoint for subsidiary presidents, and 20 percent of Salary Midpoint for other executive officers; thus, the corresponding maximum AIP awards that can be earned by executive officers of the Corporation range from 60 percent (40 percent X 1.5) to 30 percent (20 percent X 1.5) of Salary Midpoint based on the position of the executive officer in the Corporation. These targets are established by a review of competitive practice among the Utility Peer Group.

      Performance under the AIP is measured or reviewed by each executive officer's superior officer, or in the case of the chief executive officer, the Committee, with the assistance of internal staff. The results are reviewed and are subject to approval by the Committee. Under the terms of the AIP, the Committee in the exercise of its discretion may vary corporate or company performance measures and the form of payment for AIP awards from year-to-year prior to establishing the awards, including payment in cash or restricted stock, as determined by the Committee.

      In 1994, AIP awards were determined based on the corporate performance index and the individual performance index. The subsidiary performance index was not used, as each company was transitioning to new organizational structures during the year and the Committee desired to emphasize overall corporate performance. For 1994, the Corporation achieved 71% of the corporate performance index, based on the earnings per share measure. Accordingly, executive officers had the opportunity, based on individual performance results, to earn AIP awards for 1994 up to a maximum for senior executive officers of 42.6 percent of Salary Midpoint and for other executive officers of 21.3 percent of Salary Midpoint.
These awards were paid in the form of cash to all participants in January
1995.

      Incentive Programs-Long-Term Incentive Plan. Amounts realized by the Corporation's executive officers under awards made to date pursuant to the Central and South West Corporation 1992 Long-Term Incentive Plan (LTIP) depend entirely upon corporate performance. The Committee selects the form and amount of LTIP awards, based upon its evaluation of which vehicles then are best positioned to serve as effective incentives for long-term performance.

      Since 1992, the Committee has established LTIP awards primarily in the form of performance shares. These awards provide incentives both for exceptional corporate performance and retention. Each year, the Committee has set a target award of a specified dollar amount for each awardee. The dollar amount corresponding to the target award is divided by the per share market price of the Corporation's common stock on the date the award is established to derive the number of shares of such stock that will be issued if target performance is achieved by the Corporation.

      The payout of such an LTIP award is based upon a comparison of the Corporation's total stockholder return over a three-year period, or "cycle," against total stockholder returns of utilities in the Utility Peer Group over the same three-year period. Total stockholder return is calculated by dividing (i) the sum of (A) the cumulative amount of dividends per share for the three-year period, assuming full dividend reinvestment, and (B) the change in share price over the three-year period, by (ii) the share price at the beginning of the three-year period. If the Corporation's total stockholder return for a cycle falls in one of the top three quartiles of total stockholder returns achieved at companies in the Utility Peer Group and exceeds a certain defined minimum threshold, the Corporation will make a payout to participants for the three-year cycle then ending. First, second and third quartile performance will result in payouts of 150 percent, 100 percent and 50 percent of target, respectively.

      Each year since inception of the LTIP, a new three-year performance cycle has been established. The first performance-based restricted stock awards under the LTIP were established in 1992 for a three-year cycle through 1994. The Committee is scheduled to evaluate the 1992-94 cycle I performance under the LTIP in late March 1995.

      The Corporation from time to time has also granted stock options under the LTIP. Stock options are granted at the discretion of the Committee. The stock options, once vested, allow grantees to buy specified numbers of shares of the Corporation's common stock at a specified strike price, which to date has been the market price on the date of grant. In determining grants to date, the Committee has considered both the number and value of options granted by companies in the Utility Peer Group with respect to both the number and value of options awarded by the Corporation, and the relative amounts of other long-term incentive awards at the Corporation and such peers. The executive officers' realization of any value on the options depends upon stock appreciation.

      The Committee does not consider the current number or value of options or restricted stock held by the Corporation's executive officers in determining the value and size of restricted stock and option awards under the LTIP. No executive officer owns in excess of one percent of the Corporation's Common Stock. Further, the amounts of LTIP awards are measured against similar practices at other companies in the Utility Peer Group.

      Tax Considerations. Section 162(m) of the Internal Revenue Code, as amended (Code), generally limits the Corporation's federal income tax deduction for compensation paid to any one executive officer named in the Corporation's proxy statement to $1 million. The limit does not apply to specified types of payments, including, most significantly, payments that are not includible in the employee's gross income, payments made to or from a tax-qualified plan, and compensation that meets the Code definition of performance-based compensation. Under the tax law, the amount of an incentive award must be based entirely on an objective formula, without any subjective consideration of individual performance, to be considered performance-based. To date, Code section 162(m) has not limited the deductibility of the Corporation's compensation of its executive officers under its current compensation policies.

      The Committee has carefully considered the impact of this tax law. At this time, the Committee believes it is in the Corporation's and stockholders' best interests to retain the subjective determination of individual performance under the AIP. Consequently, the payments under the AIP, if any, to the named executive officers may be subject to the limitation imposed by the Code section 162(m). The Corporation believes that amounts awarded to date under the LTIP are or will be deductible under the Code. The Committee believes that it is appropriate to continue with the existing design and maximize tax deductibility when consistent with the Committee's overall compensation philosophy. Should federal income tax deductibility of one or more elements of the Corporation's executive compensation become an issue for the Corporation under Code section 162(m), the Committee will consider deductibility in its annual analysis of the Corporation's executive compensation programs.

Rationale for CEO Compensation

      In 1994, Mr. Brooks' compensation was determined as described above for all of the Corporation's executive officers.

      * Mr. Brooks' annual salary increased to $625,000 in November 1994. The Committee based its subjective decision to increase Mr. Brooks' annual salary on Mr. Brooks' role in advancing important corporate initiatives designed to enhance the Corporation's performance and position as a strong utility. These significant initiatives were equally important to the Committee and are as
          follows:   Mr. Brooks' role in overseeing the Corporation's
          restructuring and resultant operations and maintenance expense reductions, his role in pursuing the proposed El Paso merger, and his management of the Corporation's position in CPL's rate and related regulatory proceedings, Mr. Brooks' role in addressing the performance of the Corporation's South Texas Project, his oversight of and formulation of strategies for non-utility businesses, and a subjective review of the level of corporate earnings achieved for 1994. In addition, as part of its overall annual review of executive compensation, the Committee reviewed Mr. Brooks' salary range and Salary Midpoint and adjusted each based on changes in the salaries of chief executive officers at comparable regional utilities (not limited to the Utility Peer Group.)

      * Like those of other senior executive officers, Mr. Brooks' target AIP award for 1994 was 40 percent of his Salary Midpoint. In 1994, the Corporation achieved earnings per share in excess of the AIP threshold which, together with the Committee's subjective evaluation of Mr. Brooks' individual performance, resulted in a $162,739 AIP award, which was paid in cash in January 1995. Mr. Brooks' individual goals corresponded to the Corporation's strategic goals adopted in pursuit of its overall goal to maximize stockholder value. The Corporation achieved significant milestones for each of such strategic goals.

      * In 1994, the Committee established Mr. Brooks' target award for the LTIP cycle 1994-1996 of $357,008 to be paid in shares of restricted stock in 1997 if performance measures are met. This target amount was derived by reference to the number and value of grants to chief executive officers at comparable companies (not limited to the Utility Peer Group.) In 1994, Mr. Brooks also received a grant of stock options. This grant was made pursuant to stock option grants given to every management employee of the Corporation to motivate these employees and further focus their attention on enhancing stockholder value following the 1994 reorganization. The options provide Mr. Brooks with the right, upon vesting, to acquire 38,579 shares at an exercise price of $24.813. These options have a ten-year term and vest one-third in each of the next three years.

                                         EXECUTIVE COMPENSATION COMMITTEE

                                         Joe H. Foy, Chairman
                                         Molly Shi Boren
                                         Robert W. Lawless
                                         James L. Powell
                                         J. C. Templeton


Cash and Other Forms of Compensation

      The following table sets forth the aggregate cash and other compensation for services rendered for the fiscal years of 1994, 1993, and 1992 paid or awarded by each registrant to the Chief Executive Officer and each of the four most highly compensated executive officers, other than the Chief Executive Officer, whose salary and bonus exceeds $100,000 and up to two additional individuals (if any) not holding an executive officer position as of year-end but who held such a position at any time during the year, and whose compensation for the year would have placed them among the four most highly compensated executive officers.

                                                        SUMMARY COMPENSATION TABLE

                                    Annual Compensation                                Long Term Compensation
                                                                                        Awards             Payouts
                                                                  Other
                                                                  Annual      Restricted     Securities                All Other
                                                                  Compen-     Stock          Underlying     LTIP       Compen-
     Name and                             Salary      Bonus       sation      Award(s)       Options/       Payouts    sation
Principal Position            Year         ($)        ($)(1)      ($)(1)      ($)(1)(2)      SARs(#)          ($)       ($)(3)
E.R. Brooks                   1994        599,765        -        20,577         -           38,579            -       24,485
  Chairman, President         1993        549,167     57,265      20,579      57,236            -              -       28,334
  and Chief Executive         1992        490,000     89,076      13,981      89,063         28,596            -       27,498
  Officer

T.V. Shockley, III            1994        392,389        -        12,693         -           23,702            -       22,235
  Executive Vice              1993        373,333     35,462      12,606      35,402            -              -       24,796
  President                   1992        332,500     54,900      11,022      54,858         18,529            -       24,065

Harry D. Mattison             1994        382,388        -         8,765         -           23,702            -       24,485
  Executive Vice              1993        363,333     38,773       9,538      38,750            -              -       28,333
  President                   1992        322,500     54,900       9,361      54,858         18,529            -       27,498

Ferd. C. Meyer, Jr.           1994        320,637        -         8,236         -           18,459            -       22,235
  Senior Vice                 1993        307,167     30,688      12,346      30,632            -              -       24,796
  President and               1992        285,000     48,898       7,846      48,914         14,430            -       24,065
  General Counsel


                                                        SUMMARY COMPENSATION TABLE
                                                                (continued)

                                    Annual Compensation                              Long Term Compensation
                                                                                      Awards                Payouts
                                                                  Other
                                                                  Annual      Restricted     Securities                All Other
                                                                  Compen-     Stock          Underlying     LTIP       Compen-
     Name and                             Salary      Bonus       sation      Award(s)       Options/       Payouts    sation
Principal Position            Year         ($)        ($)(1)      ($)(1)      ($)(1)(2)       SARs(#)         ($)       ($)(3)
Glenn D. Rosilier             1994        311,541        -         6,714         -           18,459            -       22,235
  Senior Vice                 1993        294,450     32,117      11,872      32,084            -              -       24,796
  President and Chief         1992        263,590     48,898       6,299      48,914         14,430            -       24,065
  Financial Officer

______________________
1)  Amounts in this column are paid or awarded in a calendar year for performance in a preceding year.

2)  Grants of restricted stock are administered by the Executive Compensation
    Committee of the Board, which has the authority to determine the individuals to whom and the terms upon which restricted stock grants shall be made.  The awards reflected in this column all have four-year vesting periods with 20% of the stock vesting on the first, second and third anniversary dates of the award and 40% vesting on the fourth such anniversary.  Upon vesting, shares of Common
    Stock are re-issued without restrictions.  The individual receives dividends and may vote shares of restricted stock, even before they are vested.  The amount reported in the table represents the market value of the shares at the date of grant.  As of the end of 1994, the aggregate restricted stock holdings of each of the Named Executive Officers were:
                                                                                     (continued)...

______________________
2)...(continued)
                                  Restricted Stock Held       Market Value at
                                  at December 31, 1994        December 31, 1994

        E.R. Brooks ..............        4,760                      107,695
        T.V. Shockley, III .......        3,226                       72,988
        Harry D. Mattison ........        3,236                       73,215
        Ferd C. Meyer, Jr. .......        2,843                       64,323
        Glenn D. Rosilier ........        2,507                       56,721

3) Amounts shown in this column consist of (i) the annual employer matching payments to CSW's Thrift Plus Plan, (ii) premiums paid per participant for personal liability insurance, and (iii) average amounts of premiums paid per participant in those years under CSW's memorial gift program. See "OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS--Meetings and Compensation" for a description of the Corporation's memorial gift program.


Option/SAR Grants

    Shown below is information on grants of stock options made in 1994 pursuant to the 1992 LTIP to the Named Executive Officers. No stock appreciation rights were granted in 1994.

                                                      Option/SAR Grants in 1994 (1)

                                                                                   Potential Realizable Value
                                                                                   at Assumed Annual Rates of
                                                                                   Stock Price Appreciation
                                     Individual Grants                             for Option Term (3)
                          Number of
                          Securities     % of Total
                          Underlying/   Options/SARs
                          Options/      Granted to     Exercise or
                          SARs          Employees      Base Price    Expiration
Name                      Granted (2)   in Fiscal YR   ($/Share)        Date        5% ($)        10% ($)
E.R. Brook                   38,579         3.4%         $24.813      4/1/2004     $603,074     $1,522,045
T.V. Shockley, III           23,702         2.1%          24.813      4/1/2004      370,514        935,107
Harry D. Mattison            23,702         2.1%          24.813      4/1/2004      370,514        935,107
Ferd. C. Meyer, Jr.          18,459         1.6%          24.813      4/1/2004      288,555        728,257
Glenn D. Rosilier            18,459         1.6%          24.813      4/1/2004      288,555        728,257

______________________
1)  The stock option plans are administered by the Executive Compensation Committee of the Board of Directors, which has the authority to determine the individuals to whom and the terms at which option and SAR grants shall be made.

2)  All options were granted on April 20, 1994 and are first exercisable 12 months after the grant date, with one-third of the shares becoming exercisable at that time and with an additional one-third of the aggregate becoming exercisable on each of the next two anniversary dates.

3)  The annual rates of appreciation of 5% and 10% are specifically required by SEC disclosure rules and in no way guarantee that such annual rates of appreciation will be achieved by the Corporation, nor should this be construed in any way to constitute any representation by the Corporation that such growth will be achieved.



Option/SAR Exercises and Year-End Value Table

    Shown below is information regarding option/SAR exercises during 1994 and unexercised options/SARs at December 31, 1994 for the Named Executive Officers.

                                                 Aggregated Option/SAR Exercises in 1994
                                                  and Fiscal Year-End Option/SAR Values


                                                          Number of
                                                          Securities      Value of
                                                          Underlying      Unexercised
                                                          Unexercised     In-the-Money
                                                          Options/SARs    Options/SARs
                                                Value     at Year-End     at Year-End ($)
                             Shares Acquired   Realized   Exercisable/    Exercisable/
       Name                  on Exercise (#)     ($)      Unexercisable   Unexercisable (1)
      E. R. Brooks                 -             -        19,062/48,113          -/-
      T. V. Shockley, III          -             -        12,352/29,879          -/-
      Harry D. Mattison            -             -        12,352/29,879          -/-
      Ferd. C. Meyer, Jr.          -             -         9,620/23,269          -/-
      Glenn D. Rosilier            -             -         9,620/23,269          -/-


_______________
1)  Based on the New York Stock Exchange December 31, 1994 closing price of the
    Corporation's Common Stock of $22.625 per share and the exercise prices of
    $29.625 and $24.813 per share.



Long-Term Incentive Plan Awards - Awards in 1994

     The following table shows information concerning awards made to the Named
Executive Officers during 1994 under cycle III of the LTIP:

                                                Performance or        Estimated Future Payouts under
                            Number of           Other Period            Non-Stock Price Based Plans
                            Shares, Units or    Until Maturation    Threshold      Target      Maximum
Name                        Other Rights        or Payout (1)          ($)          ($)          ($)
E. R. Brooks                       --                2 years            --        357,008      535,512
T. V. Shockley, III                --                2 years            --        211,723      317,585
Harry D. Mattison                  --                2 years            --        211,723      317,585
Ferd. D. Meyer, Jr.                --                2 years            --        166,244      249,366
Glenn D. Rosilier                  --                2 years            --        166,244      249,366

_______________
1)  As these grants were established in March, 1994 with a three-year performance measurement period, two years now remain until maturation.


      Payouts of the awards are contingent upon the Corporation's achieving a specified level of total stockholder return, relative to a peer group of utility companies, for a three-year period, or cycle, and exceeding a certain defined minimum threshold. Total stockholder return is calculated by dividing (i) the sum of (A) the cumulative amount of dividends per share for the three-year period, assuming full dividend reinvestment, and (B) the change in share price over the three-year period, by (ii) the share price at the beginning of the three-year period. If the Named Executive Officer's employment is terminated during the performance period for any reason other than death, total and permanent disability or retirement, then the award is canceled. The first awards under the LTIP were established in 1992 for a three-year cycle through 1994. The Executive Compensation Committee is scheduled to evaluate cycle I performance under the LTIP in March, 1995.

      The LTIP contains a provision accelerating awards upon a change in control of the Corporation. If a change in control of the Corporation occurs, (a) all options and SARs become fully exercisable, (b) all restrictions, terms and conditions applicable to all restricted stock are deemed lapsed and satisfied and all performance units are deemed to have been fully earned, as of the date of the change in control. Awards which have been granted and outstanding for less than six months as of the date of change in control are not then exercisable, vested or earned on an accelerated basis. The LTIP also contains provisions designed to prevent circumvention of the above acceleration provisions generally through coerced termination of an employee prior to the change in control of the Corporation.

Retirement Plan
                             Pension Plan Table

                                        Annual Benefits After
Average compensation             Specified Years of Credited Service
                            15           20           25        30 or more

$250,000 ............   $ 62,625     $ 83,333     $104,167      $125,000
 350,000 ............     87,675      116,667      145,833       175,000
 450,000 ............    112,725      150,000      187,500       225,000
 550,000 ............    137,775      183,333      229,167       275,000
 650,000 ............    162,825      216,667      270,833       325,000
 750,000 ............    187,875      250,000      312,500       375,000

      Executive officers are eligible to participate in the tax-qualified, Central and South West System Pension Plan like other employees of the Corporation. Certain executive officers, including the Named Executive Officers, are also eligible to participate in the Special Executive Retirement Plan (SERP), a non-qualified ERISA excess benefit plan. Such pension benefits depend upon years of credited service, age at retirement and the amount of covered compensation earned by a participant. The annual normal retirement benefits payable under the pension and the SERP are based on 1.67% of "Average Compensation" times the number of years of credited service (reduced by (i) no more than 50% of a participant's age 62 or later Social Security benefit and (ii) certain other offset benefits).

      "Average Compensation" is the covered compensation for the plans and equals the average annual compensation, reported as salary in the Summary Compensation Table, during the 36 consecutive months of highest pay during the 120 months prior to retirement. The combined benefit levels in the table above, which include both pension and SERP benefits, are based on retirement at age 65, the years of credited service shown, continued existence of the plans without substantial change and payment in the form of a single life annuity.

      Respective years of credited service and ages, as of December 31, 1994, for the Named Executive Officers are as follows: Mr. Brooks, 30 and 57; Mr. Shockley, 11 and 50; Mr. Mattison, 30 and 58; Mr. Meyer, 12 and 55; and Mr. Rosilier, 19 and 47. In addition, Mr. Shockley and Mr. Meyer have arrangements with the Corporation under which they will receive a total of 30 years of credited service under the SERP if they remain employed by the Corporation through ages 60 and 65, respectively. In 1992, Mr. Meyer completed five consecutive years of employment which entitled him to receive five additional years of credited service under the SERP as included in his years of credited service set forth above in this paragraph.

Performance Graph

      Set forth below is a line graph comparing the cumulative total stockholder return on the Corporation's Common Stock with the cumulative total return of companies comprising the Standard & Poor's 500 Stock Index (S&P 500) and the Standard & Poor's Electric Companies Index (S&P Electric Cos.).

                   Comparison of Five Year Cumulative Total Return (1)
              Among Central and South West Corporation , the S&P 500 Index
                           and the S&P Electric Cos. Index (2)

[Presented in tabular format, with graph submitted as a paper exhibit pursuant to Regulation S-T, [Section] 232.304]

                      S&P         S&P
           YEAR       500     Electric Cos.     CSW
           ----      ----     -------------     ----
           1989      $100         $100          $100
           1990        97          103           117
           1991       126          134           153
           1992       136          141           175
           1993       150          159           191
           1994       138          152           153

___________________
1)  This illustration assumes $100 invested on December 31, 1989 in
    Central and South West Corporation Common Stock, the S&P 500 Index and the S&P Electric Companies Index. Each mark on the axis displaying the years 1989 through 1994 represents December 31 of that year.
    Total Return includes investment of all dividends. The historical stockholder return shown above may not be indicative of future performance.
                                                             (continued)...

___________________
2)...(continued)
    The peer group used for executive compensation purposes is not used for the Corporation's performance graph above, which reflects the S&P Electric Companies Index, a broader index. The Corporation believes its stockholders, who as a group have a wide range of other investments including utility investments, find a broader measure of performance in the electric utility industry more useful. See "EXECUTIVE COMPENSATION-Executive Compensation Committee Report" for information about the peer group used for executive compensation purposes.

                                    CENTRAL AND SOUTH WEST CORPORATION


                                      /s/ E. R. BROOKS
                                    E.  R.  Brooks
                                    Chairman, President and
                                     Chief Executive Officer


March 13, 1995





CSW


CENTRAL AND SOUTH WEST CORPORATION


1994 FINANCIAL REPORT












                                             APPENDIX A

                          Table of Contents




Management's Discussion and Analysis
   of Financial Condition and Results of Operations...........  1

Consolidated Statements of Income............................. 20

Consolidated Statements of Retained Earnings.................. 21

Consolidated Balance Sheets................................... 22

Consolidated Statements of Cash Flows......................... 24

Notes to Consolidated Financial Statements.................... 25

Report of Independent Public Accountants...................... 62

Report of Management.......................................... 63

Glossary of Terms............................................. 64












NOTE: The graphs presented in this APPENDIX A are described at the bottom of page 65.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CENTRAL AND SOUTH WEST CORPORATION

      Reference is made to CSW's Consolidated Financial Statements and related Notes and Selected Financial Data. The information contained therein should be read in conjunction with, and is essential in understanding, the following discussion and analysis.

Overview
      The electric utility industry is changing rapidly and becoming more competitive. Several years ago, in anticipation of increasing competition and fundamental changes in the industry, CSW's management developed a four-part strategic plan. This plan is designed to help position CSW to be competitive in the rapidly changing environment that the CSW System currently faces. The four-part strategy is:


       Enhance CSW's core electric utility business.

       Expand CSW's core electric utility business.

       Expand CSW's non-utility business.

       Pursue financial initiatives.

      Since the introduction of CSW's strategic plan in 1990, CSW has undertaken initiatives in each of these areas that are important steps in the implementation of the overall strategy. These initiatives were marked by the efforts in the proposed acquisition of El Paso and the continued restructuring of CSW's core business. In addition, CSW has faced some operational challenges during the past two years with the outage and 1994 restart of STP. These events are discussed below and elsewhere in this report.

      CSW and the Electric Operating Companies believe that, compared to other electric utilities, the CSW System is well positioned to meet future competition. The CSW System benefits from economies of scale and scope by virtue of its size and is a relatively low-cost producer of electric power. Moreover, CSW is taking steps to enhance its marketing and customer service, reduce costs, improve and standardize business practices, and grow through strategic acquisitions, in order to position itself for increased competition in the future.

Proposed Acquisition of El Paso
      El Paso filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code on January 8, 1992. In May 1993, CSW entered into a Merger Agreement pursuant to which El Paso would emerge from bankruptcy as a wholly-owned subsidiary of CSW. El Paso is an electric utility company headquartered in El Paso, Texas, engaged principally in the generation and distribution of electricity to approximately 262,000 retail customers in west Texas and southern New Mexico. El Paso also sells electricity under contract to wholesale customers in a number of locations including southern California and Mexico.

      On July 30, 1993, El Paso filed the Modified Plan and a related proposed form of disclosure statement providing for the acquisition of El Paso by CSW. On November 15, 1993, all voting classes of creditors and shareholders of El Paso voted to approve the Modified Plan. On December 8, 1993, the Bankruptcy Court confirmed the Modified Plan.

      Under the Modified Plan, the total value of CSW's offer to acquire El Paso is approximately $2.2 billion. The Modified Plan generally provides for El Paso creditors and shareholders to receive shares of CSW Common, cash and/or securities of El Paso, or to have their claims cured and reinstated. The Modified Plan also provides for claims of secured creditors generally to be paid in full with debt securities of reorganized El Paso, and for unsecured creditors to receive a combination of debt securities of reorganized El Paso and CSW Common equal to 95.5 percent of their claims, and for small trade creditors to be paid in full with cash. The Modified Plan provides for El Paso's preferred shareholders to receive preferred shares of reorganized El Paso, or cash, and for options to purchase El Paso Common to be converted into options to purchase a proportionate number of shares of CSW Common.

      Based on information provided by El Paso, 35,544,330 shares of El Paso Common were outstanding as of the Confirmation Date. The Modified Plan provides for El Paso's common shareholders to receive between $3.00 and $4.50, plus dividends, per share of El Paso Common to be paid in CSW Common as described below. The Merger Agreement provides for each share of El Paso Common to be converted on the Effective Date into the number of shares of CSW Common with a value (based on a value of $29.4583 per share of CSW Common) equal to the sum of (i) $3.00 per share of El Paso Common outstanding on the Confirmation Date, (ii) any proceeds received by El Paso prior to the Effective Date from certain contingent claims based on a value of CSW Common equal to the closing price on the New York Stock Exchange on the day such proceeds are received by El Paso, and (iii) the dividends that would be deemed to have been paid on the amounts described in items (i) and (ii) above from the Confirmation Date, or the date upon which such contingent claims are converted into cash, as the case may be, through and including the Effective Date, as well as dividends that would have been paid on such dividends under (iii) above; provided, however, that the sum of (i) and (ii) above will not exceed $4.50 multiplied by the number of shares of El Paso Common outstanding on the Confirmation Date. If $4.50 per share of El Paso Common has not been realized under items (i) and (ii) above and any of the contingent claims are remaining on the Effective Date, the Modified Plan and Merger Agreement provide for a liquidation trust to be established pursuant to the Modified Plan and for El Paso's rights in those contingent claims to be assigned to the trust. The Modified Plan provides for proceeds resulting from disposition of the assets in the liquidation trust, if any, to be distributed pro rata to the holders of El Paso Common up to $4.50 per share under items (i) and
(ii) above, with any net proceeds thereafter to be returned to El Paso. El Paso has stated publicly that it has realized sufficient proceeds from the contingent claims referred to in item (ii) above so that no liquidation trust would be required.

      The aggregate number of shares of CSW Common that would be issued in connection with the Merger cannot be determined at this time due to certain contingencies, including the future price of CSW Common, future dividend rates on CSW Common and the occurrence and timing of the Effective Date of the Merger. CSW has estimated the value of the shares to be issued to El Paso stakeholders at approximately $569 million based on an assumed Effective Date in the first half of 1995. In addition, CSW expects to make payments in cash of approximately $335 million in connection with the consummation of the Merger, a portion of which would be funded by cash in the El Paso estate and an estimated $200 million of which would be funded from other internal or external sources which may include a new issuance of CSW Common or debt securities. Depending on the number of shares issued and the outcome of other matters discussed below, existing holders of CSW Common could experience short-term dilution in earnings if the Merger is consummated. As of December 31, 1994, the price per share of CSW Common had declined by approximately 31% since May 3, 1993, the date of the Merger Agreement. Because the number of shares of CSW Common and the interest rates of the debt securities that would be issued to the creditor groups in connection with the Merger are to be set on or about the Effective Date, changes in the price of CSW Common and the level of interest rates would affect the economic impact of the proposed acquisition to CSW.

      The Merger is subject to numerous conditions set forth in the Merger Agreement, including but not limited to (i) the receipt of final orders with respect to all required regulatory approvals on terms that would not cause a regulatory material adverse effect as defined in the Merger Agreement, (ii) the receipt of all third party consents, (iii) the absence of a material adverse effect or facts or circumstances that could reasonably be expected to result in a material adverse effect on El Paso or the business prospects of El Paso, (iv) transfer to El Paso of good and marketable title to the leased portion of El Paso's share of Palo Verde, (v) performance by El Paso, CSW and CSW's acquisition subsidiary, CSW Sub, Inc., in all material respects of all covenants contained in the Merger Agreement and (vi) the occurrence of the Effective Date under the Modified
Plan.   Required regulatory approvals and filings in connection  with the Merger include approvals of the FERC, the SEC, the Texas Commission, the New Mexico Commission, the NRC, and filings with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     The Merger Agreement also provides that CSW and El Paso have the right to terminate the Merger Agreement under specified circumstances including without limitation, (i) the filing of a stand-alone rate plan by El Paso, (ii) the failure of the Effective Date to occur within 18 months after the Confirmation Date (i.e., by June 8, 1995), or , if extended by mutual consent of CSW and El Paso, within 24 months of the Confirmation Date (i.e., by December 8, 1995), or (iii) the entering of any order denying any of the required regulatory approvals. In the event the Merger Agreement is terminated, a termination fee is payable in limited circumstances. El Paso is required to pay a termination fee of $50 million to CSW if El Paso terminates the Merger Agreement under certain circumstances and subsequently consummates a merger with another party. CSW and El Paso would be required to pay a $25 million termination fee to the other party in the case of termination based upon a material breach of the Merger Agreement or failure to approve an extension of time permitted to consummate the Merger under specified circumstances. If the Merger Agreement is terminated, whether or not any termination fee is payable, CSW could be required, in most cases, to recognize as an expense deferred costs associated with the Merger, which amounted to approximately $36 million at December 31, 1994. Additionally, under certain circumstances, if the Merger is not consumated, the Merger Agreement provides for CSW to pay El Paso a portion of certain interest costs and certain fees and expenses. CSW's potential exposure as of December 31, 1994 is estimated to be approximately $17.5 million; however, the actual amount, if any, that CSW may be required to pay pursuant to these provisions depends on a number of contingencies and cannot presently be predicted.

      CSW continues to use its best efforts to consummate the Merger. At the same time, however, CSW continues to monitor contingencies which may preclude the consummation of the Merger, including without limitation the potential loss of significant portions of El Paso's service area and significant El Paso customers, including Las Cruces and two military installations, Holloman Air Force Base and White Sands Missile Range, regulatory risks principally related to approval of the Merger and El Paso's request for a rate increase in Texas as well as the effects of the conditions imposed by federal or state regulatory agencies on the approval of the Merger, and operating risks associated with the ownership of an interest in Palo Verde.

     Based upon El Paso's written response to the concerns identified in a September 12 letter from CSW to El Paso and the failure of El Paso to resolve the contingencies set forth above, CSW cannot predict whether, or if so when, the Merger will be consummated. In the event that the proposed Merger is not consummated, there may be ensuing litigation between El Paso and CSW or among other parties to El Paso's bankruptcy proceedings and either or both of El Paso and CSW.

      Management is unable to predict the ultimate outcome of the proposed Merger. In the event that recognition of any or all of these expenses is required, it could have a material adverse impact on CSW's consolidated results of operations in the period they are recognized, but would not be expected to have a material adverse impact on CSW's continuing consolidated results of operations or financial condition.

      See NOTE 11, Commitments and Contingent Liabilities - Proposed Acquisition of El Paso, for additional information related to the proposed El Paso merger.

Restructuring
      As previously reported, the CSW System has taken steps to implement a restructuring and early retirement program designed to consolidate and restructure its operations in order to meet the challenges of the changing electric utility industry and to compete effectively in the years ahead. The underlying goal of the restructuring is to enable the Electric Operating Companies to focus on and be accountable for serving the customer. The restructuring costs were initially estimated to be $97 million and were expensed in 1993. The final costs of the restructuring were approximately $88 million. Approximately $84 million of the restructuring expenditures were incurred during 1994, with the remaining $4 million expected to be incurred during 1995. Approximately $12 million of the restructuring expenses relate to employee termination benefits, $45 million relate to enhanced benefit costs and $31 million relate to employees that will not be terminated. Approximately $60 million of the restructuring costs were paid from or will be paid from general corporate funds. The remaining $28 million represents the present value of enhanced benefit amounts to be paid from the benefit plan trusts to participants over future years in accordance with the early retirement program. The cost of these enhanced benefit amounts will be paid from general corporate funds to the benefit plan trusts over future years. The restructuring is substantially completed, with the remaining activity to take place during 1995. Certain aspects of the restructuring are pending SEC approval under the Holding Company Act.

       CSW expects to realize a number of benefits from the restructuring. Beginning in 1994 and continuing into the future, increased efficiencies and synergies are expected to be realized with the elimination of previously duplicated functions. This leads to enhanced communication and efficiency, which should translate into a reduction in the rate of growth in O&M costs. All restructuring costs are expected to be recovered by early 1996 with reductions in the rate of growth of O&M costs continuing thereafter.

STP
Introduction
      CPL owns 25.2% of STP, a two-unit nuclear power plant which is located near Bay City, Texas. In addition to CPL, HLP, the Project Manager, owns 30.8%, San Antonio owns 28.0%, and Austin owns 16.0%. STP Unit 1 was placed in service in August 1988 and STP Unit 2 was placed in service in June 1989.

       From February 1993 until May 1994, STP experienced an unscheduled outage which has resulted in significant rate and regulatory proceedings involving CPL. These matters, including a base rate case and fuel reconciliation proceedings, are discussed immediately below.

STP Outage
      In February 1993, Units 1 and 2 of STP were shut down by HLP in an unscheduled outage resulting from mechanical problems. HLP determined that the units would not be restarted until the equipment failures had been corrected and the NRC was briefed on the causes of these failures and the corrective actions that were taken. The NRC formalized that commitment in a confirmatory action letter that it supplemented to identify additional issues to be resolved and verified by the NRC before STP could be restarted.

      During the outage, the necessary improvements were made by HLP to address the issues in the confirmatory action letter, as supplemented. On February 15, 1994, the NRC agreed that the confirmatory action letter issues had been resolved with respect to Unit 1, and that it agreed with HLP's recommendation that Unit 1 was ready to restart. Unit 1 restarted on February 25, 1994 and reached 100% power on April 8, 1994. Subsequently, the issues with respect to Unit 2 were resolved and the NRC on May 17, 1994 agreed with HLP's recommendation to restart Unit 2. Unit 2 resumed operation on May 30, 1994 and reached 100% power on June 16, 1994. During 1994, Unit 1 and Unit 2 achieved annual net capacity factors of 75.3% and 54.7%, respectively. During the last six months of 1994, the STP units operated at capacity factors of 98.6% for Unit 1 and 99.2% for Unit 2.

      In June 1993, the NRC placed STP on its "watch list" of plants with "weaknesses that warrant increased NRC attention." The decision to place STP on the watch list followed the June 1993 issuance of a report by an NRC Diagnostic Evaluation Team which conducted a review of STP operations.

      On February 3, 1995, the NRC removed STP from the "watch list". The NRC noted that the four key areas for their decision were sustained improvement throughout 1994, high standards of performance exhibited by the plant, effective maintenance and engineering support resulting in reduced equipment repair backlogs and improved plant reliability, and the open and positive employee climate at the plant. With the NRC reviewing the "watch list" status every 6 months and with Unit 2 achieving 100% power in June of 1994, the February review was the first realistic opportunity for STP to be considered for a change in status. On average, plants previously placed on the "watch list" have stayed on the list for 29 months.

Rates and Regulatory Matters
CPL Rate Inquiry
      Several Cities, the Texas Commission General Counsel and others initiated actions in late 1993 and early 1994 which, if approved by the Texas Commission, would lower CPL's base rates. The requests for a review of CPL's rates arose out of the unscheduled outage at STP which began in February 1993. The STP outage did not affect CPL's ability to meet customer demand because of existing capacity and CPL's purchase of additional energy.

      CPL submitted a filing package on July 1, 1994, to the Texas Commission justifying its current base rate structure. Parties to CPL's base rate case have filed testimony with the Texas Commission recommending reductions in CPL's retail base rates of up to $147 million annually, resulting from a combination of proposed rate base and cost of service reductions, as well as a rate base disallowance of up to $400 million.

      The Texas Commission held hearings in November and December 1994, and all parties have filed briefs in the case. The ALJ is expected to issue a recommended order for consideration by the Texas Commission in April 1995 with a final order from the Texas Commission expected in May 1995. Testimony filed by parties to the rate case, including the Staff, is not binding on either the ALJ or the Texas Commission.

     CPL continues to maintain that its rates are reasonable and that its earnings are within established regulatory guidelines. In addition, CPL strongly believes that 100 percent of its investment in both units of STP belongs in rate base. This belief is based on, among other factors, Units 1 and 2 providing output at high capacity factors since April and June 1994, respectively. In addition, the long-term benefits nuclear generation provides to customers further support their inclusion in rate base. Furthermore, there are no Texas Commission precedents addressing the removal of a nuclear plant from rate base as a performance disallowance. Assuming both units of STP are included in rate base, CPL believes it is not collecting excessive revenues, notwithstanding that market rates of return on common equity are generally lower today than they were in 1990 and 1991, when CPL's base rates were last set.

CPL Fuel
      Pursuant to the substantive rules of the Texas Commission, CPL generally is allowed to recover its fuel costs through a fixed fuel factor. These fuel factors are in the nature of temporary rates, and CPL's collection of revenues by such fuel factors is subject to adjustment at the time of a fuel reconciliation proceeding before the Texas Commission. The difference between fuel revenues billed and fuel expense incurred is recorded as an addition to or a reduction from revenues, with a corresponding entry to unrecovered fuel costs or other current liabilities, as appropriate. Any fuel costs, not limited to under- or over-recoveries, which the Texas Commission determines as unreasonable in a reconciliation proceeding are not recoverable from customers.

      CPL is currently involved in two proceedings before the Texas Commission relating to the recovery of fuel and purchased power costs. CPL originally filed Docket No. 12154 seeking approval of a customer surcharge to recover fuel and purchased power costs, including those resulting from the STP outage. In Docket No. 13126, the Texas Commission General Counsel and others are reviewing the prudence of management activities at STP. In November 1994, CPL filed a fuel reconciliation case in Docket No. 13650 with the Texas Commission seeking to reconcile fuel costs since March 1, 1990, including the period during which CPL's fuel and purchased power costs were increased due to the STP outage. At December 31, 1994, CPL's under-recovered fuel balance was $54.1 million, exclusive of interest, which was due primarily to the STP outage. If a significant portion of the fuel costs were disallowed by the Texas Commission, CSW could experience a material adverse effect on its consolidated results of operations in the year of disallowance but not on its financial condition. Finally, in Docket No. 13126, the Texas Commission General Counsel is reviewing the prudence of management activities at STP. On January 4, 1995, Docket No. 12154 was consolidated into Docket No. 13650. The results of the prudence inquiry in Docket No. 13126 are expected to be incorporated into the fuel reconciliation proceedings in Docket No. 13650.

      CPL continues to negotiate with the intervening parties to resolve these matters through settlement. However, no settlement has been reached to date.

       Management cannot predict the ultimate outcome of these regulatory proceedings. However, management believes that the ultimate resolution of the various issues will not have a material adverse effect on CSW's consolidated results of operations or financial condition.

      See NOTE 10, Litigation and Regulatory Proceedings - CPL, STP, for a discussion of regulatory proceedings arising out of the STP outage and background on STP rate orders and deferred accounting.

Nuclear Decommissioning
      CPL's decommissioning costs are accrued and funded to an external trust over the expected service life of the STP units. The existing NRC operating licenses will allow the operation of STP Unit 1 until 2027, and Unit 2 until 2028. The accrual is an annual level cost based on the estimated future cost to decommission STP, including escalations for expected inflation to the expected time of decommissioning and is net of expected earnings on the trust fund.

      The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations. In response to these questions, FASB has agreed to review the accounting for removal costs, including decommissioning. If current electric utility industry accounting practices for such decommissioning are changed, (i) annual provisions for decommissioning could increase, (ii) the estimated cost for decommissioning could be recorded as a liability rather than as accumulated depreciation, and (iii) trust fund income from the external decommissioning trusts could be reported as investment income rather than as a reduction to decommissioning expense.

      See NOTE 1, Summary of Significant Accounting Policies - Nuclear
Decommissioning,    for    further   information    regarding    CPL's
decommissioning of STP.

       See NOTE 10, Litigation and Regulatory Proceedings, for information regarding other rate and regulatory matters, including the PSO rate case, the SWEPCO fuel reconciliation, and WTU's fuel and rate proceedings.

New Accounting Standards
      SFAS No. 115, was effective for fiscal years beginning after December 15, 1993. CSW adopted SFAS No. 115 in 1994. The adoption of SFAS No. 115 did not have a material effect on CSW's consolidated results of operations or financial condition.

      In June 1993 the FASB issued SFAS No. 116. The statement, effective for fiscal years beginning after December 15, 1994, will be adopted by CSW for 1995. The statement establishes accounting standards for contributions and applies to all entities that receive or make contributions. Management does not believe the adoption of SFAS No. 116 will have a material impact on CSW's consolidated results of operations or financial condition.

      SFAS No. 119, was effective for fiscal years ending after December 15, 1994. Transok, which is the only subsidiary of CSW currently using derivative financial instruments, uses derivatives to manage price and market risks for gas purchases and sales. The

Electric Operating Companies may use these instruments in the future to manage the increased market risks associated with greater competition in the electric utility industry. The adoption of this new statement had no material effect on CSW's consolidated results of operations or financial condition.

Liquidity and Capital Resources
Overview

      The historical capital requirements of the CSW System have been primarily for the construction of electric utility plant. Large capital expenditures for the construction of new generating capacity are not planned through the end of this decade. Accordingly, internally generated funds should meet most of the capital requirements of the Electric Operating Companies. However, CSW's strategic initiatives, including expanding CSW's core electric utility and non-utility businesses, may require additional capital. Primary sources of capital are long-term debt and preferred stock issued by the Electric Operating Companies, common stock issued by CSW and internally generated funds. In addition, CSWE uses various forms of non-recourse project financing. CSW, in order to strengthen its capital structure and support growth from time to time, may issue additional shares of its common stock.

      Productive investment of net funds from operations in excess of capital expenditures and dividend payments are necessary to enhance the long-term value of CSW for its investors. CSW is continually evaluating the best use of these funds. CSW is required to obtain authorization from various regulators in order to invest in any additional business activities.

Capital Expenditures
     Construction expenditures for the CSW System totaled $578 million in 1994. Based on projections of growth in peak demand, the CSW System will not require significant additional generating capability through the end of this decade. Planned construction expenditures for the Electric Operating Companies for the next three years are primarily to improve and expand and distribution facilities. These improvements will be required to meet the needs of new customers and the growth in the requirements of existing customers. Construction expenditures, excluding capital required for acquisitions by CSW or its subsidiaries, if any, are expected to be approximately $385 million, $382 million and $358 million during 1995, 1996, and 1997, respectively. Not included in the 1995 amount is approximately $61 million of equity investments by CSWE.

      The construction program continues to be monitored, reviewed and adjusted to reflect changes in estimated load growth in the Electric Operating Companies' service areas, variations in prices of alternative fuel sources, the cost of labor, materials, equipment and capital, and other external factors.

      The CSW System facilities plan presently includes projected coal and lignite-fired generating plants for which the CSW System has invested approximately $140 million in prior years for plant sites, engineering studies and lignite reserves. Should future plans exclude these plants for environmental or other reasons, CSW would evaluate the probability of recovery of these investments and may record appropriate reserves.

Long-Term Financing
      As of December 31, 1994, the capitalization ratios of CSW were: common stock equity 48%, preferred stock 5% and long-term debt 47%. The CSW System's embedded cost of long-term debt was 7.7% at the end of 1994. The CSW System continually monitors the capital markets for opportunities to lower its cost of capital through refinancing. The CSW System continues to be committed to maintaining financial flexibility by maintaining a strong capital structure and favorable securities ratings which should allow funds to be obtained from the capital markets when required.

      The CSW System's significant long-term financing activity for 1994 and 1995 to date is summarized as follows:


                 Security Issued                      Security Reacquired
        Security  Amount   Rate   Maturity     Security  Amount  Rate   Maturity
                (millions)                             (millions)
CPL     FMB(1)    $100.0  7-1/2%    1999       PFDs      $22.4   10.05%      --
                                               FMB         0.6   9-3/8%    2019

SWEPCO  Term                                   Term
        Loan        50.0  Floating  2000       Loan       50.0   Floating  1997
                                               FMB         5.8   9-1/8%    2019

WTU     FMB(2)      40.0  6-1/8%    2004       FMB        12.0   7-1/4%    1999
        FMB(3)      40.0  7-1/2%    2000       FMB         7.8   9-1/4%    2019
                                               PFDs        4.7   7-1/4%      --
CSWS    Term(4)
        Loan        60.0  Floating  2001


(1) Net proceeds were used to repay a portion of CPL's short-term borrowings.

(2) Net proceeds were used to reimburse WTU's treasury for (i) $12 million aggregate principal amount of 7-1/4% FMBs, Series G, due
  January 1, 1999, redeemed on January 1, 1994, and (ii) $23 million aggregate principal amount of 7-7/8% FMBs, Series H, due July 1,
  2003, redeemed on December 30, 1993. The balance of the proceeds were used to repay outstanding short-term borrowings.

(3) Issuance occurred in 1995 and is not reflected in the 1994 financial statements. Net proceeds were used to repay a portion of WTU's short-term debt, to provide working capital and for other general corporate purposes.

(4) Proceeds were used to repay short-term debt, which had been previously used to finance certain assets, including the CSW headquarters building in Dallas, Texas.

Shelf Registration Statements
      The Electric Operating Companies expect to obtain a majority of their 1995 capital requirements from internal sources, but may issue additional securities subject to market conditions and other factors. CPL and WTU have filed shelf registration statements with the SEC for the sale of securities. The amount available for issuance by company and the date filed with the SEC follow:

                   First Mortgage Bonds         Preferred Stock
                 Amount        Date Filed     Amount    Date Filed
               Available                     Available
               (millions)                    (millions)
           CPL    $260            1993          $75        1994

           WTU     $20            1993

      The Operating Companies may issue additional debt securities subject to market conditions and other factors. The proceeds of any such offerings will be used principally to redeem higher cost FMBs, to lower the embedded cost of debt, to repay short-term debt, to provide working capital and for other general corporate purposes.

      The Electric Operating Companies may issue additional preferred stock subject to market conditions and other factors. The proceeds of any such offerings will be used principally to redeem higher cost preferred stock and to repay short-term debt.

Short-Term Financing
      The Electric Operating Companies utilize short-term debt to meet fluctuations in working capital requirements due to the seasonal nature of electric sales. The CSW System has established a money pool to coordinate short-term borrowings and to make borrowings outside the money pool through CSW's issuance of commercial paper. At December 31, 1994, the CSW System had bank lines of credit aggregating $930 million to back up the CSW commercial paper program.

     The maximum amount of consolidated short-term debt outstanding in 1994 was $1,618 million in September 1994, which represented 26% of the total capitalization at December 31, 1994. The average amount of short-term debt during 1994 was $1,455 million, of which $694 million was attributable to CSW Credit. The weighted average cost of short-term debt was 4.5% in 1994. Short-term debt outstanding increased due to continued expenditures for corporate initiatives, including investments in CSWE.

Acquisitions
      To meet its strategic goals, CSW will continue to search for electric utility companies or other electric utility properties to acquire and will continue evaluating opportunities to pursue energy related non-utility businesses. For any major acquisition, additional funds from the capital markets, including the issuance of CSW Common in underwritten public offerings, in the acquisition transaction itself, or otherwise, may be required.

      For a discussion of circumstances under which CSW may issue additional shares of common stock in connection with the proposed acquisition of El Paso, see Proposed Acquisition of El Paso, above.

Dividend Reinvestment Plan
     The PowerShare dividend reinvestment plan is available to all CSW stockholders, employees, eligible retirees, utility customers and other residents of the four states where the Electric Operating Companies operate. Plan participants are able to make optional cash payments and reinvest all or any portion of their dividends in CSW
Common. During 1994 CSW raised approximately $50 million in new equity through the PowerShare plan.

Internally Generated Funds
      Internally generated funds consist of cash flows from operating activities less common and preferred stock dividends. The Electric Operating Companies utilize short-term debt to meet fluctuations in working capital requirements due to the seasonal nature of energy sales. Information concerning internally generated funds follows:

                                       1994  1993  1992
                                          (millions)
 Internally Generated Funds            $424  $369  $374

 Capital  expenditures,  Acquisitions,
 CSWE Equity Investments Provided by
 Internally Generated Funds              63%  58%   82%

CSWE and CSWI
      At December 31, 1994, CSW had loaned $221 million to CSWE on an interim basis for the purpose of developing and constructing independent power and cogeneration facilities. Repayment of these amounts to CSW is expected to be made through funds obtained from third party non-recourse project financing. In late February 1994, CSWE closed permanent project financing for its 50% owned Mulberry facility, which is described below, and repaid $94 million of the interim financing provided by CSW. In March 1995, CSWE closed permanent project financing for its Ft. Lupton facility, which is described below, and repaid $102 million of the interim financing provided by CSW. In addition to the amounts already expended in 1994 for the development of projects, CSWE and CSWI have general authority from the SEC to expend up to $242 million and $399 million, respectively, on future projects.

CSW Credit
      CSW Credit purchases, without recourse, the accounts receivable of the Operating Companies and certain non-affiliated electric companies. CSW Credit's capital structure contains greater leverage than that of the Operating Companies, consequently lowering CSW's cost of capital.

      CSW Credit issues commercial paper, secured by the assignment of its receivables, to meet its financing needs. CSW Credit maintains a secured revolving credit agreement which aggregated $900 million at December 31, 1994 to back up its commercial paper program.

      The  sale  of these accounts receivables provides the  Operating
Companies with cash immediately, thereby reducing working capital needs and revenue requirements.

Recent Developments and Trends

Competition and Industry Challenges
      Competitive forces at work in the electric utility industry are impacting the CSW System and electric utilities generally. Increased competition facing electric utilities is driven by complex economic, political and technological factors. These factors have resulted in legislative and regulatory initiatives that are likely to result in even greater competition at both the wholesale and retail level in the future. As competition in the industry increases, the Electric Operating Companies will have the opportunity to seek new customers and at the same time be at risk of losing customers to other competitors. The Electric Operating Companies believe that their prices for electricity and the quality and reliability of their service currently place them in a position to compete effectively in the marketplace.

      The Energy Policy Act, which was enacted in 1992, significantly alters the way in which electric utilities compete. The Energy Policy Act creates exemptions from regulation under the Holding Company Act and permits utilities, including registered utility holding companies and non-utility companies, to form EWGs. EWGs are a new category of non-utility wholesale power producer that are free from most federal and state regulation, including the principal restrictions of the Holding Company Act. These provisions enable broader participation in wholesale power markets by reducing regulatory hurdles to such participation. The Energy Policy Act also allows the FERC, on a case-by-case basis and with certain restrictions, to order wholesale transmission access and to order electric utilities to enlarge their transmission systems. A FERC order requiring a transmitting utility to provide wholesale transmission service must include provisions generally that permit (i) the utility to recover from the FERC applicant all of the costs incurred in connection with the transmission services and (ii) any enlargement of the transmission system and associated services. While CSW believes that the Energy Policy Act will continue to make the wholesale markets more competitive, CSW is unable to predict the extent to which the Energy Policy Act will impact CSW System operations.

       Increasing competition in the utility industry brings an increased need to stabilize or reduce rates. The retail regulatory environment is beginning to shift from traditional rate base regulation to incentive regulation. Incentive rate and performance-based plans encourage efficiencies and increased productivity while permitting utilities to share in the results. Retail wheeling, a major industry issue which may require utilities to "wheel" or move power from third parties to their own retail customer, is evolving gradually.

      The Electric Operating Companies also compete with suppliers of alternative forms of energy, such as natural gas, fuel oil and coal, some of which may be cheaper than electricity. The Electric Operating Companies believe that their prices and the quality and reliability of their service currently places them in a position to compete effectively in the marketplace.

      Wholesale energy markets, including the market for wholesale electric power, have been extremely competitive since the enactment of the Energy Policy Act. The Electric Operating Companies compete in the wholesale energy markets with other public utilities, cogenerators, qualified facilities, exempt wholesale generators and others for sales of electric power.

      Under the Energy Policy Act, the FERC has approved several proposals by utility companies to sell wholesale power at market-based rates and provide to electric utilities "open access" to transmission systems, subject to certain requirements. The adoption of these proposals increases marketing opportunities for electric utilities, but also exposes them to the risk of loss of load or reduced revenues due to competition with alternative suppliers. In 1993, PSO and SWEPCO filed with the FERC tariffs under which they make available firm and non-firm transmission services for other electric utilities on the combined PSO and SWEPCO transmission systems in the Southwest Power Pool. The FERC accepted the tariffs for filing on November 9, 1993. In the event the FERC approves the Merger between CSW and El Paso and denies CSW's request for rehearing wherein CSW asked FERC to reconsider the imposition of a comparable service requirement, these tariffs could be superseded by a set of compliance tariffs which offer point-to-point and network transmission service on terms and conditions comparable to CSW's and El Paso's use of their own transmission systems. As discussed, compliance tariffs could expose the merged CSW System to additional risks of loss of load from current requirements wholesale customers purchasing power from alternative suppliers or reduced revenue resulting from competition with alternative suppliers of electric power.

      CSW and the Electric Operating Companies believe that, compared to other electric utilities, the CSW System is well positioned to meet future competition. The CSW System benefits from economies of scale and scope by virtue of its size and is a relatively low-cost producer of electric power. Moreover, CSW is taking steps to enhance its marketing and customer service, reduce costs, improve and standardize business practices, and grow through strategic acquisitions, in order to position itself for increased competition in the future.

      CSW is unable to predict the ultimate outcome or impact of competitive forces on the electric utility industry or the CSW System. As the wholesale and retail electricity markets become more competitive, however, the principal factor determining success is likely to be price, and to a lesser extent, reliability, availability of capacity, and customer service.

Public Utility Regulatory Act
      PURA is the legal foundation for electric utility regulation in Texas. PURA will expire on September 1, 1995, in accordance with the sunset policy of the Texas Legislature, which applies to all state agencies, unless the Texas Legislature reenacts PURA in its current form or in modified form. Several proposals have been made to amend PURA which, among other things, provide for a market-driven integrated resource planning process, pricing flexibility for utilities faced with competitive challenges, incentive regulation and deregulation of the wholesale bulk power market in ERCOT. CSW is unable to predict the ultimate outcome of the 1995 session of the Texas Legislature and in particular whether amendments to PURA will be adopted. If, however, the Texas Legislature passes legislation permitting any form of retail wheeling, such legislation could have an adverse impact on CPL and CPL's sales to its retail customers.

Regulatory Accounting
      Consistent with industry practice and the provisions of SFAS No. 71, which allows for the recognition and recovery of regulatory assets, the Electric Operating Companies have recognized significant regulatory assets and liabilities. Management believes that the Electric Operating Companies will continue to meet the criteria for following SFAS No. 71. However, in the event the Electric Operating Companies no longer meet the criteria for following SFAS No. 71, a write-off of regulatory assets and liabilities would be required. For additional information regarding SFAS No. 71 reference is made to NOTE 1, Summary of Significant Accounting Policies - Regulatory Assets and Liabilities.

Holding Company Act
     The Holding Company Act generally has been construed to limit the operations of a registered holding company to a single integrated public utility system, plus such additional businesses as are functionally related to such system. Among other things, the Holding Company Act requires CSW and its subsidiaries to seek prior SEC approval before effecting mergers and acquisitions or pursuing other types of non-utility initiatives. Pervasive regulation under the Holding Company Act may impede or delay CSW's efforts to achieve its strategic and operating objectives, including its pursuit of non-utility initiatives. CSW is continuing its efforts to repeal or modify the Holding Company Act in order to provide the flexibility to compete within the changing environment.

Consolidated Taxes
      The Texas Commission before 1992 allowed income taxes to be recovered in rates based on the federal income tax incurred by a utility as if it were a stand-alone company. This stand-alone approach treated the regulated activities of a utility as a separate entity and considered only those revenues and expenses that are included in the utility's cost of service to calculate the federal income tax liability for ratemaking purposes.

      Beginning in 1992, the Texas Commission changed its method of calculating the federal income tax component of rates to the "actual tax approach." The actual tax approach is an evolving concept but generally seeks to reflect in rates the actual tax liability of the utility irrespective of its relationship to the utility's cost of service. The approach reduces rates by the tax benefits of deductions which are not considered for or included in setting rates for the utility.

      The Texas Commission is expected to use the actual tax approach for calculating the recovery of federal income tax in the pending rate cases for CPL and WTU. The impact of the actual tax approach on the prospective rates for CPL and WTU cannot be determined since the application of the concept is unsettled.

      CSW believes that the recovery of federal income taxes in rates should be determined on the stand-alone approach for ratemaking purposes, but there is no assurance this approach will be adopted in the pending CPL or WTU rate cases or the pending El Paso rate and Merger cases.

Environmental Matters
CERCLA and Related Matters
      The operations of the CSW System, like those of other utility systems, generally involve the use and disposal of substances subject to environmental laws. The CERCLA, the federal "Superfund" law, addresses the cleanup of sites contaminated by hazardous substances. Superfund requires that PRPs fund remedial actions regardless of fault or the legality of past disposal activities. PRPs include owners and operators of contaminated sites and transporters and/or generators of hazardous substances. Many states have similar laws. Theoretically, any one PRP can be held responsible for the entire cost of a cleanup. Typically, however, cleanup costs are allocated among PRPs.

      The Electric Operating Companies are subject to various pending claims alleging that they are PRPs under federal or state remedial laws for investigating and cleaning up contaminated property. CSW anticipates that resolution of these claims, individually or in the aggregate, will not have a material adverse effect on CSW's consolidated results of operations or financial condition. Although the reasons for this expectation differ from site to site, factors that are the basis for the expectation for specific sites include the volume and/or type of waste allegedly contributed by the Electric Operating Company, the estimated amount of costs allocated to the Electric Operating Company and the participation of other parties.

MGPs
      Contaminated former MGPs are a type of site which utilities, and others, may have to remediate in the future under Superfund or other federal or state remedial programs. Gas was manufactured at MGPs from the mid-1800s to the mid-1900s. In some cases, utilities and others have faced potential liability for MGPs because they, or their alleged predecessors, owned or operated the plants. In other cases, utilities or others may have been subjected to such liability for MGPs because they acquired MGP sites after gas production ceased.

Suspected MGP Site in Marshall, Texas
        SWEPCO owns a suspected former MGP site in Marshall, Texas. SWEPCO has notified the TNRCC that evidence of contamination has been found at the site. As a result of sampling conducted at the end of 1993 and early 1994, SWEPCO is evaluating the extent, if any, to which contamination has impacted soil, groundwater and other conditions in the area. A final range of clean-up costs has not yet been determined, but, based on a preliminary estimate, SWEPCO has accrued approximately $2 million as a liability for this site on SWEPCO's books as of December 31, 1993. As more information is obtained about the site, and SWEPCO discusses the site with the TNRCC, the preliminary estimate may change.

Suspected MGP Site in Texarkana, Texas and Arkansas and Shreveport, Louisiana
      SWEPCO also owns a suspected former MGP site in Texarkana, Texas and Arkansas. The EPA ordered an initial investigation of this site, as well as one in Shreveport, Louisiana, which is no longer owned by SWEPCO. The contractor who performed the investigations of these two sites recommended to the EPA that no further action be taken at this time.

Biloxi, Mississippi MGP Site
     SWEPCO has been notified by Mississippi Power Company that it may be a PRP at the former Biloxi MGP site formerly owned and operated by a predecessor of SWEPCO. SWEPCO is working with Mississippi Power Company to investigate the extent of contamination at this site. The MDEQ approved a site investigation work plan and, in January 1995, SWEPCO and Mississippi Power Company initiated sampling pursuant to that work plan. On an interim basis, SWEPCO and Mississippi Power Company are each paying fifty percent of the cost of implementing the site investigation work plan. That interim allocation is subject to a final allocation in the future. SWEPCO and Mississippi Power Company are investigating whether there are other PRPs at the Biloxi site. Until the extent of the contamination at the Biloxi site is identified, it is unknown what, if any, additional investigation or cleanup may be required.

        Management does not expect these matters to have a material effect on CSW's consolidated results of operations or financial position.

Clean Air Act Amendments
      In November 1990, the United States Congress passed the Clean Air Act which places restrictions on the emission of sulfur dioxide from gas-, coal- and lignite-fired generating plants. Beginning in the year 2000, the Electric Operating Companies will be required to hold allowances in order to emit sulfur dioxide. EPA issues allowances to owners of existing generating units based on historical operating conditions. Based on the CSW System facilities plan, CSW believes that the Electric Operating Companies' allowances will be adequate to meet their needs at least through 2008. Public and private markets are developing for trading of excess allowances. CSW presently has no intention of engaging in trading of allowances, but may seek to do so in the future if market conditions warrant and appropriate regulatory approvals are obtained.

      The Clean Air Act also establishes a federal operating source permit program to be administered by the states. CSW estimates that it and the Electric Operating Companies will incur approximately $500,000 to prepare permit applications for the program.

      The Clean Air Act also directs the EPA to issue regulations governing nitrogen oxide emissions and requires government studies to determine what controls, if any, should be imposed on utilities to control air toxics emissions. The impact that the nitrogen oxide emission regulations and the air toxics study will have on CSW cannot be determined at this time.

      As a result of requirements imposed by the Clean Air Act, CSW expects to spend an additional $4 million for annual testing of, software modifications to, and maintenance of continuous emission monitoring equipment from 1995 through 1997.

EMFs
      Research is ongoing whether exposure to EMFs may result in adverse health effects or damage to the environment. Although a few of the studies to date have suggested certain associations between EMFs and some types of adverse health effects, the research to date has not established a cause-and-effect relationship between EMFs and adverse health effects. CSW cannot predict the impact on the CSW System or the electric utility industry if further investigations or proceedings were to establish that the present electricity delivery system is contributing to increased risk or incidence of health problems.

       See  NOTE  10,  Litigation  and  Regulatory  Proceedings,   for
additional discussion of environmental issues.

Non-Utility Initiatives
      As indicated above, one component of CSW's four-part strategy to meet the increasing competition and fundamental changes in the electric utility industry is to expand CSW's non-utility business. CSW continues to consider new business opportunities to expand its energy related business. CSW's principal non-utility businesses are Transok and CSWE. As discussed below, CSW recently formed CSWI to seek opportunities internationally for investment in non-utility generation. CSW Communications was formed to provide a communications network for the CSW System as well as third parties. While CSW believes that non-utility initiatives are necessary to maintain its competitiveness and to grow in the future, there can be no assurance as to the level of success that will be attained in these initiatives.

Transok
      Transok is an intrastate natural gas gathering, transmission, marketing and processing company that provides natural gas services to CSW System companies, predominately PSO, and to non-affiliated gas customers throughout the United States. Transok's natural gas facilities are located in Oklahoma, Louisiana and Texas. It operates gas processing plants and markets natural gas liquids produced from those plants to various markets.

CSWE
      CSWE, a wholly-owned subsidiary of CSW, is authorized to develop various independent power and cogeneration facilities and to own and operate such non-utility projects, subject to further regulatory approvals. CSWE has an approximate 50% interest in the Brush, Ft. Lupton and Mulberry facilities which achieved commercial operation in 1994.

Brush
      The 68 MW Brush project, located in Brush, Colorado, achieved commercial operation in January 1994, and provides steam and hot water to a 15-acre greenhouse and sells electricity to Public Service Company of Colorado.

Ft. Lupton
     The Ft. Lupton project located in Colorado provides steam and hot water to a 20-acre greenhouse and also sells electricity to Public Service Company of Colorado. Phase I of the Ft. Lupton project, representing 122 MWs, achieved commercial operation in June 1994. Phase II of the project commenced operations in July 1994 bringing total on-line capacity of the project to 272 MWs.

Mulberry
      The Mulberry facility, a 117 MW gas-fired cogeneration plant in Polk County, Florida achieved commercial operation in August 1994 and provides steam to a combined distilled water and ethanol facility and sells electricity to Florida Power Corporation and Tampa Electric Company.

Orange Cogen
     The Orange Cogen facility, in which CSWE holds a 50% interest, is expected to commence operation in June 1995. The 103 MW, gas-fired plant in Florida will provide thermal energy to an orange juice processor and will sell electricity to Florida Power Corporation and Tampa Electric Company. CSWE's O&M division plans to operate the plant.

Other Projects
      In addition to these projects, CSWE has 19 other projects totaling more than 5,000 MW in various stages of development, mostly in affiliation with other developers. CSWE can provide no assurances that these projects, which are subject to further negotiations and regulatory approvals, will be commenced or completed and, if they are completed, that they will provide the anticipated return on investment.

CSWI
      In November 1994, CSWI, a wholly-owned subsidiary of CSW, was formed to engage in international activities including developing, acquiring, financing and owning the securities of exempt wholesale generators and foreign utility companies.

      In 1994, CSWI continued with the Mexico initiative that began in 1992. CSWI's goal is to participate in providing Mexico's future electricity needs. The geographical location of the CSW System offers opportunities to provide bulk power sales to Mexico. The Mexico City office of CSW, opened in 1993, allows CSWI greater access to key Mexican markets, permitting CSWI to more readily evaluate opportunities as they become available. However, the recent devaluation of the Mexican peso will slow previously projected power demand for the near-term.

CSW Communications
      In July 1994, CSW Communications, a wholly-owned subsidiary, of CSW, was formed to provide communication services to the CSW System and non-affiliates. One important goal of CSW Communications is to enhance services to CSW System customers through fiber optics and other telecommunications technologies. CSW Communications will consolidate the future design, construction, maintenance and ownership of the CSW System's telecommunications networks. In 1994, CSW announced a $9 million project in Laredo, Texas, to install fiber optic lines and coaxial cable to CPL residential customers who have volunteered to take part in this pilot program. This project involving CSW Communications and CPL will demonstrate the energy efficiency and cost savings that result from giving customers greater choice and control over their electric service. These energy-efficiency services will use only a portion of the capacity of the telecommunications lines CSW Communications is installing. In the future, CSW Communications may, subject to any required regulatory approvals, seek to lease the remaining capacity for other services including possibly telephone service, cable television and home security systems.

Results of Operations

Overview Of Results
      CSW's earnings increased to $394 million or $2.08 per share in 1994 as compared to $308 million or $1.63 per share in 1993 and $382 million or $2.03 per share in 1992. The return on average common stock equity was 13.4% in 1994 compared to 10.6% in 1993 and 13.5% in 1992. Electric operations contributed approximately 100% of total earnings in 1994 and 1993, and 95% in 1992. In 1994, earnings at Transok, CSWE, and CSW Credit totaling $34 million, were offset by corporate expenditures including merger and acquisition activities and the formation of two new subsidiaries.

      Earnings increased in 1994 compared to 1993 due primarily to higher KWH sales and natural gas operations and decreased costs associated with the end of the outage at STP. In addition, CSWE, which had three projects become operational during 1994, contributed $2 million to earnings. These items were partially offset by increased interest and depreciation and amortization expense. Earnings in 1993 were significantly affected by several items described below:

                                      (millions, after-tax)
Restructuring charges                        $(63)
Recognition of unbilled revenues               49
Early adoption of SFAS No. 112                 (9)
Adoption of SFAS No. 109                        6
Establishment of reserves for
  fuel and other properties                   (11)
Prior year tax adjustments                    (18)

      In addition to the aforementioned items, earnings in 1993 were below 1992 levels due to additional costs primarily associated with the outage at STP, higher benefit costs as a result of the adoption of SFAS No. 106, higher taxes other than income as a result of school funding tax increases in Texas, and the increase in the federal income tax rate from 34% to 35%. These items were partially offset by higher KWH sales in 1993 due primarily to more normal weather than was experienced in 1992.

Operating Revenues
      Revenues decreased 2% in 1994, after increasing 12% in 1993 and 8% in 1992 from the previous years due to the following items:

                          Revenue Increase (Decrease)
                                From Prior Year
                         1994        1993        1992
                                  (millions)
Base rate changes        $  7        $  8        $ --
Fuel costs                (49)        168          --
KWH sales                  61          93         (25)
Natural gas               (85)        107         255
Other electric and
  diversified               2          22          12
                         $(64)       $398        $242

Electric Revenues
     Electric revenues increased $10 million in 1994 compared to 1993. Total KWH sales increased approximately 6%, with increases in sales among all customer classes. During 1994, the average number of customers increased approximately 2%. In addition to customer growth, there was slightly more favorable weather during 1994 as compared to 1993. However, offsetting much of the increases in revenue due to KWH sales, fuel revenues were down substantially during 1994 compared to 1993. Fuel costs incurred in the generation of electricity are typically passed through to the customers, so decreases in fuel costs will cause a corresponding decrease in fuel revenues. Fuel costs, which decreased during 1994, are more fully discussed below under Fuel and Purchased Power. Fuel revenues increased in 1993 compared to 1992 due to higher per unit costs of fuel and purchased power.

     Base rates increased slightly at PSO because of changes in retail customers' rates, and decreased due to a 3.2% interim rate reduction at WTU implemented during the fourth quarter of 1994. Because PSO's increased base rates, finalized in December 1993, were not significantly higher than the interim rates that had been in effect throughout the year, base rates had little overall change from 1993. As part of a stipulated agreement reflecting its rate increase, PSO agreed that it will not file for an increase in base rates until after June 30, 1995. During late 1993 and early 1994, several parties initiated actions, which, if approved, would lower CPL's base rates. The review of CPL's rates arose out of the unscheduled outage at STP as discussed above under the heading Rates and Regulatory Matters, CPL Rate Inquiry

      For additional information on these proceedings and others,  see
NOTE 10, Litigation and Regulatory Proceedings.

The percentage changes in KWH sales for the three years were as follows:

                           KWH Sales Increase (Decrease)
                                  From Prior Year
                           1994        1993        1992
Residential                 2.9%        9.0%       (4.2)%
Commercial                  3.8         4.8        (1.1)
Industrial                  3.6         5.5         3.1
Sales for resale           21.9        (6.6)        5.4
Total sales                 5.5         4.9         0.1


      KWH sales to retail customers increased in 1994 and 1993 as a result of more favorable weather and increased residential customers. In addition, KWH sales grew in all of the other customer classes. SWEPCO acquired BREMCO in July 1993, and accordingly, there were twelve months of KWH sales to these customers in 1994 compared to only six months in 1993. Weather was more favorable in 1994 than in 1993, while extremely mild weather was experienced in 1992. The continued increases in industrial sales over the last three years reflect the increased marketing efforts by the Electric Operating Companies and the continued improvement in the economy throughout their service areas. Sales for resale increased in 1994 because STP was operational for most of the year, whereas in 1993, plants in the CSW System were producing power to replace the power normally produced at STP.

      The Electric Operating Companies have maintained competitive rates in an increasingly competitive marketplace. Efforts have increased at each of the Electric Operating Companies to attract new customers while efficiently serving all customers. Economic conditions in the service areas of the Electric Operating Companies are expected to continue to improve in 1995.

Natural Gas Revenues
      Revenues from natural gas decreased 14% in 1994 due primarily to a decrease in the price of gas, even though total natural gas volumes increased 4% from 1994 to 1993. However, lower gas sales prices were mitigated by lower gas purchase prices, which are described below under Gas Purchased for Resale. The lower gas sales revenues were partially offset by both increased gathering and transportation revenues and increased natural gas liquids processing revenues. Gathering and transportation sales volumes increased 12% primarily as a result of a pipeline extension completed during 1994, and gas liquids processing volumes increased 12% during 1994. Revenues from natural gas increased 22% in 1993 from 1992 due primarily to an increase in sales volumes and to a lesser extent an increase in sales prices. A portion of this increase is attributable to the acquisition of the NGC Anadarko Gathering System in 1993. Revenue increases in 1993 from natural gas liquids are due to increased sales volumes combined with slightly higher prices.

Other Diversified Revenues
     Other diversified revenues increased 38% from 1994 as compared to 1993 due to the reclassification of CSWE's operating revenues more fully discussed below under Other Income and Deductions. Other diversified revenues increased substantially in 1993 as compared to 1992 because CSW Credit began factoring the receivables of a significant non-affiliated utility in January 1993.

Fuel and Purchased Power Expense
       During 1994, the Electric Operating Companies generated approximately 95% of their electric energy requirements. During 1993 and 1992, they generated 92% and 94%, respectively. Total fuel and purchased power expenses decreased 4% during 1994 due to a decrease in fossil fuel costs and increased usage of lower cost nuclear fuel. The average unit cost of fuel was $1.82 during 1994, compared to $2.11 and $1.92 for 1993 and 1992, respectively. Several contracts with major fuel suppliers and carriers have been recently renegotiated. These settlements have contributed to the lower cost of fuel. In addition, because STP restarted and Units 1 and 2 reached 100% capacity in April and June of 1994, respectively, lower cost nuclear fuel was utilized, whereas the 1993 outage required higher cost energy purchases to replace STP's nuclear power. The increase in fuel and purchased power expense in 1993 compared to 1992 is attributable to higher natural gas costs as well as the cost of STP replacement power.

Gas Purchased for Resale/Gas Extraction and Marketing
      Gas purchased for resale decreased 30% in 1994 from 1993, while it increased 29% in 1993 from 1992. Lower gas prices caused the decrease in 1994, including a significant portion attributable to sales made on natural gas drawn from storage. Increased natural gas prices and increased pipeline capacity from Transok's recent acquisitions caused the 1993 increase. Gas extraction and marketing expenses increased 14% in 1994 from 1993 and 19% in 1993 from 1992 due to higher input costs associated with higher natural gas liquids processing volumes.

Other Operating and Maintenance Expenses and Taxes
      Other operating and maintenance expenses decreased 8% in 1994 compared to 1993, due primarily to the absence of expenses that were incurred during the 1993 STP outages. In 1993, in addition to $29 million in maintenance costs associated with the STP outage, operating expenses increased compared to 1992 due to expenses associated with the adoption of SFAS 106, reserves taken on lignite and other property, corporate expenditures, and other administrative and general expenses. Federal income taxes were higher in 1994 than 1993 due to higher pre-tax income. Federal income taxes were lower in 1993 than 1992 due to lower pre-tax income offset in part by tax adjustments and the increase in the corporate tax rate from 34% to 35%, which was effective retroactive to January 1, 1993. Taxes other than federal income remained comparable in 1994 from 1993, while they increased in 1993 compared to 1992 due to school funding tax increases in Texas.

Restructuring Charges
      In 1994, the original restructuring accrual of $97 million that had been recorded in 1993 was reduced by $9 million. Accordingly, the final costs associated with the CSW System's restructuring totaled $88 million over the two year period. For additional information on CSW's restructuring, see Restructuring, above.

Depreciation and Amortization
      Depreciation and amortization expense increased in 1994 compared to 1993 and also 1993 compared to 1992 as a result of increases in depreciable plant.

Inflation
      Annual inflation rates, as measured by the national Consumer Price Index, have averaged about 2.7% during the three years ended
December 31, 1994. Management believes that inflation, at these levels, does not materially affect CSW's consolidated results of operations or financial position. However, under existing regulatory practice, only the historical cost of plant is recoverable from customers. As a result, cash flows designed to provide recovery of historical plant costs may not be adequate to replace plant in future years.

Other Income and Deductions
      Other income and deductions increased $18 million or 19% in 1994 compared to 1993, as a result of the reclassification of CSWE's operating activities offset partially by decreased Mirror CWIP liability amortization and the absence of adjustments recorded in 1993 associated with Transok's 1991 acquisition of TEX/CON. Prior to 1994, CSWE was in the developmental stage of its business, so its operating activities were classified in CSW's Other Income and Deductions. However, in conjunction with the completion of three projects in 1994, CSWE's revenues and expenses were classified as operating activities in CSW's Other Diversified Revenues and Other Operating Expenses. Both of these components had negative earnings impacts classified in Other Income and Deductions in 1993. Other Income and Deductions increased $11 million or 13% in 1993 from 1992 due in part to Transok's aforementioned TEX/CON acquisition adjustments and slightly higher Allowance for Equity Funds Used During Construction partially offset by decreased Mirror CWIP liability amortization.

Interest Expense
      Interest expense on long-term debt in 1994 was comparable to 1993, whereas 1993 interest expense was substantially lower than 1992 due to long-term debt refinancings, which lowered CSW's embedded cost of long-term debt from 8.3% in 1992 to 7.8% in 1993. CSW's embedded cost of long-term debt decreased slightly to 7.7% in 1994. Short-term interest expense increased in 1994 due primarily to higher short-term interest rates combined with higher general corporate borrowings, and in 1993 because of increased borrowings attributable to the expansion of CSW Credit's business, interim financing of CSWE's projects, and various corporate initiatives.

Cumulative Effect of Changes in Accounting Principles
      In 1993, CSW implemented SFAS No. 112, SFAS No. 109, and changed the method of accounting for unbilled revenues. These changes had a cumulative effect of increasing net income approximately $46 million.

Consolidated Statements of Income
Central and South West Corporation
                                     For the Years Ended December 31,
                                     1994        1993        1992
                                 (millions, except per share amounts)
Operating Revenues
  Electric
    Residential                      $1,156      $1,160      $1,046
    Commercial                          836         832         773
    Industrial                          733         736         659
    Sales for resale                    204         179         177
    Other                               136         148         135
    Total Electric                    3,065       3,055       2,790
  Gas                                   518         603         496
  Other diversified                      40          29           3
                                      3,623       3,687       3,289
Operating Expenses and Taxes
  Fuel and purchased power            1,161       1,209       1,035
  Gas purchased for resale              276         396         306
  Gas extraction and marketing           98          86          72
  Other operating                       596         593         490
  Restructuring charges                  (9)         97          --
  Maintenance                           176         197         170
  Depreciation and amortization         356         330         311
  Taxes, other than federal income      196         197         175
  Federal income taxes                  179         125         142
                                      3,029       3,230       2,701
Operating Income                        594         457         588

Other Income and Deductions
  Mirror CWIP liability amortization     68          76          83
  Other                                  43          17          (1)
                                        111          93          82
Income Before Interest Charges          705         550         670

Interest Charges
  Interest on long-term debt            218         219         230
  Interest on short-term debt
    and other                            75          50          36
                                        293         269         266
Income Before Cumulative Effect of
  Changes in Accounting Principles      412         281         404

Cumulative Effect of Changes in
  Accounting Principles                  --          46          --

Net Income                              412         327         404
  Preferred stock dividends              18          19          22
Net Income for Common Stock            $394        $308        $382

Average Common Shares Outstanding     189.3       188.4       188.3
Earnings per Share of Common Stock
  before Cumulative Effect of
  Changes in Accounting Principles $ 2.08 $ 1.39 $ 2.03 Cumulative Effect of Changes in
  Accounting Principles                  --         .24          --
Earnings per Share of Common Stock $ 2.08 $ 1.63 $ 2.03 Dividends Paid per Share of Common
  Stock                              $ 1.70      $ 1.62      $ 1.54

 The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Statements of Retained Earnings
Central and South West Corporation
                                             For the Years Ended December 31,
                                             1994          1993         1992
                                                        (millions)

Retained Earnings at Beginning of Year      $1,753        $1,751       $1,659
  Net income for common stock                  394           308          382
  Deduct: Common stock dividends               323           306          290
Retained Earnings at End of Year            $1,824        $1,753       $1,751











































 The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Balance Sheets
Central and South West Corporation
                                             As of December 31,
                                             1994         1993
                                                 (millions)
ASSETS
Plant
  Electric utility
    Production                            $  5,802    $  5,775
    Transmission                             1,377       1,228
    Distribution                             2,539       2,362
    General                                    764         709
    Construction work in progress              412         361
    Nuclear fuel                               161         160
    Total Electric                          11,055      10,595
  Gas                                          798         738
  Other diversified                             15          10
                                            11,868      11,343
  Less - Accumulated depreciation            3,870       3,550
                                             7,998       7,793
Current Assets
  Cash and temporary cash investments           27          62
  Special deposits                              --           2
  Accounts receivable                          761         801
  Materials and supplies, at average cost      162         149
  Electric utility fuel inventory,
    substantially at average cost              118         102
  Gas inventory/products for resale             23          24
  Unrecovered fuel costs                        54          70
  Prepayments and other                         44          44
                                             1,189       1,254
Deferred Charges and Other Assets
  Deferred plant costs                         516         518
  Mirror CWIP asset                            322         332
  Other non-utility investments                394         266
  Income tax related regulatory assets, net    216         182
  Other                                        274         259
                                             1,722       1,557
                                           $10,909     $10,604















 The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Balance Sheets
Central and South West Corporation
                                             As of December 31,
                                              1994        1993
                                                 (millions)
CAPITALIZATION AND LIABILITIES
Capitalization
  Common stock: $3.50 par value
       Authorized: 350 million shares
       Issued and outstanding: 190.6
       million shares in 1994 and 188.4
       million shares in 1993               $   667     $   659
  Paid-in capital                               561         518
  Retained earnings                           1,824       1,753
      Total Common Stock Equity               3,052       2,930
  Preferred stock
    Not subject to mandatory redemption         292         292
    Subject to mandatory redemption              35          58
  Long-term debt                              2,940       2,749
      Total Capitalization                    6,319       6,029
Current Liabilities
  Long-term debt and preferred stock due
    within twelve months                          7          26
  Short-term debt                               910         769
  Short-term debt - CSW Credit                  573         641
  Accounts payable                              286         313
  Accrued taxes                                 111          90
  Accrued interest                               61          55
  Accrued restructuring charges                   4          97
  Other                                         155         152
                                              2,107       2,143
Deferred Credits
  Income taxes                                2,048       1,935
  Investment tax credits                        320         335
  Mirror CWIP liability and other               115         162
                                              2,483       2,432
                                            $10,909     $10,604

















 The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Statements of Cash Flows
Central and South West Corporation
                                           For the Years Ended December 31,
                                           1994         1993          1992
                                                     (millions)
OPERATING ACTIVITIES
  Net Income                            $   412      $   327       $   404
  Non-cash Items Included in Net Income
    Depreciation and amortization           402          366           351
    Deferred income taxes and
      investment tax credits                 87           94            71
    Mirror CWIP liability amortization      (68)         (76)          (83)
    Restructuring charges                    (9)          97            --
    Cumulative effect of changes in
      accounting principles                  --          (46)           --
  Changes in Assets and Liabilities
    Accounts receivable                      29          (52)          (52)
    Unrecovered fuel costs                   16          (63)           (4)
    Accounts payable                        (27)          34            53
    Accrued taxes                            21           37           (41)
    Accrued restructuring charges           (57)          --            --
    Other                                   (42)         (24)          (13)
                                            764          694           686
INVESTING ACTIVITIES
  Capital expenditures                     (578)        (508)         (422)
  Acquisitions                              (21)        (106)          (27)
  Non-affiliated accounts receivable
    collections (purchases), net             11         (314)           11
  CSW Energy projects (includes $73, $19
    and $8 of equity investments for
    1994, 1993 and 1992, respectively)     (115)        (127)          (37)
  Other                                     (14)         (14)           (8)
                                           (717)      (1,069)         (483)
FINANCING ACTIVITIES
  Common stock sold                          50            1             2
  Proceeds from issuance of
    long-term debt                          199          904         1,009
  Retirement of long-term debt               (4)         (50)           (4)
  Reacquisition of long-term debt           (27)        (987)         (652)
  Special deposits for reacquisition
    of long-term debt                        --          199          (199)
  Redemption of preferred stock             (33)         (17)          (13)
  Change in short-term debt                  73          602            17
  Payment of dividends                     (340)        (325)         (312)
                                            (82)         327          (152)

Net Change in Cash and Cash Equivalents     (35)         (48)           51
Cash and Cash Equivalents at
  Beginning of Year                          62          110            59
Cash and Cash Equivalents at End of
  Year                                  $    27      $    62       $   110


SUPPLEMENTARY INFORMATION
  Interest paid less amounts
    capitalized                         $   280      $   260       $   268
  Income taxes paid                     $    93      $    53       $   108

The accompanying notes to consolidated financial statements integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.Summary of Significant Accounting Policies
  Public Utility Regulation
  CSW is subject to regulation by the SEC as a registered holding company under the Holding Company Act. CSW's Operating Companies are also regulated by the SEC under the Holding Company Act. CSW's four Electric Operating Companies, Central Power and Light Company, Public Service Company of Oklahoma, Southwestern Electric Power Company, and West Texas Utilities Company, are subject to regulation by the FERC under the Federal Power Act and follow the Uniform System of Accounts prescribed by the FERC. The Operating Companies are subject to further regulation for rates and other matters by state regulatory commissions.

  CSW Credit
  CSW Credit, as a wholly-owned subsidiary of CSW, purchases, without recourse, the billed and unbilled accounts receivable of the Operating Companies and certain non-affiliated companies.

  The   more   significant  accounting  policies  of  CSW   and   its
  subsidiaries are summarized below:

  Principles of Consolidation
  The consolidated financial statements include the accounts of CSW and its subsidiary companies. All significant intercompany items and transactions have been eliminated.

  Plant
  Electric  utility  plant  is  stated  at  the  original   cost   of
  construction, which includes the cost of contracted services, direct labor, materials, overhead items and allowances for borrowed and equity funds used during construction. Transok's gas plant acquisitions are stated at fair market value based on the purchase price while other gas plant is stated at original cost of construction, which includes the cost of contracted services, direct labor, materials, overhead items and capitalized interest.

  Depreciation
  Provisions for depreciation of plant are computed using the straight-line method, generally at individual rates applied to the various classes of depreciable property. The annual average consolidated composite rate was 3.2% for 1994, 1993 and 1992.

  Nuclear Decommissioning
  At  the  end of STP's service life, decommissioning is expected  to be accomplished using the decontamination method, which is one of the techniques acceptable to the NRC. Using this method, the decontamination activities occur as soon as possible after the end of plant operations. Contaminated equipment is cleaned or removed to a permanent disposal location and the site is generally returned to its pre-plant state.

  CPL's decommissioning costs are accrued and funded to an external trust over the expected service life of the STP units. The existing NRC operating licenses will allow the operation of STP Unit 1 until 2027, and Unit 2 until 2028. The accrual is an annual level cost based on the estimated future cost to decommission STP, including escalations for expected inflation to the expected time of decommissioning, and is net of expected earnings on the trust fund.

  CPL's portion of the costs of decommissioning STP were estimated to be $85 million in 1986 dollars based on a site specific study completed in 1986. CPL is recovering these decommissioning costs through rates based on the service life of STP at a rate of $4.2 million per year. The $4.2 million annual cost of decommissioning is reflected on the income statement in other operating expense. Decommissioning costs are paid to an irrevocable external trust and as such are not reflected on CPL's balance sheet. At December 31, 1994, the trust balance was $19.3 million.

  In May 1994, CPL received a new decommissioning study updating the cost estimates to decommission STP that indicated that CPL's share of such costs would increase from $85 million, as stated in 1986 dollars, to $251 million, as stated in 1994 dollars. The increase in costs occurred primarily as a result of extended on-site storage of high level waste, much higher estimates of low-level waste disposal costs and increased labor costs since the prior study. These costs are expected to be incurred during the years 2027 through 2062. While this is the best estimate available at this time, these costs may change between now and when the funds are actually expended because of changes in the assumptions used to derive the estimates, including the prices of the goods and services required to accomplish the decommissioning. Additional studies will be completed periodically to update this information.

  Based on this projected cost to decommission STP, CPL estimates that its annual funding level should increase to $10.0 million. CPL has requested this amount as part of its cost of service in its current rate filing. Other parties to the rate proceeding have filed their projections of the annual amount, which have ranged from $4.5 million to $8.1 million. CPL expects to fund at the level ultimately ordered by the Texas Commission although CPL cannot predict what that level will be. Historically, the Texas Commission has allowed full recovery of nuclear decommissioning costs. For further information on CPL's current rate filing, see
  NOTE 10, Litigation and Regulatory Proceedings - Texas Commission Proceedings, below.

  Electric Revenues and Fuel
  Prior to January 1, 1993, electric revenues were recorded at the time billings were made to customers on a cycle-billing basis. Electric service provided subsequent to billing dates through the end of each calendar month became part of operating revenues of the next month. To conform to general industry standards, the Electric Operating Companies changed their method of accounting to accrue for estimated unbilled revenues. The effect of this change on 1993 net income was pre-tax increase of $75 million, and an after-tax increase of $49 million, included in cumulative effect of changes in accounting principles.

  CPL, SWEPCO and WTU recover fuel costs in Texas as a fixed component of base rates whereby over-recoveries of fuel are payable to customers and under-recoveries may be billed to customers after Texas Commission approval. The cost of fuel is charged to expense as consumed. See NOTE 10, Litigation and Regulatory Proceedings, for further information about fuel recovery.

  PSO recovers fuel costs in Oklahoma and SWEPCO recovers fuel costs in Arkansas and Louisiana through automatic fuel recovery mechanisms. The application of these mechanisms varies by jurisdiction.

  Each of the Electric Operating Companies recovers fuel costs applicable to wholesale customers, which are regulated by the FERC, through an automatic fuel adjustment clause.

  CPL amortizes the costs of nuclear fuel to fuel expense based on a ratio of the estimated Btu's used and available to generate electric energy, and includes a provision for the disposal of spent nuclear fuel.

  Accounts Receivable
  Each of the Operating Companies sells its billed and unbilled accounts receivable, without recourse, to CSW Credit.

  Regulatory Assets and Liabilities
  For their regulated activities, each of the Electric Operating Companies follows SFAS No. 71 which defines the criteria for establishing regulatory assets and regulatory liabilities. Regulatory assets represent probable future revenue to the company associated with certain costs which will be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future refunds to customers. At December 31, 1994 and 1993, the CSW System had recorded the following significant regulatory assets and liabilities:

                                    1994    1993
                                     (millions)
          Regulatory Assets
          Deferred plant costs      $516    $518
          Mirror CWIP asset          322     332
          Income tax related
            regulatory assets, net   216     182
          Unrecovered fuel costs      54      70
          Other                       33      34

          Regulatory Liabilities
          Mirror CWIP liability       41     109

  Deferred Plant Costs
  In accordance with orders of the Texas Commission, WTU and CPL deferred operating, depreciation and tax costs incurred for Oklaunion Power Station Unit 1 and STP, respectively. These deferrals were for the period beginning on the date when the plants began commercial operation until the date the plants were included in rate base. The deferred costs are being amortized and recovered through rates over the lives of the respective plants.
  See NOTE 10, Litigation and Regulatory Proceedings, for further discussion of WTU's and CPL's deferred accounting proceedings.

  Mirror CWIP
  In accordance with Texas Commission orders, CPL previously recorded a Mirror CWIP asset, which is being amortized over the life of STP. For more information regarding Mirror CWIP, reference is made to NOTE 10, Litigation and Regulatory Proceedings.

  Statements of Cash Flows
  Cash equivalents are considered to be highly liquid debt instruments purchased with a maturity of three months or less. Accordingly, temporary cash investments are considered cash equivalents.

  Reclassification
  Certain financial statement items for prior years have been reclassified to conform to the 1994 presentation.

  Accounting Changes
  Effective January 1, 1993, the CSW System adopted SFAS No. 106, SFAS No. 112 and SFAS No. 109. See NOTE 2, Federal Income Taxes, for further information regarding SFAS No. 109. In addition, the Electric Operating Companies also changed their method of accounting for unbilled revenues. See Electric Revenues and Fuel above for further information.

  The adoption of SFAS No. 106 resulted in an increase in 1993 operating expenses of $16 million. The adoption of SFAS No. 109, SFAS No. 112 and the change in accounting for unbilled revenues are presented as a cumulative effect of changes in accounting principles as shown below:

                    Pre-Tax        Tax          Net Income         EPS
    CSW              Effect       Effect          Effect         Effect
                               (millions, except EPS)
    SFAS No. 109      $ --         $  6            $ 6           $0.03
    SFAS No. 112       (13)           4             (9)          (0.05)
    Unbilled revenues   75          (26)            49            0.26
    Total              $62         $(16)           $46           $0.24

  Pro forma amounts, assuming that the change in accounting for unbilled revenues had been adopted retroactively, are not materially different from amounts previously reported for prior years.

2.Federal Income Taxes
  The CSW System adopted the provisions of SFAS No. 109 effective January 1, 1993. The net effect on CSW's earnings was a one-time adjustment to increase net income by $6 million or $0.03 per share. This adjustment was recorded as a cumulative effect of change in accounting principle. The benefit was attributable to the reduction in deferred taxes associated with CSW's non-utility operations previously recorded at rates higher than current rates.

  For utility operations, there were no material effects of SFAS No. 109 on CSW's earnings. As a result of this change, CSW recognized additional accumulated deferred income taxes from its utility operations and corresponding regulatory assets and liabilities to ratepayers in amounts equal to future revenues or the reduction in future revenues required when the income tax temporary differences reverse and are recovered or settled in rates. As a result of a favorable earnings history, the CSW System did not record any valuation allowance against deferred tax assets at December 31, 1994 and 1993.

  CSW   files   a   consolidated  federal  income  tax   return   and
  participates in a tax sharing agreement with its subsidiaries.
  The components of income taxes follow:
                                                    1994   1993   1992
    Included in Operating Expenses and Taxes            (millions)
    Current                                         $ 88   $ 28   $ 64
    Deferred                                         105    112     95
    Deferred ITC                                     (14)   (15)   (17)
                                                     179    125    142

    Included in Other Income and Deductions
    Current                                          (14)   (3)     (7)
    Deferred                                          (4)   (5)      7
                                                     (18)   (8)     --
    Tax effects of cumulative effect of changes
       in Accounting Principles                       --    14      --
                                                      --    14      --
                                                    $161  $131    $142

  Investment tax credits deferred in prior years are included in income over the lives of the related properties.
  Total income taxes differ from the amounts computed by applying the statutory income tax rates to income before taxes. The reasons for the differences follow:

                               1994    %    1993    %     1992    %
                                      (dollars in millions)
    Tax at statutory rates     $201   35    $160   35     $186   34
    Differences
      Amortization of ITC       (14)  (2)    (15)  (3)     (15)  (3)
      Mirror CWIP               (20)  (4)    (23)  (5)     (25)  (4)
      Prior period adjustments   --   --      18    4      (10)  (2)
      Cumulative effect of
        change in method of
        accounting for
        income taxes             --   --      (8)  (2)      --   --
      Other                      (6)  (1)     (1)  --        6    1
                               $161   28    $131   29     $142   26

  The   significant  components  of  the  net  deferred  income   tax
  liability  follow:
                                                     December 31,   December 31,
                                                         1994            1993
                                                              (millions)
  Deferred Income Taxes
    Depreciable utility plant                          $ 1,683         $ 1,589
    Deferred plant costs                                   181             181
    Mirror CWIP asset                                      113             116
    Income tax related regulatory assets                   229             239
    Other                                                  262             234
  Total Deferred Income Taxes Liabilities                2,468           2,359

  Deferred Income Tax Assets
    Income tax related regulatory liability               (155)           (177)
    Unamortized ITC                                       (115)           (120)
    Alternative minimum tax carryforward                   (96)            (68)
    Other                                                  (56)            (65)
  Total Deferred Income Tax Assets                        (422)           (430)
  Net accumulated deferred income taxes-total         $  2,046         $ 1,929

  Net accumulated deferred income taxes-noncurrent    $  2,048         $ 1,935
  Net accumulated deferred income taxes-current             (2)             (6)
  Net accumulated deferred income taxes-total         $  2,046         $ 1,929

3.Long-Term Debt
  The long-term debt of the Operating Companies outstanding as of the end of the last two years follow:

    Maturities       Interest Rates        December 31,
    From        To   From          To     1994     1993
                                          (millions)
    First  mortgage
    bonds
    1995      1999   5.25%       7.50%    $443     $343
    2000      2004   5.25%       7.75%     836      796
    2005      2009   6.20%       7.75%     247      248
    2010      2014   7.50%       7.50%     112      112
    2015      2019  9.125%       9.75%     226      240
    2020      2024   7.25%       7.50%     295      295
    2025      2029  6.875%      6.875%      80       80

    Pollution
    control bonds
    2000      2004   6.90%      7.125%      21       21
    2005      2009   5.90%       6.00%      83       83
    2010      2014  7.875%     10.125%     231      231
    2015      2019   7.60%      7.875%     114      114
    2025      2029   6.00%       6.00%     120      120

    Notes and lease obligations
    1996      2023   6.25%       9.75%     328      273
    Unamortized discount                   (21)     (22)
    Unamortized cost of reacquired debt   (175)    (185)
                                        $2,940   $2,749

  The mortgage indentures, as amended and supplemented, securing first mortgage bonds issued by the Electric Operating Companies, constitute a direct first mortgage lien on substantially all electric utility plant.

  The Operating Companies may offer additional first mortgage bonds and medium-term notes subject to market conditions and other factors.

  Annual Requirements
  Certain series of outstanding first mortgage bonds have annual sinking fund requirements, which are generally 1% of the amount of each such series issued. These requirements may be, and generally have been, satisfied by the application of net expenditures for bondable property in an amount equal to 166-2/3% of the annual requirements. Certain series of pollution control bonds also have sinking fund requirements. At December 31, 1994, the annual sinking fund requirements and annual maturities for first mortgage bonds and pollution control bonds for the next five years follow:

                Sinking Fund
                Requirements     Maturities
                         (millions)
          1995     $  4            $   9
          1996        4               33
          1997        4              207
          1998        4               34
          1999        4               98

  Dividends
  The subsidiary companies' mortgage indentures, as amended and supplemented, contain certain restrictions on the use of their retained earnings for cash dividends on their common stock. These restrictions do not limit the ability of CSW to pay dividends to its stockholders. At December 31, 1994, $1,375 million of the subsidiary companies' retained earnings were available for payment of cash dividends to CSW.

  Reacquired Long-term Debt
  During 1994, 1993 and 1992, the Electric Operating Companies reacquired $27 million, $987 million and $652 million of long-term debt, respectively, including reacquisition premiums, prior to maturity. The premiums and related reacquisition costs and discounts are included in long-term debt on the consolidated balance sheets and are being amortized over 5 to 35 years, consistent with its expected ratemaking treatment.

  The weighted average cost of long-term debt was 7.7% for 1994, 7.8% for 1993 and 8.3% for 1992.

  Reference is made to MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, Liquidity and Capital Resources, for further information related to long-term debt, including new issues and reacquisition.

4.Preferred Stock
  The   outstanding   preferred  stock  of  the  Electric   Operating
  Companies as of the end of the last two years follow:
                                                          Current
  1994                Dividend Rate     December 31,   Redemption Prices
  Shares Outstanding  From       To    1994     1993   From           To
                                        (millions)
  Not subject to mandatory redemption

    592,900           4.00%     5.00%     59      59   102.75     107.00
    760,000           7.12%     8.72%     76      76   100.00     101.00
  1,600,000          auction             160     160   100.00     100.00

  Issuance expenses and unamortized
    redemption costs                      (3)     (3)
                                        $292     $292

  Subject to mandatory redemption
    352,000           6.95%     6.95%   $  35    $ 37  104.64     104.64
         --          10.05%    10.05%      --      22      --         --

  Issuance expenses and unamortized
    redemption costs                       --      (1)
                                        $  35    $ 58

  The outstanding preferred stock not subject to mandatory redemption is redeemable at the option of the Electric Operating Companies upon 30 days notice at the current redemption price per share. CPL's auction preferred stock totaling $160 million also may be redeemed at par on any dividend payment date. The CSW System's authorized number of shares of preferred stock totaled
  6.4 million at December 31, 1994 and 1993.

    Redemption prices of certain preferred stock decline at specified intervals in future periods. The preferred stock issues subject to mandatory redemption are refundable at various times during the period 1995 through 1999. The minimum annual sinking fund requirements of the preferred stock are $1.2 million for the years 1995 through 1999. During 1994 and 1993, the Electric Operating Companies redeemed $33 million and $17 million, respectively, of preferred stock, including redemption premiums.

  CPL
  The dividends on CPL's $160 million auction and money market preferred stocks are adjusted every 49 days, based on current market rates. The dividend rates averaged 3.5%, 2.7%, and 3.6% during 1994, 1993 and 1992.

  CPL  retired  its  remaining 10.05% preferred stock  during  August
  1994.

  WTU
  In July 1993, WTU redeemed 100,000 shares of its 7.25% Series, $100 par value, Preferred Stock, for $10 million, in accordance with mandatory and optional sinking fund provisions. The capital required for this transaction was provided by short-term borrowings from the CSW System money pool and internal sources.

  In July 1994, WTU redeemed the remaining 47,000 shares of its 7.25% Series, $100 par value, Preferred Stock.

5.Common Stock
  On March 6, 1992, CSW effected a two-for-one split of CSW's common stock by means of a 100% stock dividend paid to stockholders of record on February 10, 1992. All references to number of shares outstanding, to per share information in the Consolidated Financial Statements, and to the notes thereto have been adjusted to reflect the stock split on a retroactive basis.

  CSW has a restricted stock plan and a stock option plan. Under the stock option plan, 3,833,000 shares of common stock are available for grant and 491,000 shares are reserved for exercise of options which were outstanding at December 31, 1994.

  The PowerShare dividend reinvestment plan is available to all CSW stockholders, employees, eligible retirees, utility customers and other residents of the four states where the Electric Operating Companies operate. Plan participants are able to make optional cash payments and reinvest all or any portion of their dividends in CSW common shares. During 1994, CSW raised approximately $50 million in common stock equity through PowerShare.

6.Financial Instruments
  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value.

  Cash and temporary cash investments
  The carrying amount approximates fair value because of the short maturity of those instruments.

  Short-term investments
  The carrying amount approximates fair value because of the short maturity of those instruments. Short-term investments are classified in accounts receivable on the consolidated balance sheets.

  Long-term debt
  The fair value of the CSW System's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to CSW for debt of the same remaining maturities.

  Preferred stock subject to mandatory redemption
  The fair value of the Electric Operating Companies' preferred stock subject to mandatory redemption is estimated based on quoted market prices for the same or similar issues or on the current rates offered to CSW for preferred stock with the same or similar remaining redemption provision.

  Long-term debt and preferred stock due within 12 months
  The fair value of current maturities of long-term debt and preferred stock due within 12 months are estimated based on quoted market prices for the same or similar issues or on the current rates offered for long-term debt or preferred stock with the same or similar remaining redemption provisions.

  Short-term debt
  The carrying amount approximates fair value because of the short maturity of those instruments.

  The fair value does not affect CSW's liabilities unless the issues are redeemed prior to their maturity dates.

  The estimated fair values of  CSW's financial instruments follow:

                                   1994                   1993
                             Carrying     Fair     Carrying     Fair
                             Amount       Value    Amount       Value
                                            (millions)
Cash and temporary cash
  investments                   $27        $27       $62         $62
Short-term investments           --         --        13          13
Long-term debt                2,940      2,795     2,749       2,947
Preferred stock subject to
  mandatory redemption           35         32        58          61
Long-term debt and preferred
  stock due within 12 months      7          7        26          26
Short-term debt               1,483      1,483     1,410       1,410

7.Short-Term Financing
  The CSW System has established a money pool to coordinate short-term borrowings and to make borrowings outside the money pool through CSW's issuance of commercial paper. At December 31, 1994, the CSW System had bank lines of credit aggregating $930 million to back up its commercial paper program.

  CSW Credit, which does not participate in the money pool, issues commercial paper that is secured by the assignment of its receivables. CSW Credit maintains a secured revolving credit agreement which aggregated $900 million at December 31, 1994, to back up its commercial paper program.

8.Benefit Plans
  Defined Benefit Pension Plan
  The CSW System maintains a tax qualified, non-contributory defined benefit pension plan covering substantially all employees. Benefits are based on employees' years of credited service, age at retirement, and final average annual earnings with an offset for the participant's primary Social Security benefit. The CSW System's funding policy is based on actuarially determined contributions, taking into account amounts which are deductible for income tax purposes and minimum contributions required by the ERISA. Pension plan assets consist primarily of common stocks and short-term and intermediate-term fixed income investments.

  Contributions to the plan for the years ended December 31, 1994, 1993 and 1992 were $28 million, $32 million and $29 million, respectively.

  The  approximate maximum number of participants in the plan  during
  1994   were   8,500   active  participants,  3,600   retirees   and
  beneficiaries and 1,000 terminated employees.

  The components of net periodic pension cost and the assumptions used in accounting for pensions follow:
                                               1994       1993      1992
                                                 (dollars in millions)
     Net Periodic Pension Cost
       Service cost                             $22        $20       $18
       Interest cost on projected
         benefit obligation                      62         56        50
       Actual return on plan assets              (4)       (68)      (43)
       Net amortization and deferral            (70)        --       (20)
                                                $10       $  8      $  5

     Discount rate                             8.25%      7.75%     8.50%
     Long-term compensation increase           5.46%      5.46%     5.96%
     Return on plan assets                     9.50%      9.50%     9.50%

  A reconciliation of the funded status of the plan to the amounts recognized on the balance sheets is shown below:

                                                    December 31,
                                                 1994        1993
                                                    (millions)
      Plan assets, at fair value                 $794        $790
      Actuarial present value of
        Accumulated benefit obligation
          for service rendered to date            685         649
        Additional benefit for future
          salary levels                           112         133
        Projected benefit obligation              797         782
      Plan assets in excess/(below) the
        projected benefit obligation               (3)          8
      Unrecognized net gain                        60          62
      Unrecognized prior service cost              (8)         (8)
      Unrecognized net obligation                  15          17
        Prepaid pension cost                     $ 64       $  79

  The vested portion of the accumulated benefit obligations at December 31, 1994 and 1993 was $626 million and $586 million, respectively. The unrecognized net obligation is being amortized over the average remaining service life of employees or 16 years. Prepaid pension cost is included in other deferred charges on the consolidated balance sheets.

  In addition to the amounts shown in the above table, the CSW System has a non-qualified excess benefit plan. This plan is available to all pension plan participants who are entitled to receive a pension benefit from CSW which is in excess of the limitations imposed on benefits by the Internal Revenue Code through the qualified plan. CSW's net periodic cost for this non-qualified plan for the years ended December 31, 1994, 1993 and 1992 was $1.8 million, $1.8 million and $0.5 million, respectively.

  Health and Welfare Plans
  The CSW System had medical, dental, group life insurance, dependent life insurance, and accidental death and dismemberment plans for substantially all active CSW System employees during 1994. The contributions, recorded on a pay-as-you-go basis, for the years ended December 31, 1994 and 1993 were approximately $17 million and $23 million, respectively. Effective January 1993, the CSW System's method of providing health benefits was modified to include such benefits as a health maintenance organization, preferred provider options, managed prescription drug and mail-order program and a mental health and substance abuse program in addition to the self-insured indemnity plans.

  Postretirement Benefits Other Than Pensions
  The CSW System adopted SFAS No. 106 effective January 1, 1993. The effect on operating expense in 1993 was an increase of $16 million. The transition obligation is being amortized over twenty years, with eighteen years remaining. In prior years, these benefits were accounted for on a pay-as-you-go basis.

  The components of net periodic postretirement benefit cost follow:

                                                   1994          1993
                                                       (millions)
     Net Periodic Postretirement Benefit Cost
       Service cost                                $  9           $ 8
         Interest cost on APBO                       19            17
         Actual return on plan assets                (1)           (1)
         Amortization of transition obligation        9             9
         Net amortization and deferral               (4)           (2)
                                                    $32           $31

  A reconciliation of the funded status of the plan to the amounts recognized on the consolidated balance sheets follow:

                                                       December 31,
                                                    1994          1993
   APBO                                                 (millions)
   Retirees                                        $ 141         $ 146
   Other fully eligible participants                  31            30
   Other active participants                          55            64
   Total APBO                                        227           240
   Plan assets at fair value                         (69)          (51)
   APBO in excess of plant assets                    158           189
   Unrecognized transition obligation               (162)         (171)
   Unrecognized gain or (loss)                         4           (18)
   (Accrued)/Prepaid Cost                          $  --         $  --

  The  following  assumptions were used in accounting  for  SFAS  No.
  106.
                                                    1994        1993
       Discount rate                                8.25%       7.75%
       Return on plan assets                        9.50%       9.00%
       Tax rate for taxable trusts                 39.60%      39.60%

  Health Care Cost Trend Rate Assumptions
  Pre-65 Participants: 1994 rate of 11.75% grading down .75% per year to an ultimate rate of 6.5% in 2001.

  Post-65 Participants: 1994 rate of 11.25% grading down .75% per year to an ultimate rate of 6.0% in 2001.

  Increasing  the  assumed  health  care  cost  trend  rates  by  one percentage point in each year would increase the APBO by $26 million and increase the aggregate of the service and interest costs components by $4 million as of December 31, 1994.

9.Jointly Owned Electric Utility Plant
  The  Electric  Operating  Companies are parties  to  various  joint
  ownership  agreements  with  other non-affiliated  entities.   Such
  agreements  provide  for  the  joint  ownership  and  operation  of
  generating   stations   and   related  facilities,   whereby   each
  participant bears its share of the project costs.  At December  31,
  1994,   the  companies  have  undivided  interests  in  five   such
  generating stations and related facilities as shown below:
                            CPL     SWEPCO    SWEPCO     SWEPCO        CSW
                          South      Flint                Dolet     System
                          Texas      Creek    Pirkey      Hills  Oklaunion
                        Nuclear       Coal   Lignite    Lignite       Coal
                          Plant      Plant     Plant      Plant      Plant
                                   (dollars in millions)
    Plant in service     $2,343      $  79    $  431     $  226     $  397
    Accumulated
      depreciation       $  380      $  39    $  135     $   62     $   91
    Plant capacity-MW     2,500        480       650        650        676
    Participation          25.2%      50.0%     85.9%      40.2%      78.1%
    Share of capacity-MW    630        240       559        262        528

10.    Litigation and Regulatory Proceedings

  CPL
  STP
  From February 1993 until May 1994, STP experienced an unscheduled outage which has resulted in significant rate and regulatory proceedings involving CPL. These matters, including a base rate case and fuel reconciliation proceedings, are discussed immediately below.

  Texas Commission Proceedings
  Base Rates
  Rate Inquiry - Docket No. 12820
  Several Cities, the Texas Commission General Counsel and others initiated actions in late 1993 and early 1994 which, if approved by the Texas Commission, would lower CPL's base rates. The requests for a review of CPL's rates arose out of the unscheduled outage at STP which began in February 1993. The STP outage did not affect CPL's ability to meet customer demand because of existing capacity and CPL's purchase of additional energy.

  Pursuant to a scheduling and procedural settlement agreement among the parties challenging CPL's rates, which was approved by a Texas Commission ALJ on April 1, 1994, CPL submitted a rate filing package on July 1, 1994 to the Texas Commission justifying its current base rate structure. In that filing, CPL stated that it had a $111 million retail revenue deficiency and would be justified in seeking a base rate increase. However, consistent with the procedural settlement agreement, CPL has not sought to increase base rates as a part of this docket but seeks to maintain its rates at the same levels agreed to in the settlement of its last two rate cases in 1990 and 1991. As part of the 1990 and 1991 settlements, CPL agreed to freeze base rates from January 1, 1991 through 1994, subject to certain force majeure events including double digit inflation, major tax increases, extraordinary increases in operating expenses or serious declines in operating revenues. On October 31, 1994, CPL filed rebuttal testimony that revised its retail revenue deficiency to approximately $103 million. CPL continues to maintain that its rates are reasonable and that its earnings are within established regulatory guidelines.

  Parties to CPL's base rate case have filed testimony with the Texas Commission recommending reductions in CPL's base rates. Among the parties that filed testimony were OPUC which initially recommended an annual $100 million retail rate reduction. After hearings on the rate case, OPUC claimed that CPL did not meet its burden of proof concerning deferred accounting and as a result OPUC changed its proposed reduction to $147 million. The Cities, which are parties to the rate case, have recommended an annual $75 million retail rate reduction and the write-off of $219 million of CPL's Mirror CWIP asset. See Deferred Accounting below.

  The  Staff  filed  testimony recommending an  annual  reduction  in retail rates of $99.6 million resulting from a combination of proposed rate base and cost of service reductions, which it subsequently revised during the hearings to $83.9 million. In its final brief to the ALJ, the Texas Commission's Staff withdrew its recommendation that short-term debt be included in the calculation of CPL's weighted cost of capital. CPL estimates that this change in the Staff's position will lower its revised proposed retail rate reduction by approximately $6 million. The Staff recommended a rate base disallowance of $407 million, or approximately 17% of CPL's investment in STP, based upon the Staff's calculation of historical performance for STP compared to a peer group of other nuclear facilities. The Staff also recommended that accumulated depreciation and accumulated deferred federal income taxes related to the disallowed portion of STP be adjusted to reflect a net reduction to rate base of $325 million. Additionally, the Staff proposed to disallow depreciation expense related to the recommended STP disallowed plant.

  In its testimony, the Staff argued that its proposed STP rate base reduction was a historical performance-based disallowance that could be temporary in nature and would not have to result in a permanent disallowance. The Staff indicated that, in the future, CPL could seek recovery in rates of the proposed STP rate base disallowance, subject to the performance of STP.

  The Texas Commission held hearings in November and December 1994, and all parties have filed briefs in the case. The ALJ is expected to issue a recommended order for consideration by the Texas Commission in April 1995, with a final order from the Texas Commission expected in May 1995. Testimony filed by parties to the rate case, including the Staff, is not binding on either the ALJ or the Texas Commission.

  CPL strongly believes that 100 percent of its investment in both units of STP belong in rate base. This belief is based on, among other factors, Units 1 and 2 providing output at high capacity factors since April and June 1994, respectively. In addition, the long-term benefits nuclear generation provides to customers supports their inclusion in rate base. Furthermore, there are no Texas Commission precedents addressing the removal of a nuclear plant from rate base as a performance-based disallowance. Assuming both units of STP are included in rate base, CPL believes it is not collecting excessive revenues, notwithstanding that market rates of return on common equity are generally lower today than they were in 1990 and 1991, when CPL's base rates were last set.

  Fuel
  Introduction
  Pursuant to the substantive rules of the Texas Commission, CPL generally is allowed to recover its fuel costs through a fixed fuel factor. These fuel factors are in the nature of temporary rates, and CPL's collection of revenues by such fuel factors is subject to adjustment at the time of a fuel reconciliation proceeding before the Texas Commission. The difference between fuel revenues billed and fuel expense incurred is recorded as an addition to or a reduction of revenues, with a corresponding entry to unrecovered fuel cost or other current liabilities, as appropriate. Any fuel costs, not limited to under- or over-recoveries, which the Texas Commission determines as unreasonable in a reconciliation proceeding are not recoverable from customers.

  Fuel Surcharge - Docket No. 12154
  In July 1993, CPL filed a fuel surcharge petition, which is separate from a fuel reconciliation proceeding, with the Texas
  Commission to comply with the mandatory provisions of the Texas Commission's fuel rules. The petition requested approval of a customer surcharge to recover under-recovered fuel and purchased power costs resulting from the STP outage, increased natural gas costs and other factors. The petition also requested that the Texas Commission postpone consideration of the surcharge until the STP outage concluded or at the time fuel costs are next reconciled as discussed above. In August 1993, a Texas Commission ALJ granted CPL's request to postpone consideration of the surcharge. In January and July of 1994, CPL updated its fuel surcharge petition to reflect amounts of under-recovery through November 1993 and May 1994, respectively. Also, CPL further updated its petition in January 1995 to reflect amounts of under-recovery through November 1994. Likewise, CPL requested and was granted postponement of the updated petitions until the STP outage concluded or at the time fuel costs are next reconciled. On January 4, 1995, Docket No. 12154 was consolidated into Docket No. 13650.

  Prudence Inquiry - Docket No. 13126
  In April 1994, the Texas Commission's General Counsel and Staff issued a Request for Proposal for an audit of the STP outage, and in July 1994 a consultant was selected to perform the audit. The purpose of the audit is to evaluate the prudence of management activities at STP, including the actions of HLP and the STP management committee, of which CPL is a participant. Such review will include the time from original commercial operation of each unit until they were returned to service from the outage. The findings of this audit are expected to be incorporated into this proceeding. CPL and HLP will pay the costs of the audit but will have no control over the ultimate work product of the consultant.

  In June 1994, the Texas Commission's General Counsel initiated an inquiry into the operation and management of STP which resulted in the establishment of this proceeding. As part of the inquiry, CPL presented certain information concerning the prudence of management activities at STP relating to the STP outage. Testimony filed by CPL stated that the cause of the STP outage was the result of an accidental equipment failure rather than imprudent management activities at STP. Based on this information, CPL will seek full recovery in its fuel reconciliation case of incremental energy costs related to the STP outage.

  As a part of this proceeding, CPL was required to reconstruct its production costs assuming STP was available 100% of the time during the actual outage. Testimony filed by CPL stated that it is unrealistic to expect any generating unit to operate all the time. The testimony provided calculations of STP replacement power cost estimates for availability factor scenarios at (i) 100%, (ii) 75% and (iii) 65% average availability. Based on these average availability factors, STP net replacement power costs for the entire outage period were estimated to be (i) $104.5 million at 100%, (ii) $79.0 million at 75% and (iii) $68.2 million at 65% average availability.

  The results of this prudence inquiry are expected to be used in CPL's pending fuel reconciliation proceeding in Docket No. 13650, as discussed below, and possibly CPL's next base rate proceeding should a return on equity penalty be ordered by the Texas Commission. Such penalty could lower CPL's allowed return on equity in its next base rate case from what it otherwise would be permitted to earn.

  Fuel Reconciliation - Docket No. 13650
  On November 15, 1994, CPL filed a fuel reconciliation case with the Texas Commission seeking to reconcile approximately $1.2 billion of fuel costs from March 1, 1990 through June 30, 1994. This period includes the STP outage where CPL's fuel and purchased power costs were increased as the power normally generated by STP was replaced through sources with higher costs. At December 31, 1994, CPL's under-recovered fuel balance was $54.1 million, exclusive of interest. This under-recovery of fuel costs, while due primarily to the STP outage, was also affected by changes in fuel prices and timing differences. CPL cannot accurately estimate the amount of any future under- or over-recoveries due to the nature of the above factors. CPL cannot predict how the Texas Commission will ultimately resolve the reasonableness of higher replacement energy costs associated with the STP outage. Although the Texas Commission could disallow all or a portion of the STP replacement energy costs, such determination cannot be made until a final order is issued by the Texas Commission in this docket. If a significant portion of the fuel costs were disallowed by the Texas Commission, CSW could experience a material adverse effect on its consolidated results of operations in the year of disallowance but not on its financial condition.

  CPL continues to negotiate with the intervening parties to resolve Docket Nos. 12820, 13126 and the STP portions of Docket No. 13650 through settlement. However, no settlement has been reached.

  Management cannot predict the ultimate outcome of these regulatory proceedings. However, management believes that the ultimate resolution of the various issues will not have a material adverse effect on CSW's consolidated results of operations or financial condition.

  STP Background
  Final Orders
  In October 1990, the Texas Commission issued the STP Unit 1 Order which fully implemented a stipulated agreement filed in February 1990 to resolve dockets then pending before the Texas Commission. In December 1990, the Texas Commission issued the STP Unit 2 Order which fully implemented a stipulated agreement to resolve all issues regarding CPL's investment in STP Unit 2.

  The STP Unit 1 Order allowed CPL to increase retail base rates by $144 million. This base rate increase made permanent a $105 million interim base rate increase placed into effect in March 1990 and a $39 million interim base rate increase placed into effect in September 1989. The STP Unit 2 Order provided for a retail base rate increase of $120 million effective January 1,
  1991. The STP Unit 1 Order also provided for the deferral of operating expenses and carrying costs on STP Unit 2. A prior Texas Commission order had authorized deferral of STP Unit 1 costs. See Deferred Accounting below. Such costs are being recovered through rates over the remaining life of STP. Also, the STP Unit 1 Order authorized use of Mirror CWIP, pursuant to which CPL recognized $360 million of carrying costs as deferred costs, and established a corresponding liability to customers recorded in Mirror CWIP Liability and Other Deferred Credits on the balance sheets. In compliance with the order, carrying costs collected through rates during periods when CWIP was included in rate base were recognized as a loan from customers. The loan is being repaid through lower rates from 1991 through 1995. The Mirror CWIP liability is being reduced by the recognition of non-cash income during the period 1991 through 1995. The Mirror CWIP asset is being amortized to expense over the life of the plant.

  The STP Unit 1 and 2 Orders resolved all issues pertaining to the reasonable original costs of STP and the appropriate amount to be included in rate base. Pursuant to the Texas Commission orders, the original costs of CPL's total investment in STP is included in rate base. As indicated under the heading Texas Commission Proceedings above, however, CPL is currently involved in base rate and fuel proceedings which challenge CPL's right to recover certain costs associated with the STP outage.

  As part of the stipulated agreement, CPL agreed to freeze base rates from January 1, 1991 through 1994, subject to certain force majeure events including double-digit inflation, major tax increases, extraordinary increases in operating expenses or serious declines in operating revenues. CPL may file for increases in base rates, which would be effective after 1994 and subject to certain limitations. The fuel portion of customers' bills is subject to adjustment following the normal review and approval by the Texas Commission.

  The stipulated agreements, as discussed above, were entered into by CPL, the Staff and a majority of intervenors including major cities in CPL's service territory and major industrial customers. These intervenors represent a significant majority of CPL's customers. CPL and the TSA reached agreements, which were subsequently approved by the Staff and other signatories, whereby TSA agreed not to oppose the stipulated agreements in any respect, except with regard to deferred accounting and rate design issues in the STP Unit 1 Order. OPUC and a coalition of low-income customers declined to enter into the stipulated agreements.

  In January 1991, the TSA, OPUC and the coalition of low-income customers filed appeals of the STP Unit 1 Order in District Court requesting reversal of the deferred accounting for STP Unit 2 and other aspects of that order. In March 1991, the TSA, OPUC and the coalition of low-income customers filed appeals of the STP Unit 2 Order in the District Court requesting reversal of that order.
  These appeals are pending before the District Court. If these orders are ultimately reversed on appeal, the stipulated agreements would be nullified and CSW could experience a significant adverse effect on its consolidated results of operations and financial condition. However, the parties to the stipulated agreement, should it be nullified, are bound to renegotiate and try to reach a revised agreement that would achieve the same economic results. Management believes that the STP Unit 1 and 2 Orders will be upheld.

  Deferred Accounting
  CPL was granted deferred accounting for STP Unit 1 and 2 costs by Texas Commission orders. These orders allowed CPL to defer post-in-service operating and maintenance costs, including taxes and depreciation, and carrying costs until these costs were reflected in retail rates. Deferred accounting had an immediate positive effect on net income in the years allowed, but cash earnings were not increased until rates went into effect reflecting STP in service. See Final Orders above. The total deferrals for the periods affected were approximately $492 million with an after-tax net income effect of approximately $325 million. This total deferral included approximately $270 million of pre-tax debt carrying costs. Pursuant to the STP Unit 1 and 2 Orders, CPL's retail rates include recovery of STP Unit 1 and 2 deferrals over the remaining life of the plant.

  In July 1989, OPUC and the TSA filed appeals of the Texas Commission's final order in District Court requesting reversal of deferred accounting for STP Unit 1. In September 1990, the District Court issued a judgment affirming the Texas Commission's order for STP Unit 1, which was subsequently appealed to the Court of Appeals by OPUC and the TSA. The hearing of CPL's STP Unit 1 deferred accounting order was combined by the Court of Appeals with similar appeals of HLP deferred accounting orders.

  In September 1992, the Court of Appeals issued a decision that allows CPL to include STP Unit 1 deferred post-in-service operating and maintenance costs in rate base. However, the Court of Appeals held that deferred post-in-service carrying costs could not be included in rate base, thereby prohibiting CPL from earning a return on such costs.

  After the Court of Appeals' denial of each party's motion for rehearing of the decision, CPL and the Texas Commission in December 1992 filed Applications for Writ of Error petitioning the Supreme Court of Texas to review the September 1992 decision denying rate base treatment of deferred post-in-service carrying costs by the Court of Appeals. Additionally, the TSA and OPUC filed Applications for Writ of Error petitioning the Supreme Court of Texas to reverse the Court of Appeals' decision, challenging generally the legality of deferred accounting for rate base treatment of any deferred costs. In May 1993, the Supreme Court of Texas granted CPL's Application for Writ of Error. CPL's case was consolidated with the deferred accounting cases of El Paso and HLP. In June 1994, the Supreme Court of Texas sustained deferred accounting as an appropriate mechanism for the Texas Commission to use in preserving the financial integrity of utilities. The
  Supreme Court of Texas held that the Texas Commission can authorize utilities to defer those costs that are incurred between the in-service date of a plant and the effectiveness of new rates, which include such costs. On October 6, 1994, the Supreme Court of Texas denied a motion for rehearing CPL's deferred accounting matter filed by the State of Texas. The language of the Supreme Court of Texas opinion suggests that the appropriateness of allowing deferred accounting may need to again be reviewed under a financial integrity standard at the time the costs begin being recovered through rates. For CPL, that would be the STP Unit 1 and Unit 2 Orders discussed above. To the extent that additional review is required, it should occur in those dockets.

  If these deferred accounting matters are not favorably resolved, CSW could experience a material adverse effect on its consolidated results of operations and financial condition. While CPL's management cannot predict the ultimate outcome of these matters, management believes CPL will receive approval of its deferred accounting orders or will be successful in renegotiation of its rate orders, so that there will be no material adverse effect on CSW's consolidated results of operations or financial condition.

  Westinghouse Litigation
  CPL and other owners of STP are plaintiffs in a lawsuit filed in October 1990 in the District Court in Matagorda County, Texas against Westinghouse, seeking damages and other relief. The suit alleges that Westinghouse supplied STP with defective steam generator tubes that are susceptible to stress corrosion cracking. Westinghouse filed an answer to the suit in March 1992, denying the plaintiff's allegations. The suit is set for trial in July 1995.

  Inspections during the STP outage have detected early signs of stress corrosion cracking in tubes at STP Unit 1. Management believes additional problems would develop gradually and will be monitored by the Project Manager of STP. An accurate estimate of the costs of remedying any further problems currently is unavailable due to many uncertainties, including among other things, the timing of repairs, which may coincide with scheduled outages, and the recoverability of amounts from Westinghouse. Management believes that the ultimate resolution of this matter will not have a material adverse effect on CSW's consolidated results of operations or financial condition.

  Civil Penalties
  In October 1994, the NRC staff advised HLP that it proposes to fine HLP $100,000 for what the NRC believes was discrimination against a contractor employee at STP who brought complaints of possible safety problems to the NRC's attention. These actions resulted from the findings of a NRC investigation of alleged violations of STP security and work process procedures in 1992. The incident cited by the NRC is the subject of a contested hearing that is scheduled to be held in the spring of 1995 before a United States Department of Labor judge. Until the Department of Labor issues a final decision in this matter, the NRC is not requiring HLP to respond to its notice of violation.

  PSO

  Rate Review
  In   December  1993,  the  Oklahoma  Commission  issued  an   order
  unanimously approving a joint stipulation between PSO, the Oklahoma Commission Staff, and the Office of the Attorney General of the State of Oklahoma, as recommended by the ALJ. The order allowed PSO an increase in retail prices of $14.4 million on an annual basis which represents a $4.3 million increase above those authorized by the March 1993 interim order. In January 1994, the Oklahoma Commission issued an order unanimously approving PSO's price schedules reflecting the $14.4 million price increase. The new prices became effective beginning with the billing month of February 1994.

  The December 1993 order addresses, among other things, the following issues. PSO will recover $4.5 million annually in expenses associated with OPEBs, which, for PSO, are primarily health care related benefits. Such expenses will be recovered along with amortization of the deferred 1993 OPEBs at a rate of $0.5 million per year for 10 years. PSO will amortize deferred storm expenses associated with both a 1987 ice storm and a 1992 wind storm, amounting to $1.2 million per year for five years. In addition, the order recognizes the increase in federal income tax expenses resulting from the recent increase in the federal corporate income tax rate from 34 percent to 35 percent. PSO will continue to use the depreciation rates previously approved by the Oklahoma Commission. PSO agreed that it will not file another retail price increase application until after June 30, 1995.

  Gas Transportation and Fuel Management Fees
  An order issued by the Oklahoma Commission in 1991 required that the level of gas transportation and fuel management fees, paid to Transok by PSO, permitted for recovery through the fuel adjustment clause be reviewed in the aforementioned price proceeding. This portion of the price review was bifurcated. In February 1995, an agreement was reached which allows PSO to recover approximately $28.4 million of transportation and fuel management fees in base rates using 1991 determinants and approximately $1 million through the fuel adjustment clause. The agreement also requires the phase-in of competitive bidding of natural gas transportation requirements in excess of 165 Mmcf per day. An ALJ has recommended approval of the agreement to the Oklahoma Commission. A final order is expected in the first quarter of 1995.

  Gas Purchase Contracts
  PSO has been named defendant in complaints filed in federal and state courts of Oklahoma and Texas in 1984 through February 1995 by gas suppliers alleging claims arising out of certain gas purchase contracts. Cases currently pending seek approximately $29 million in actual damages, together with claims for punitive damages which, in compliance with pleading code requirements, are alleged to be in excess of $10,000. The plaintiffs seek relief through the filing dates as well as attorney fees. As a result of settlements among the parties, certain plaintiffs dismissed their claims with prejudice to further action. The settlements did not have a significant effect on CSW's consolidated results of operations. The remaining suits are in the preliminary stages. Management cannot predict the outcome of these proceedings. However, management believes that PSO has defenses to these complaints and intends to pursue them vigorously. Management also believes that the ultimate resolution of the remaining complaints will not have a material adverse effect on CSW's consolidated results of operations or financial condition.

  PCB Cases
  PSO has been named defendant in complaints filed in state court in Oklahoma alleging, among other things, that some of the plaintiffs were contaminated with PCBs and other toxic by-products following transformer malfunctions. The complaints currently total approximately $383 million of which appproximately one-third respresents punitive damages. Some claims have been dismissed, certain of which resulted from settlements among the parties. The settlements did not have a significant effect on CSW's consolidated results of operations. Although management cannot predict the outcome of these proceedings, management believes that PSO has defenses to these claims and intends to pursue them vigorously. Moreover, management has reason to believe that PSO's insurance may cover some of the claims. Management also believes that  the  ultimate  resolution of these  cases  will  not  have  a material adverse effect on CSW's consolidated results of operations or financial condition.

  Burlington Northern Transportation Contract
  In June 1992, PSO filed suit in Federal District Court in Tulsa, Oklahoma, against Burlington Northern seeking declaratory relief under a long-term contract for the transportation of coal. In July 1992, Burlington Northern asserted counterclaims against PSO alleging that PSO breached the contract. The counterclaims sought damages in an unspecified amount. In December 1993, PSO amended its suit against Burlington Northern seeking damages and declaratory relief under federal and state anti-trust laws. PSO and Burlington Northern filed motions for summary judgment on certain dispositive issues in the litigation. In March 1994, the court issued an order granting PSO's motions for summary judgment and denying Burlington Northern's motion. It was not necessary for the court to decide the federal and state anti-trust claims raised by PSO. Judgment was rendered in favor of PSO by the
  United States District Court in May 1994. In June 1994, Burlington Northern appealed this judgment to the United States Court of Appeals for the Tenth Circuit. This appeal is now pending.

  Burlington Northern Arbitration
  In May 1994, in a related arbitration, an arbitration panel made an award favorable to PSO concerning basic transportation rates under the coal transportation contract described above, and concerning the contract mechanism for adjustment of future transportation rates. These arbitrated issues were not involved in the related lawsuit described above. Burlington Northern filed an action to vacate the arbitrated award in the District Court for Dallas County, Texas. PSO removed this action to the United
  States District Court for the Northern District of Texas, and filed a motion to either dismiss this action or have it transferred to the United States District Court for the Northern District of Oklahoma. Burlington Northern moved to remand the action to state court. In September 1994, the United States District Court for the Northern District of Texas denied the rail carrier's motion to remand, and granted PSO's motion to transfer the action to the United States District Court for the Northern District of Oklahoma. Separately, PSO filed an action to confirm the arbitration award in the United States District Court for the Northern District of Oklahoma, and Burlington Northern filed a motion to dismiss this confirmation action. On December 6, 1994, the District Court entered an order denying the Burlington Northern's motion to vacate the arbitration award, and granting PSO's motion to confirm the arbitration award. On December 29, 1994, the District Court entered judgment confirming the arbitration award, including a money judgment in PSO's favor for $16.4 million, with interest at 7.2% per annum compounded annually from December 21, 1994 until paid. On January 6, 1995, Burlington Northern appealed the District Court's judgment to the United States Court of Appeals for the Tenth Circuit. This appeal is now pending.

  SWEPCO
  Fuel Reconciliation
  On March 17, 1994, SWEPCO filed a petition with the Texas Commission to reconcile fuel costs for the period November 1989 through December 1993. Total Texas jurisdictional fuel expenses subject to reconciliation for this 50-month period were approximately $559 million. SWEPCO's net under-recovery for the reconciliation period was approximately $0.9 million. SWEPCO and the intervening parties in this proceeding were able to negotiate a stipulated agreement providing a $3.2 million fuel cost disallowance and settling all issues except one. That issue involved the recovery of certain fuel related litigation and settlement negotiation expenses. The Texas Commission, at its Final Order hearing on January 18, 1995, approved the stipulated disallowance and granted SWEPCO recovery of the fuel related litigation expense. The $3.2 million disallowance is included in SWEPCO's 1994 results of operations. SWEPCO recognized the litigation costs as expenses in prior periods.

  Burlington Northern Transportation Contract
  On January 20, 1995, a state district court in Bowie County, Texas, entered judgment in favor of SWEPCO against Burlington Northern in a lawsuit between the parties regarding rates charged under two rail transportation contracts for delivery of coal to SWEPCO's Welsh and Flint Creek power plants. The court awarded SWEPCO approximately $72 million covering damages for the period from April 27, 1989 through September 26, 1994 and prejudgment interest fees and grant certain declaratory relief requested by SWEPCO.

  Kansas City Southern Railway Company Transportation Contracts
  In March 1994, SWEPCO entered into a settlement with the Kansas City Southern Railway Company of litigation between parties regarding two coal transportation contracts. Pursuant to the settlement, SWEPCO and the Kansas City Southern Railway Company executed a new coal transportation agreement. The settlement is expected to result in a reduction of SWEPCO's coal transportation costs now and in the future. Burlington Northern, another party to the prior contracts and to the litigation, did not participate in the settlement and the litigation is still pending between SWEPCO and Burlington Northern.

  WTU

  Rate Proceeding - Docket No. 13369
  On August 25, 1994, WTU filed a petition with the Texas Commission and with cities with original jurisdiction to review WTU's rates, proposed an interim across-the-board base rate reduction of 3.25% or, approximately $5.7 million, effective October 1, 1994, and sought until February 28, 1995, the time to develop and file a RFP. WTU also requested the ability to "true-up", back to October 1, 1994, any difference in revenue requirements upon final order of the Texas Commission, and proposed that any increases over the pre-October 1, 1994, base rates be implemented prospectively on the effective date of the final order.

  As discussed below, WTU's fuel reconciliation was consolidated with this proceeding in September 1994. Reconcilable fuel costs during the reconciliation period were approximately $300 million. At June 30, 1994, the fuel cost under-recovery totaled approximately $5.1 million, including interest. At December 31, 1994, this amount had become an over-recovery of approximately $0.2 million. WTU is not seeking a change in fuel factors.

  On February 28, 1995, WTU filed with the Texas Commission and cities with original jurisdiction the rate filing package which indicates a revenue deficiency of approximately $14.5 million. However, WTU simultaneously filed with the parties a settlement proposal to reduce overall base rate revenue by 3.25%, effective October 1, 1994, an annual impact in the rate year beginning
  January 1, 1996 of approximately $5.9 million. The settlement proposal reflects WTU's desire to maintain competitive rates, recognizes the importance of competitive rates in the changing electric service marketplace, and demonstrates WTU's strong commitment to the long-term success of WTU and its customers.

  Unless a settlement accelerates the schedule, WTU anticipates hearings in mid-1995 with a final order in the fourth quarter of 1995. Management cannot predict the outcome of the rate proceeding, the fuel reconciliation, or the settlement proposal, but believes that the ultimate resolution of these matters will not have a material adverse effect on CSW's consolidated results of operations or financial condition.

  Fuel Reconciliation - Docket No. 13172
  On June 30, 1994, WTU filed a petition with the Texas Commission to reconcile fuel costs for the period January 1991 through February 1994. Subsequently, in September 1994, this fuel reconciliation proceeding was consolidated into Docket No. 13369 described above, and the reconciliation period was extended through June 1994.

  Rate Case Proceeding - Docket No. 7510
  In November 1987, the Texas Commission issued a final order in WTU's retail rate case providing for WTU to receive an annual increase in base retail revenues of $34.9 million. Rates reflecting the final order were implemented in December 1987. WTU, along with certain intervenors in the retail rate proceeding, appealed the Texas Commission's final order to the District Court seeking reversal of various provisions of the final order, including the inclusion of deferred accounting in rate base.

  The appeals were consolidated and in September 1988, the District Court affirmed the final order of the Texas Commission. In November 1988, certain intervenors filed appeals of the District Court's judgment with the Court of Appeals. In February 1990, the Court of Appeals ruled that an intervenor had improperly been excluded from presenting its appeal to the District Court, reversed the District Court's judgment and remanded the case to the District Court for further proceedings.

  In October 1992, the District Court heard the remanded appeals of the final order of the Texas Commission and in March 1993 issued an order affirming the Texas Commission's order in all material respects with the single exception of the inclusion of deferred Oklaunion carrying costs in rate base. In its treatment of deferred costs, the District Court followed a then-current opinion of the Court of Appeals which precluded recovery of deferred post-in-service carrying costs. In April 1993, WTU and other parties filed appeals, and oral argument was held on the appeals in December 1993 on the non-deferred accounting issues. With respect to the deferred accounting issues, the parties recognized certain Supreme Court of Texas decisions regarding other deferred accounting cases would be influential in WTU's case.

  In June 1994, the Supreme Court of Texas issued its opinion in the three other cases involving deferred accounting holding that the Texas Commission has the authority to allow deferred accounting treatment during the deferral period, including deferred post-in-service carrying costs. The Supreme Court of Texas upheld the Court of Appeals in all respects except it reversed the Court of Appeals to the extent it disallowed carrying costs deferrals and remanded to the Court of Appeals for consideration of the unresolved arguments of the improperly excluded intervenor. Motions for rehearing were filed by certain parties which were denied by the Supreme Court of Texas. These rulings influenced the Court of Appeals' decision in WTU's rate case appeals, as described below.

  On February 15, 1995, the Court of Appeals affirmed all aspects of the District Court judgment relating to the Texas Commission's allowance of non-Oklaunion depreciation rates and the surcharge of rate case expenses, reversed the District Court's judgment relating to the exclusion of deferred Oklaunion carrying costs in rate base, and remanded the cause to the Texas Commission to reexamine the issue of deferred costs in light of the remand of Docket No. 7289, as described above. However, on March 3, 1995, WTU filed a motion for rehearing at the Court of Appeals seeking clarification of certain aspects of its order and arguing that the Court of Appeals erred in remanding the case to the Texas Commission for it to determine to what extent deferred costs are necessary to preserve WTU's financial integrity because the issue has been waived since it was not briefed or argued to the Court of Appeals. WTU expects other parties may also file motions for rehearing.

  WTU's motion for rehearing may, if granted, prevent further review of financial integrity issues with respect to deferred accounting in any remand of Docket No. 7510. If a broader remand is permitted and if the Texas Commission concludes in Docket No. 7289 that deferred accounting was necessary to preserve WTU's financial integrity during the deferral period, the Texas Commission must decide to what extent the deferred Oklaunion costs, including carrying costs, were necessary to preserve WTU's financial integrity. If WTU's deferred accounting treatment is ultimately reversed or is substantially reduced, WTU could experience a material adverse impact on its results of operations. While management can give no assurances as to the outcome of the remanded proceeding or the motion for rehearing, management believes that 100 percent of the Oklaunion deferred costs will be determined by the Texas Commission to have been necessary to preserve WTU's financial integrity during the deferral period so that there will be no material adverse effect on CSW's consolidated results of operations or financial condition.

  Deferred Accounting - Docket No. 7289
  WTU received approval from the Texas Commission in September 1987 to defer operating expenses and carrying costs associated with
  Oklaunion incurred subsequent to its December 1986 commercial operation date until December 1987 (the deferral period) when retail rates including Oklaunion in WTU's rate base became effective. WTU has recorded approximately $32 million of Oklaunion deferred costs, of which $25 million are carrying costs. The deferred costs are being recovered and amortized over the remaining life of the plant. In November 1987, OPUC filed an appeal in the District Court challenging the Texas Commission's final order authorizing WTU to defer the costs associated with Oklaunion. In October 1988, the District Court affirmed the final order of the Texas Commission. In December 1988, OPUC filed an appeal of the District Court judgment in the Court of Appeals. In September 1990, the Court of Appeals upheld the District Court's affirmance of the Texas Commission's final order and in October 1990, OPUC filed a motion for rehearing of the Court of Appeals' decision, which was denied in November 1990. On further appeal, the Supreme Court heard oral argument in September 1993, in WTU's case as well as three other cases involving deferred accounting and in June 1994 issued its opinions in these cases affirming the Texas Commission's authority to allow deferred accounting treatment, but establishing a financial integrity standard rather than the measurable harm standard used by the Texas Commission.

  In October 1994, the Supreme Court of Texas issued a mandate remanding WTU's deferred accounting case to the Texas Commission. While no schedule has yet been established for the proceedings on remand at the Texas Commission, this remand may be considered in tandem with WTU's pending rate case, Docket No. 13369. In the remanded proceeding, the Texas Commission must make a formal finding that the deferral of Oklaunion costs was necessary to prevent WTU's financial integrity during the deferral period from being jeopardized.

  If WTU's deferred accounting treatment is ultimately reversed and not favorably resolved, WTU could experience a material adverse impact on its results of operations. While management cannot predict the ultimate outcome of these proceedings, management believes that WTU's deferred accounting will be ultimately sustained by the Texas Commission on the basis of the financial integrity standard set forth by the Supreme Court of Texas, so that there will be no material adverse effect on CSW's consolidated results of operations or financial condition.

  WTU FERC Order
  On April 4, 1994, the FERC issued an order pursuant to section 211 of the Federal Power Act forcing a regional utility to transmit power to Tex-La on behalf of WTU. The order was one of the first issued by FERC under that provision, which was added by the Energy Policy Act to increase competition in wholesale power markets. WTU began serving Tex-La, which has requirements of approximately 120 MW of electric power. WTU will serve Tex-La until facilities are completed to connect Tex-La to SWEPCO, an affiliated system, at which time SWEPCO will provide 85 MW and WTU will retain 35 MW of the Tex-La electric load.

  Other
  Cimmaron
  On January 12, 1994, Cimmaron brought suit against CSW and its wholly-owned subsidiary, CSWE, in the 125th District Court of Houston, Harris County, Texas. Cimmaron alleges that CSW and CSWE breached commitments to participant with Cimmaron in the failed BioTech Cogeneration project located in Colorado. Cimmaron claims breach of contract, fraud and negligent misrepresentation with alleged damages totaling $250 million, punitive damages of an unspecified amount, as well as attorney's fees.

  CSWE filed a counterclaim against Cimmaron and third-party claims against the principals of Cimmaron on December 22, 1994, alleging that they misrepresented and omitted material facts about their experience and background and about the proposed cogeneration project. CSWE seeks damages of $500,000, the earnest money paid when the letter of intent was executed, the costs associated with due diligence and punitive damages. On January 10, 1995, Cimmaron filed a first amended original petition suing CSWE board members at the time, personally.

  Pre-trial discovery on the case is presently underway with depositions of the parties being taken during March, 1995. Trial was originally set for the week of April 10, 1995, but the parties have filed a joint motion for continuance which is set for hearing on March 20, 1995. Management of CSW cannot predict the outcome of this litigation, but believes that CSW and CSWE have defenses to these complaints and are pursuing them vigorously and that the ultimate resolution will not have a material adverse effect on CSW's consolidated results of operations or financial condition.

  General Matters
  CSW and the Operating Companies are party to various other legal claims, actions and complaints arising in the normal course of business. Management does not expect disposition of these matters to have a material adverse effect on CSW's consolidated results of operations or financial condition.

11.Commitments and Contingent Liabilities
  Proposed Acquisition of El Paso
  Background
  In May 1993, CSW entered into a Merger Agreement pursuant to which El Paso would emerge from bankruptcy as a wholly-owned subsidiary of CSW. El Paso is an electric utility company headquartered in El Paso, Texas, engaged principally in the generation and distribution of electricity to approximately 262,000 retail customers in west Texas and southern New Mexico. El Paso also sells electricity under contract to wholesale customers in a number of locations including southern California and Mexico. El Paso had filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code on January 8, 1992.

  On July 30, 1993, El Paso filed the Modified Plan and a related proposed form of Disclosure Statement providing for the acquisition of El Paso by CSW. On November 15, 1993, all voting classes of creditors and shareholders of El Paso voted to approve the Modified Plan. On December 8, 1993, the Bankruptcy Court confirmed the Modified Plan.

  Under the Modified Plan, the total value of CSW's offer to acquire El Paso is approximately $2.2 billion. The Modified Plan generally provides for El Paso creditors and shareholders to receive shares of CSW Common, cash and/or securities of El Paso, or to have their claims cured and reinstated. The Modified Plan also provides for claims of secured creditors generally to be paid in full with debt securities of reorganized El Paso, and for unsecured creditors to receive a combination of debt securities of reorganized El Paso and CSW Common equal to 95.5 percent of their claims, and for small trade creditors to be paid in full with cash. The Modified Plan provides for El Paso's preferred shareholders to receive preferred shares of reorganized El Paso, or cash, and for options to purchase El Paso Common to be converted into options to purchase a proportionate number of shares of CSW Common. In addition, the Modified Plan provides for certain creditor classes of El Paso to accrue interest on their claims and to receive periodic interim distributions of such interest through the Effective Date or the withdrawal or revocation of the Modified Plan, subject to certain conditions and limitations set forth in the Modified Plan. To date, all such accrued interest payments to creditors have been made by El Paso on a timely basis. If, under certain circumstances, the Merger is not consummated, the Merger Agreement provides for CSW to pay El Paso for a portion of such interim interest payments paid or accrued prior to the termination of the Merger Agreement. The Merger Agreement also provides for CSW to pay for a portion of fees and expenses, including legal expenses of certain El Paso creditors under such circumstances. CSW's potential exposure as of December 31, 1994 is estimated to be approximately $17.5 million; however, the actual amount, if any, that CSW may be required to pay pursuant to these provisions depends on a number of contingencies and cannot presently be predicted.

  On June 14, 1994, Las Cruces filed a motion with the Bankruptcy Court to lift the automatic stay imposed by the bankruptcy filing to allow it to (i) commence action against El Paso for failure to pay franchise fees after the expiration of its franchise agreement with Las Cruces in March 1994, (ii) enter El Paso's property to conduct an appraisal of the electric distribution system and any suitability studies, (iii) give notice of intent to file a condemnation action and (iv) commence state court condemnation proceedings against El Paso to condemn El Paso's distribution system within Las Cruces' city limits.

  On June 29 and July 1, 1994, El Paso and CSW filed responses in the Bankruptcy Court opposing the Las Cruces motion. On August 1, 1994, CSW filed an amended response to the Las Cruces motion which states that the threat or actual commencement of condemnation proceedings by Las Cruces or the elimination of El Paso's service to Las Cruces by condemnation or otherwise may constitute an El Paso material adverse effect, as defined in the Merger Agreement, the absence of which is a condition of CSW's obligation to consummate the Merger. The existence of an El Paso material adverse effect would preclude consummation of the Merger and the Modified Plan, unless CSW waives this condition in writing. CSW's amended response concludes that Las Cruces' intention to file a condemnation proceeding creates a situation that must be favorably resolved before the closing of the Merger.

  By letter dated August 5, 1994, El Paso protested CSW's filing of the amended response and asserted its disagreement with CSW's position regarding Las Cruces as summarized above. In addition, El Paso asserted that CSW's filing of the amended response over El Paso's objection was contrary to the terms of the Merger Agreement.

  On August 22, 1994, Las Cruces entered into a wholesale full requirements power contract with SPS to supply power to a municipal utility proposed to be established by Las Cruces. On August 30, 1994, voters in Las Cruces approved by nearly a two-to-one margin a referendum authorizing Las Cruces to proceed with efforts to acquire from El Paso, through negotiated purchase or condemnation proceedings, the electric utility system of El Paso within Las Cruces, including certain distribution, substation and associated transmission facilities.

  On September 12, 1994, CSW delivered a response to El Paso's August 5 letter. In its September 12 letter, CSW reiterated its position that Las Cruces is a material element of CSW's bargain with El Paso and advised El Paso that the municipalization efforts in Las Cruces and other matters, including (i) the potential loss of other customers in El Paso's service area, including the Holloman Air Force Base and the White Sands Missile Range in New Mexico, (ii) cracking in steam generator tubes at Palo Verde,
  (iii) intense political and regulatory opposition to the Merger, and (iv) a new "comparable transmission service" standard being imposed on the Merger by the FERC, place the completion of the Merger in jeopardy. CSW's September 12 letter further advised El Paso that the foregoing matters, individually and cumulatively, constitute a material adverse effect or failure of other closing conditions under the Merger Agreement which, unless timely resolved in accordance with the Merger Agreement, will preclude closing of the proposed Merger.

  Since CSW's September 12 letter, CSW has exchanged letters with El Paso and others regarding the interpretation of the Merger Agreement and the legal significance of the matters cited by CSW in its September 12 letter. Most of these letters are summarized below.

  On September 14, 1994, CSW filed a second amended response to Las Cruces' motion to lift the stay in bankruptcy. In its second amended response, CSW stated that the intent and plan of Las Cruces to file a condemnation proceeding creates a situation that must be timely and favorably resolved by El Paso before the consummation of the Merger, whether or not the stay is modified or maintained. Further, CSW supported the maintenance of the stay as a means of avoiding disruption pending resolution of the Las Cruces dispute and because El Paso had taken the position that maintenance of the stay was in the best interests of the Merger and the El Paso estate and put El Paso in a better position to resolve the Las Cruces dispute.

  By letter dated September 16, 1994, El Paso disagreed with the positions set forth by CSW in its September 12 letter and asserted that CSW's September 12 letter "had inflicted irreparable harm on El Paso and the Merger process."

  On September 20, 1994, following a hearing on the June 14, 1994 motion of Las Cruces discussed above, the Bankruptcy Court judge indicated orally that, effective January 1, 1995, he would lift the bankruptcy stay on certain actions against El Paso and allow Las Cruces to pursue condemnation proceedings against El Paso with respect to the electric distribution system within Las Cruces under applicable New Mexico law. El Paso filed a motion seeking clarification of this oral ruling as to whether Las Cruces may take immediate possession of the El Paso distribution system under the New Mexico condemnation statutes. On November 22, 1994, the Bankruptcy Court judge orally ruled that Las Cruces can commence condemnation proceedings but can not take possession of the distribution system when the stay is lifted until returning to the Bankruptcy Court and obtaining an order which permits that action.

  By letter dated September 23, 1994, El Paso requested CSW's consent to meet with the City of Las Cruces to discuss the possibility of a resolution of El Paso's dispute with Las Cruces.

  By letter dated October 3, 1994, CSW responded to El Paso's September 16 letter and reaffirmed the positions set forth in CSW's September 12 letter. In addition, CSW consented to El Paso's meeting with Las Cruces, but advised El Paso that CSW would not participate directly in negotiations between Las Cruces and El Paso.

  By letter dated October 5, 1994, counsel to the El Paso Unsecured Creditors Committee, with the concurrence of certain other creditor groups, advised CSW that the committee disagreed with certain positions set forth in CSW's September 12 letter to El Paso. By letter dated October 27, 1994, CSW responded to and stated its disagreement with various statements set forth in the Unsecured Creditors Committee's letter.

  By letter dated October 5, 1994, El Paso's New Mexico regulatory counsel asserted that CSW's September 12 letter had "adversely affected proceedings before the New Mexico Commission" relating to the Merger and that the letter "is being widely interpreted as a statement from CSW that the Merger will not close." By letter dated October 7, 1994, CSW's New Mexico regulatory counsel set forth CSW's disagreement with statements made in El Paso's New Mexico regulatory counsel's October 5 letter. The New Mexico Commission had delayed the New Mexico proceedings prior to September 12, 1994. On October 12, 1994, a New Mexico Commission hearing examiner held a prehearing conference covering scheduling and other matters. On October 14, 1994, CSW filed a Statement of Position and Request for Procedural Schedule in the New Mexico proceeding. El Paso filed a separate position statement in the New Mexico proceeding and advised CSW, by letter dated October 14, 1994, that CSW's statement of position did not "state a sufficiently clear and strong commitment by CSW to closing the Merger." By letter dated October 25, 1994, CSW's New Mexico regulatory counsel stated that the filing by El Paso of a separate position statement "impairs our ability to obtain necessary regulatory approvals from the New Mexico Commission on a timely basis by implying that there are severe problems in the relationship between El Paso and CSW." CSW's October 25 letter also stated that "the lack of a favorable resolution of Las Cruces municipalization efforts continues to not only prevent the closing of the Merger, but is also hindering our ability to obtain New Mexico regulatory approvals."

  By letter dated October 18, 1994, El Paso reasserted its position that the Merger Agreement does not condition CSW's obligation to consummate the Merger on a favorable resolution of the Las Cruces situation. El Paso asserted it was not clear from CSW's October 3 letter whether CSW consented to El Paso's proposed discussion with Las Cruces and again requested CSW's consent to a meeting between El Paso and Las Cruces.

  By letter dated October 27, 1994, CSW reaffirmed the positions taken in its September 12 and October 3 letters, and again consented to El Paso's meeting with Las Cruces and reiterated CSW's willingness to discuss with El Paso possible resolutions of the Las Cruces situation.

  On October 11, 1994, the Bankruptcy Court granted an application by El Paso to employ special litigation counsel to advise El Paso as to ongoing activities with CSW and to assist El Paso as to the best means of preserving its rights. El Paso's application stated that special litigation counsel was needed to evaluate El Paso's rights, remedies and obligations with respect to CSW, the Plan and the Merger Agreement and to advise key officers of El Paso on a course of action to preserve and enforce El Paso's rights and remedies. The application also stated that special litigation counsel "should also be in a position to conduct any litigation which may be necessary," and noted that another law firm then representing El Paso "would not be in a position to represent the Debtor in litigation against CSW." On October 28, 1994, CSW filed a response to El Paso's application, in which CSW stated that while it did not oppose El Paso's motion to employ special litigation counsel, the hiring and future use of litigation counsel may be incongruous with the goal of consummating the

  Merger. The response also stated that El Paso's Disclosure Statement, pursuant to which it obtained confirmation of its Plan of Reorganization, contained projections that explicitly assume the continuation of service to Las Cruces and two military installations in New Mexico.

  By letter dated December 21, 1994, El Paso objected to CSW's motion filed with the New Mexico Commission to extend the procedural schedule by two-weeks. CSW responded to El Paso in a letter dated January 11, 1995, that CSW considered the short two week extension to be in the best interest of obtaining favorable and timely regulatory approval in New Mexico. The two weeks were to be used to facilitate efforts to narrow and resolve outstanding issues in the proceedings and thereby expedite the progress of those proceedings. El Paso restated its disagreement to CSW's motion for extension in a letter dated January 16, 1995.

  By letter dated January 13, 1995, CSW recommended that El Paso object to a request by the Equity Committee to renew its engagement of Salomon Brothers as financial advisor to said committee. CSW stated that the Merger Agreement requires the parties to cooperate in limiting professional fees and that the cost and timing of the reengagement is inappropriate. By letter dated January 20, 1995, El Paso responded to CSW that the Equity Committee's request to reemploy Salomon is a direct consequence of CSW's September 12 letter to El Paso and that it supports the Equity Committee's application. El Paso subsequently filed a statement of support of the Equity Committee's request in the Bankruptcy Court. On February 6, 1995, the Equity Committee of El Paso filed a response in the Bankruptcy Court to objections made by other parties to its rehiring of financial advisors in which the committee accused CSW of taking moves to back out of the Merger Agreement, thereby causing harm to the equity holders.

  On January 3, 1995, a PFD was issued by the presiding officers in the proceedings pending before the Texas Commission relating to the Merger. On January 17, 1995, CSW and El Paso filed joint exceptions to the proposed decision, stating, among other things, that, "in CSW's view, the rate relief recommended . . . falls far short of what is necessary for the consummation of the merger." That same day, CSW issued a press release describing the filing of the exceptions and repeating CSW's view that the terms of the proposed interim decision failed to provide sufficient revenue and adequate rate-making treatment for CSW to consummate the proposed Merger.

  In a letter dated January 19, 1995, El Paso objected to the tenor of CSW's January 17 press release and claimed that CSW's press release harmed El Paso, its creditors, and shareholders and poisoned the regulatory approval process. CSW responded in a letter dated January 31 that it is El Paso's actions that have hindered obtaining the regulatory approvals necessary to consummate the Merger and that these actions were contrary to El Paso's obligations under the Merger Agreement. Further, CSW called on El Paso again to detail the steps it proposes to take to solve the problems identified by CSW in its September 12 letter cited in the PFD by the hearing examiners of the Texas Commission, and to desist from further actions which undercut CSW's efforts to obtain the rate relief, asset treatment and required regulatory approvals necessary to consummate the Merger.

  On February 17, 1995, El Paso responded to CSW's January 31, 1995 letter stating that CSW's assertion that El Paso has breached the Merger Agreement are unfounded. El Paso further accused CSW of searching for a "viable contractual excuse" not to close the Merger.

  On February 20, 1995, El Paso sent a letter to CSW inquiring whether CSW would consent to the sale of the Las Cruces service territory by El Paso and, if so, on what terms and at what price. In addition, the letter inquired whether CSW would consent to a rate reduction in New Mexico and, if so, at what percentage reduction over what period of time. CSW responded in a February 27, 1995 letter that CSW is unwilling to give up any more of the value it bargained for in the Merger Agreement, or to accept the risk of a litigated outcome with Las Cruces. However, CSW encouraged dialogue between El Paso and Las Cruces and stated it continues to support El Paso's efforts to resolve its dispute with Las Cruces. CSW stated it is amenable to considering any alternatives negotiated between Las Cruces and El Paso that would not deprive the Merger of further value and that would enable El Paso to continue to serve the Las Cruces service area or provide El Paso with full compensation for the loss of Las Cruces. CSW looks to El Paso to resolve this situation prior to consummation of the proposed Merger.

  Texas Commission Applications
  On January 10, 1994, CSW and El Paso filed a joint application with the Texas Commission requesting a determination that the Merger is consistent with the public interest. As a part of the application, CSW proposed a three-step rate settlement plan, contingent upon the Texas Commission's approval of the Merger, that seeks to limit El Paso's proposed $41.4 million initial base rate increase for Texas customers, discussed below, to $25 million. In addition, the settlement rate plan proposed to reduce El Paso's fixed fuel factors by $12.8 million and refund $16.4 million from a one-time fuel reconciliation. As a result of the proposed annual reductions in fuel cost, El Paso's rates would not increase during the first year of the settlement plan. The settlement plan also provided for a three-year freeze on additional base rate increases, a limitation on the frequency of base rate increases following the rate freeze period through 2001 to not more than once every other year (i.e., 1997, 1999, and
  2001), and a limitation on the amount of the 1997, 1999 and 2001 base rate increases to an amount not to exceed eight percent of total revenues. No party to the proceedings accepted CSW's rate settlement plan.

  On January 10, 1994, El Paso separately filed with the Texas Commission for a base rate increase, exclusive of fuel, of approximately $41.4 million. The proposed rate increase represents what El Paso has stated it believes is supported under Texas law and prior Texas Commission orders, adjusted to reflect El Paso's proposed Merger with CSW. If the Texas Commission were to approve El Paso's request, the net effect would be to raise rates significantly higher than those proposed in the settlement plan.

  On June 23, 1994, the El Paso City Council voted to reduce El Paso's rates $15.7 million following a recommendation from the City of El Paso's Public Utility Regulation Board. The City of El Paso's decision was appealed to the Texas Commission and consolidated with the rate case pending before that commission.

  On June 24, 1994, the Staff filed testimony in the case before the Texas Commission recommending an increase in base rates of $17.1 million and taking the position that the proposed Merger is not in the public interest because of the possible cost increases to
  CSW's subsidiaries, which the Staff attributed to increased financial risk associated with the proposed acquisition of El Paso. The Staff's recommendation was revised and increased to a $21.5 million increase in base rates for El Paso in October 1994. In addition, the Staff determined that the proposed purchase price for El Paso is too high by $300 to $500 million and disagreed with the estimates of the Merger-related savings presented by CSW and El Paso in the case. Hearings at the Texas Commission began on July 20, 1994 and were completed in early November 1994.

  Effective July 16, 1994, El Paso implemented under bond, a base rate increase of approximately $25 million annually for its Texas jurisdiction, which is subject to refund depending on the outcome of the rate case. The bonded increase in rates is authorized under PURA. Because of the current uncertainty as to the final outcome of the rate proceeding, El Paso has stated that it is deferring on its books the recognition of the revenues resulting from the increased rates.

  On January 3, 1995, the Texas Commission presiding officers who heard El Paso's pending rate case and the CSW and El Paso Merger case filed their proposed interim decision with the Texas Commission. The presiding officers proposed an initial base-rate increase for El Paso of $21.2 million. The PFD recommends a determination by the Texas Commission that the Merger and the reacquisition of the leased Paso Verde assets are in the public interest and that the purchase price to be paid to El Paso's creditors and equity holders is fair, subject to satisfactory resolution of the Las Cruces and Palo Verde problems. The presiding officers found Merger related benefits ranging from $309 million to $379.4 million over the first ten years of the Merger which the presiding officers allocated to El Paso's customers under the PFD.

  In addition to recommending the imposition of conditions in the determination that the Merger is in the public interest, the PFD failed to provide sufficient revenue and adequate rate-making treatment for CSW to consummate the proposed Merger. Specifically, the presiding officers propose to reduce El Paso's rates by allocating to customers certain potential tax benefits related to the payment of lease rejection damages on the leased Palo Verde assets. Reallocation of these tax benefits to customers effectively increases the acquisition cost to CSW by $133 million. The presiding officers attempted to mitigate the economic effect of their allocation of these tax benefits by allowing recovery through rates of an acquisition adjustment over the remaining 33 year life of Palo Verde. However, CSW believes that the proposed recovery through rates of an acquisition adjustment has considerably less economic value than the tax deductions. The presiding officers also recommended a reduction in El Paso's rate moderation plan and disallowance of El Paso's Palo Verde Unit 3 deferred accounting assets. CSW believes that, in recommending these rate treatments, the PFD fails to recognize rate relief to which El Paso is entitled under previous Texas Commission decisions in El Paso rate cases. Additionally, the PFD proposed an 11.5% return on equity rather than a 12.5% return which CSW believes is necessary for El Paso to have the opportunity to earn a reasonable return on its equity. Finally, the presiding officers proposed that the Texas Commission's interim order be conditioned on the successful resolution of the loss of Las Cruces as a customer of El Paso and on the successful resolution of the Palo Verde steam generator problems.

  On March 3, 1995, the Texas Commission issued an interim order in the El Paso rate case and proposed Merger with CSW. The interim order found the proposed Merger to be in the public interest and provides for a $24.9 million base rate increase for El Paso. The interim order adopted most of the recommendations of the presiding officers. The most significant revision to the presiding officers recommendations was an increase in the allowed return on equity from 11.5% to 12%. The presiding officers' recommendations were adopted in the interim decision for several significant issues even though agreement was not reached by the Texas Commission. The interim decision allows for motions for reconsideration to be filed on these issues. The Texas Commission has indicated that the motions for reconsideration will be granted to allow for a consensus of the Texas Commission to be reached on these issues prior to the effective date of the merger. These issues included conditioning approval of the merger on resolution of the Las
  Cruces and Palo Verde issues, the rate treatment of the tax effects of lease rejection damages, recovery of any acquisition adjustment and deferred costs associated with the regulatory lag period prior to the rate treatment of Palo Verde Unit 3. Pending resolution of these issues, the Texas Commission allowed El Paso's bonded rates to remain in effect until a subsequent interim decision is issued.

  The Texas Commission severed fuel related issues from the El Paso rate case and issued a final order which allows for El Paso to lower fixed fuel factors by $14.3 million annually and to refund $13.7 million in fuel costs over a twelve month period.

  New Mexico Commission Application
  On March 14, 1994, CSW and El Paso filed an application with the New Mexico Commission seeking approval of the pending Merger, the reacquisition of the leased Palo Verde assets and certain accounting treatments. On February 10, 1995, the New Mexico Commission Staff filed testimony recommending approval of each of these requests. El Paso plans to seek approval for the issuance of securities in connection with the Merger.

  On October 27, 1994, the hearing examiner assigned to hear CSW and El Paso's Merger application before the New Mexico Commission issued an order amending the procedural schedule to provide for hearings beginning February 13, 1995. On December 21, 1994, the hearing examiner issued an order granting a two week extension to the procedural schedule, resulting in hearings beginning February 27, 1995. Hearings in New Mexico were completed on March 2, 1995.

  This revised schedule allows for the issuance of a final order by the New Mexico Commission by June 1995. However, CSW cannot predict  when  a  final  order may be  issued  by  the  New  Mexico
  Commission.

  FERC Applications
  On November 4, 1993, CSWS, as agent for the Electric Operating Companies and El Paso, filed an application with the FERC under
  Section 211 of the Federal Power Act seeking an order of the FERC and requiring SPS to provide firm and non-firm transmission services in connection with the transfers of power between PSO and El Paso in connection with the post-Merger coordinated operations of the Electric Operating Companies and El Paso. The intent of the transmission services is to obtain the benefits of integrated operations and thereby meet the requirement of the Holding Company Act that the Electric Operating Companies and El Paso be physically interconnected or capable of physical interconnection and economically operated as a single interconnected and coordinated electric system. SPS subsequently requested that the application be dismissed or, in the alternative, be set for hearing.

  On January 10, 1994, as supplemented on January 13, 1994, CSWS, on behalf of the Electric Operating Companies and El Paso, filed a joint application with the FERC under Sections 203 and 205 of the Federal Power Act requesting approval by the FERC of the Merger. CSWS and El Paso have requested expedited consideration of the joint application. However, CSW cannot predict at this time when the FERC will issue a final decision on the joint application.

  On August 1, 1994, the FERC issued orders in two proceedings that relate to the Merger. In an order issued under Section 211 of the Federal Power Act, the FERC preliminarily found that "a final order requiring SPS to provide the transmission service requested by the Applicants would comply with the statutory standards, once reliability concerns have been met." The FERC's order rejects assertions made by SPS that the FERC has no authority under
  Section 211 to order transmission service where the purpose of the service is to allow coordination of merging utilities' operations. The order directed SPS to perform studies so that the FERC can determine whether provision of the requested transmission service will unreasonably impair reliability. Such studies and supplemental pleadings analyzing the studies were filed with the FERC in early October and November 1994. If, after reviewing the studies and comments filed by SPS, CSWS and El Paso, the FERC concludes that reliability will not be unreasonably impaired, the FERC will issue a further "proposed order" requiring El Paso, CSWS and SPS to negotiate the rates, terms and conditions on which the requested transmission service will be provided.

  The FERC also issued an order under Section 203 of the FPA in which the FERC ruled that it will require merging utilities to offer transmission service to others on a basis that is comparable to their own uses of their transmission systems. On August 10, 1994, CSW and El Paso notified the FERC that they will accept, as a condition to the FERC's approval of CSW's acquisition of El Paso, the requirement to amend their non-ERCOT transmission tariffs to offer "comparable service." On August 31, 1994, CSW and El Paso filed with the FERC a request for rehearing that, among other things, asks the FERC to reconsider the imposition of the comparable service requirement. On August 31, 1994, CSW and El Paso also filed the form of transmission tariffs they would propose to file with the FERC in order to meet the comparable service requirement if the requirement is upheld and the Merger is consummated. In agreeing to accept, as a condition to the Merger, the requirement that comparable service be provided over CSW's and El Paso's non-ERCOT transmission facilities, both CSW and El Paso do not intend to waive or otherwise prejudice any of their rights, including but not limited to the right to seek rehearing of the order or any other order the FERC later enters in these proceedings. In addition, both CSW and El Paso do not intend to waive or otherwise prejudice their right under the FPA to seek judicial review of the order or any subsequent order or orders, if and to the extent CSW and El Paso deem such action necessary or advisable.

  The FERC has not yet determined what "comparable service" is. However, the FERC said it will establish what uses PSO, SWEPCO and El Paso make of their own systems. The FERC will also examine likely costs and benefits of the Merger and determine whether the
  Merger  is  consistent  with the public  interest.   The  FERC  has
  instructed one of its administrative law judges to issue an initial decision by April 14, 1995. A FERC administrative law judge established a procedural schedule whereby hearings began January 3, 1995. Hearings ended January 25, 1995, and the judge's initial decision is expected to be issued on or before April 5, 1995.

  On November 15, 1994, the FERC trial staff filed its testimony in the Merger proceeding. The FERC staff determined that the proposed Merger will result in total savings of $414 million, $265 million in net present value for the period 1995 through 2004 of post-Merger operations. This compares to Merger savings projected by CSW for the same period of $420 million, or $280 million in net present value. The staff found $140.7 million in non-fuel O&M expense savings, $109.0 million in financial savings, and $15.3 million in production cost savings.

  The FERC staff has recommended that approval of the Merger be made subject to two conditions. As required in the FERC's August 1, 1994 order, the merged companies must offer the use of their non-ERCOT transmission system to others under rates, terms and conditions comparable to the rates, terms and conditions under which CSW will use their non-ERCOT transmission system. The FERC staff has also recommended that the Merger be approved, conditioned on the existing CSW Operating Companies not being allocated any transmission costs associated with firm transmission service across SPS's system in excess of $24.6 million, which is the amount CSW projects through 2004.

  The  FERC  staff  also  determined that "hold harmless  conditions"
  proposed   by   various   state  utility  commissions   and   other
  intervenors to protect CSW Operating Companies from certain potential effects of the Merger are unnecessary to assure that the Merger is in the public interest. The FERC staff concluded that:

     As proposed, the Merger is beneficial to El Paso and is roughly neutral with respect to the four present CSW
     Operating Companies. If enacted as proposed, with the Applicants' voluntary offer to exclude Merger-related transmission expenses of non-affiliates from the transmission customers of CSW's four current Operating
     Companies, the Merger should not substantially harm any class of wholesale customers.

  SEC Application
  On January 10, 1994, CSW filed with the SEC an application under the Holding Company Act seeking authorization of (i) the Merger and reacquisition of the Palo Verde leased assets, (ii) the issuance  of securities by CSW and El Paso in connection  with  the
  Modified  Plan  and  Merger and certain related  transactions,  and
  (iii) to engage in certain hedging transactions in connection with the Merger. CSW subsequently amended the application to eliminate the request for authorization to engage in certain hedging transactions, at the request of the SEC staff. CSW has subsequently amended and supplemented the application and has filed a brief in response to intervention petitions. CSW cannot predict what action the SEC will take with respect to the application, or when such action will be taken.

  NRC Application
  On January 13, 1994, APS, as operating agent for Palo Verde, joined by El Paso, filed a request with the NRC for (i) consent to the indirect transfer of El Paso's interest in the operating licenses for Palo Verde Units 1, 2, and 3 that will occur as a result of the Merger, and (ii) to amend the operating licenses for Units 2 and 3 to delete provisions of those licenses related to El Paso's sale and leaseback transactions involving those units. The request to the NRC specifies that the proposed amendments to the operating licenses and consent become effective on the Effective Date, but CSW cannot predict at this time whether and, if so, when the approvals and consent will be granted.

  Palo Verde
  The operating agent of Palo Verde, APS, discovered axial cracking in steam generator tubes in Unit 2 following a tube rupture in March 1993. APS began an ongoing examination and analysis of the tubes in each of the two steam generators in each unit of Palo Verde and, as a result, has identified axial cracking in Unit 3 and another more common type of cracking in the steam generator tubes of all three units. APS has indicated that it believes the axial cracking in Units 2 and 3 is due to the susceptibility of tube materials to a combination of deposits on the tubes and the relatively high temperatures at which all three units at Palo Verde are designed to operate. According to statements by APS and El Paso, the form of the degradation experienced in the steam generators is uncommon in the nuclear industry. APS has stated that it believes it can retard further tube degradation to acceptable levels by remedial actions, which include chemically cleaning the steam generators and performing analyses and adjustments that will allow the units to be operated at lower temperatures without appreciably reducing their power output. These analyses and adjustments have been performed on all three units, with each unit operating at 100% of capability. All remedial actions have been completed on each of the three units, except for chemically cleaning Unit 1 which is scheduled for April 1995. El Paso has stated that it is incurring increased maintenance costs related to the mid-cycle inspections of the steam generator tubes and the remedial actions being undertaken to retard tube degradation. El Paso also incurs additional costs for fuel and/or purchased power during periods in which one or more units are removed from service every 6 months for inspections. In its September 12, 1994 letter to El Paso, CSW stated that the significance of the tube cracking problems will have to be determined before CSW will close the Merger.

  Other
  El Paso is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the SEC. See El Paso's Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and its Annual Report on Form 10-K and the documents referenced therein.

  CSW continues to use its best efforts to consummate the Merger. At the same time, however, CSW continues to monitor contingencies which may preclude the consummation of the Merger, including without limitation the potential loss of significant portions of El Paso's service area and significant El Paso customers, including Las Cruces and two military installations, Holloman Air Force Base and White Sands Missile Range, regulatory risks principally related to approval of the Merger and El Paso's request for a rate increase in Texas as well as the effects of the conditions imposed by federal or state regulatory agencies on the approval of the Merger, and operating risks associated with the ownership of an interest in Palo Verde.

  Based upon El Paso's written response to the concerns identified in CSW's September 12 letter and the failure of El Paso to resolve items set forth in the preceding paragraph, CSW cannot predict whether, and if so when, the Merger will be consummated. In the event that the proposed Merger is not consummated, there may be ensuing litigation between El Paso and CSW or among other parties to El Paso's bankruptcy proceedings and either or both of El Paso and CSW.

  See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Proposed Acquisition of El Paso, for further information.

  Other Commitments and Contingencies

  Construction
  It is estimated that the CSW System will spend approximately $385 million in construction expenditures during 1995. Substantial commitments have been made in connection with this construction expenditure program.

  Fuel
  To supply a portion of the fuel requirements of the CSW System, the subsidiary companies have entered into various commitments for the procurement of fuel.

  SWEPCO
  Henry W. Pirkey Power Plant
  In connection with the lignite mining contract for its Henry W. Pirkey Power Plant, SWEPCO has agreed, under certain conditions, to assume the obligations of the mining contractor. As of December 31, 1994, the maximum amount SWEPCO would have to assume was $73.7 million. The maximum amount may vary as the mining contractor's need for funds fluctuates. The contractor's actual obligation outstanding at December 31, 1994 was $60.9 million.

  South Hallsville Lignite Mine
  As part of the process to receive a renewal of a Texas Railroad Commission permit for lignite mining at the South Hallsville lignite mine, SWEPCO has agreed to provide bond guarantees on mine reclamation in the amount of $70 million. Since SWEPCO uses self-bonding, the guarantee provides for SWEPCO to commit to use its resources to complete the reclamation in the event the work is not completed by the third party miner. The current estimate of cost to reclaim the mine is estimated to be approximately $25 million.

  Coal Transportation
  SWEPCO has entered into various financing arrangements primarily with respect to coal transportation and related equipment, which are treated as operating leases for rate-making purposes. At December 31, 1994, leased assets of $46 million, net of accumulated amortization of $30.1 million, were included in electric plant on the balance sheet and at December 31, 1993, leased assets were $46 million, net of accumulated amortization of $26.8 million. Total charges to operating expenses for leases were $6.8 million, $7.1 million, and $6.9 million for the years 1994, 1993, and 1992.

  Suspected MGP Site in Marshall, Texas
  SWEPCO owns a suspected former MGP site in Marshall, Texas. SWEPCO has notified the TNRCC that evidence of contamination has been found at the site. As a result of sampling conducted at the end of 1993 and early 1994, SWEPCO is evaluating the extent, if any, to which contamination has impacted soil, groundwater and other conditions in the area. A final range of clean-up costs has not yet been determined, but, based on a preliminary estimate, SWEPCO has accrued approximately $2 million as a liability for this site on SWEPCO's books as of December 31, 1993. As more information is obtained about the site, and SWEPCO discusses the site with the TNRCC, the preliminary estimate may change.

  Suspected MGP Site in Texarkana, Texas and Arkansas and Shreveport, Louisiana SWEPCO also owns a suspected former MGP site in Texarkana, Texas
  and  Arkansas.   The EPA ordered an initial investigation  of  this
  site, as well as one in Shreveport, Louisiana, which is no longer owned by SWEPCO. The contractor who performed the investigations of these two sites recommended to the EPA that no further action be taken at this time.

  Biloxi, Mississippi MGP Site
  SWEPCO has been notified by Mississippi Power Company that it may be a PRP at the former Biloxi MGP site formerly owned and operated by a predecessor of SWEPCO. SWEPCO is working with Mississippi Power Company to investigate the extent of contamination at this site. The MDEQ approved a site investigation work plan and, in January 1995, SWEPCO and Mississippi Power Company initiated sampling pursuant to that work plan. On an interim basis, SWEPCO and Mississippi Power Company are each paying fifty percent of the cost of implementing the site investigation work plan. That interim allocation is subject to a final allocation in the future. SWEPCO and Mississippi Power Company are investigating whether there are other PRPs at the Biloxi site. Until the extent of the contamination at the Biloxi site is identified, it is unknown what, if any, additional investigation or cleanup may be required.

  Management does not expect these matters to have a material effect on CSW's consolidated results of operations or financial position.

  WTU
  WTU has a sale/leaseback agreement with Transok for full capacity use of a natural gas pipeline to WTU's Ft. Phantom generating plant. The lease agreement also provides for full capacity use of Transok's natural gas pipelines serving WTU's San Angelo and Oak Creek generating plants. The initial terms of the agreement are for twelve years with renewable options thereafter.

  CPL
  Nuclear Insurance
  In connection with the licensing and operation of STP, the owners have purchased the maximum limits of nuclear liability insurance, as required by law, and have executed indemnification agreements with the NRC in accordance with the financial protection requirements of the Price-Anderson Act.

  The Price-Anderson Act, a comprehensive statutory arrangement providing limitations on nuclear liability and governmental indemnities, is in effect until August 1, 2002. The limit of liability under the Price-Anderson Act for licensees of nuclear power plants is $8.92 billion per incident, effective as of January 1995. The owners of STP are insured for their share of this liability through a combination of private insurance amounting to $200 million and a mandatory industry-wide program for self-insurance totaling $8.72 billion. The maximum amount that each licensee may be assessed under the industry-wide program of self-insurance following a nuclear incident at an insured facility is $75.5 million per reactor, which may be adjusted for inflation plus a five percent charge for legal expenses, but not more than $10 million per reactor for each nuclear incident in any one year. CPL and each of the other STP owners are subject to such assessments, which CPL and other owners have agreed will be allocated on the basis of their respective ownership interests in STP. For purposes of these assessments, STP has two licensed reactors.

  The owners of STP currently maintain on-site decontamination liability and property damage insurance in the amount of $2.75 billion provided by ANI and NEIL. Policies of insurance issued by ANI and NEIL stipulate that policy proceeds must be used first to pay decontamination and clean-up costs before being used to cover direct losses to property. Under project agreements, CPL and the other owners of STP will share the total cost of decontamination liability and property insurance for STP, including premiums and assessments, on a pro rata basis, according to each owner's respective ownership interests in STP.

  CPL purchases, for its own account, a NEIL I Business Interruption and/or Extra Expense policy. This insurance will reimburse CPL for extra expenses incurred, up to $1.65 million per week, for replacement generation or purchased power as the result of a covered accident that shuts down production at STP for more than 21 weeks. The maximum amount recoverable for Unit 1 is $111.3 million and for Unit 2 is $111.8 million. CPL is subject to an additional assessment up to $2.1 million for the current policy year in the event that losses as a result of a covered accident at a nuclear facility insured under the NEIL I policy exceeds the accumulated funds available under the policy.

  On August 28, 1994, CPL filed a claim under the NEIL I policy related to the outage at STP Units 1 and 2. NEIL is currently reviewing the claim. CPL management is unable to predict the ultimate outcome of this matter.

  CSWE
  CSWE has provided construction services to the Mulberry cogeneration facility through a wholly-owned subsidiary, CSW Development-I, Inc. The project achieved commercial operation in August 1994 and added 117 MWs of on-line capacity of which CSWE owns 50%. CSWE's maximum potential liability under the fixed price contract is $83 million and will decrease to zero over the next two years as contractual standards are met. Additionally, CSW Development-I, Inc. has entered into a fixed price contract to construct the Mulberry thermal host facility. The maximum potential liability under this fixed price contract is $14 million. The thermal host facility is expected to be completed by the first quarter of 1995. CSW has provided additional guarantees to the project totaling approximately $57 million.

  CSWE has entered into a purchase agreement on the Ft. Lupton project to provide $79.5 million of equity upon the occurrence of certain events. As of January 9, 1995, $43 million has been paid. CSWE has provided three letters of credit to the project totaling $14.3 million. During March 1995, CSWE closed permanent project financing on the Ft. Lupton facility in the amount of $208 million.

  CSWE has committed to provide up to $125 million of construction financing to the Orange cogeneration project in which CSWE owns a 50% interest. Of this total, CSWE has provided $62 million at December 31, 1994. CSWE expects to obtain third party permanent financing for this project in 1995.

  In November 1994, CSWE transferred its 50% interest in the 40 MW Oildale cogeneration facility to two non-affiliated third parties, Oildale Holdings, Inc. and Oildale Holdings II, Inc. The Oildale project, which was financed with third party non-recourse project financing, had been in default of certain provisions of its loan agreement since December 1993. Under the terms of the project transfer, CSWE contributed $3 million in equity in exchange for the return of a letter of credit in the same amount in favor of a third party lender.

  In addition, CSWE has posted security deposits and other security instruments of approximately $14 million on six additional projects in various stages of development, construction, and operation.

12. Business Segments
  CSW's  business segments include electric utility operations  (CPL,
  PSO,  SWEPCO,  WTU),  and  gas operations  (Transok).   Seven  non-
  utility companies are included in corporate items (CSWE, CSWI, CSW Communications, CSW Credit, CSW Leasing, CSWS and CSW).
  CSW's business segment information follows:
                                                  1994       1993      1992
                                                          (millions)
    Operating Revenues
      Electric                                 $  3,065   $  3,055   $  2,790
      Gas                                           518        603        496
      Corporate items and other                      40         29          3
                                               $  3,623   $  3,687   $  3,289
    Operating Income
      Electric                                 $    728   $    559   $    694
      Gas                                            49         25         42
      Corporate items and other                       6          5          1
        Total operating income before taxes         783        589        737
          Income taxes                              189        132        149
                                               $    594   $    457   $    588
    Depreciation and Amortization
      Electric                                 $    316   $    296   $    284
      Gas                                            32         29         22
      Corporate items and other                       8          5          5
                                               $    356   $    330   $    311
    Identifiable Assets
      Electric                                 $  9,066   $  8,927   $  8,575
      Gas                                           724        684        674
      Corporate items and other                   1,119        993        580
                                               $ 10,909   $ 10,604   $  9,829
    Capital expenditures and acquisitions
      Electric                                 $    493   $    481   $    325
      Gas                                            65         88        101
      Corporate items and other(1)                  114         64         31
                                               $    672   $    633   $    457

     (1)  Includes CSWE Equity Investments.

13.  Quarterly Information (Unaudited)
  The following unaudited quarterly information includes, in the opinion of management, all adjustments necessary for a fair presentation of such amounts.
                                                          Earnings
                                                         per Share
                    Operating    Operating       Net     of Common
    Quarter Ended    Revenues       Income    Income         Stock
                                 (millions)
    1994
    March 31           $  850         $ 93      $ 48         $0.23
    June 30               908          157       107          0.55
    September 30        1,070          239       189          0.97
    December 31           795          105        68          0.33
                       $3,623         $594      $412         $2.08

    1993
    March 31           $  810         $ 97      $ 92         $0.47
    June 30               894          144        96          0.48
    September 30        1,140          219       181          0.93
    December 31           843           (3)      (42)        (0.25)
                       $3,687         $457      $327         $1.63

  Information   for  quarterly  periods  is  affected   by   seasonal
  variations in sales, rate changes, timing of fuel expense recovery and other factors.

                (THIS PAGE INTENTIONALLY LEFT BLANK)

Report of Independent Public Accountants

To the Stockholders and Board of Directors of Central and South West
Corporation:

     We have audited the accompanying consolidated balance sheets of Central and South West Corporation (a Delaware corporation) and subsidiary companies, as of December 31, 1994 and 1993, and the related consolidated statements of income, retained earnings and cash flows, for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Central and South West Corporation and subsidiary companies as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

      In 1993, as discussed in NOTE 1, Central and South West Corporation and subsidiary companies changed their methods of accounting for unbilled revenues, postretirement benefits other than pensions, income taxes and postemployment benefits.

      Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The supplemental schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



Arthur Andersen LLP

Dallas, Texas
February 13, 1995

Report of Management

      Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements of Central and South West Corporation and subsidiary companies as well as other information contained in this Annual Report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and, in some cases, reflect amounts based on the best estimates and judgments of management, giving due consideration to materiality. Financial information contained elsewhere in this Annual Report is consistent with that in the consolidated financial statements.

      The consolidated financial statements have been audited by the independent accounting firm, Arthur Andersen LLP, which was given unrestricted access to all financial records and related data, including minutes of all meetings of stockholders, the board of directors and committees of the board. CSW and its subsidiaries believe that representations made to the independent auditors during their audit were valid and appropriate. Arthur Andersen LLP's audit report is presented elsewhere in this report.

      CSW, together with its subsidiary companies, maintains a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management's authorization, that the consolidated financial statements are prepared in accordance with generally accepted accounting principles and that the assets of CSW and its subsidiaries are properly safeguarded against unauthorized acquisition, use or disposition. The system includes a documented organizational structure and division of responsibility, established policies and procedures including a policy on ethical standards which provides that the companies will maintain the highest legal and ethical standards, and the careful selection, training and development of our employees.

      Internal auditors continuously monitor the effectiveness of the internal control system following standards established by the Institute of Internal Auditors. Actions are taken by management to respond to deficiencies as they are identified. The board, operating through its audit committee, which is comprised entirely of directors who are not officers or employees of CSW or its subsidiaries, provides oversight to the financial reporting process.

     Due to the inherent limitations in the effectiveness of internal controls, no internal control system can provide absolute assurance that errors will not occur. However, management strives to maintain a balance, recognizing that the cost of such a system should not exceed the benefits derived.

     CSW and its subsidiaries believe that, in all material respects, its system of internal controls over financial reporting and over safeguarding of assets against unauthorized acquisition, use or disposition functioned effectively during 1994.





E. R. Brooks               Glenn D. Rosilier            Wendy G. Hargus
Chairman, President and    Senior Vice President and    Controller
Chief Executive Officer    Chief Financial Officer

GLOSSARY OF TERMS
The following abbreviations or acronyms used in this Financial Report are defined below:

Abbreviation or Acronym         Definition
ALJ..........................   Administrative Law Judge
ANI..........................   American Nuclear Insurance
APBO.........................   Accumulated Postretirement Benefit Obligation
APS..........................   Arizona Public Service Company
Austin.......................   City of Austin, Texas
Bankruptcy Court.............   United  States Bankruptcy Court for the Western
                                  District of Texas, Austin Division, before
                                  which the El Paso bankruptcy reorganization
                                  proceeding, Case No. 92-10148-FM, is pending
BREMCO.......................   Bossier Rural Electric Membership Corporation
Btu..........................   British thermal unit
Burlington Northern..........   Burlington Northern Railroad Company
CERCLA.......................   Comprehensive Environmental Response,
                                  Compensation  and Liability Act of 1980
Cimmaron.....................   Cimmaron Chemical Company
Cities.......................   Several cities in CPL's service territory
Clean Air Act................   Clean Air Act Amendments of 1990
Confirmation Date............   December 8, 1993, the confirmation date for the
                                  Modified Plan
Court of Appeals.............   Court of Appeals, Third District of Texas,
                                  Austin, Texas
CPL..........................   Central Power and Light Company, Corpus Christi,
                                  Texas
CSW..........................   Central and South West Corporation, Dallas,
                                  Texas
CSW Common...................   CSW common stock, $3.50 par value per share
CSW Communications...........   CSW Communications, Inc., Dallas, Texas
CSW Credit...................   CSW Credit, Inc., Dallas, Texas
CSWE.........................   CSW Energy, Inc., Dallas, Texas
CSWI.........................   CSW International, Inc., Dallas, Texas
CSW Leasing..................   CSW Leasing, Inc., Dallas, Texas
CSW System...................   CSW and its subsidiaries
CSWS.........................   Central and South West Services, Inc.,  Dallas,
                                  Texas and Tulsa, Oklahoma
CWIP.........................   Construction work in progress
District Court...............   State District Court of Travis County, Texas
Effective Date...............   The effective date of the Modified Plan
El Paso......................   El Paso Electric Company
El Paso Common...............   El Paso common stock, no par value
Electric Operating Companies.   CPL, PSO, SWEPCO and WTU
EMF..........................   Electric and magnetic fields
Energy Policy Act............   National Energy Policy Act of 1992
EPA..........................   United States Environmental Protection Agency
EPS..........................   Earnings per share
ERCOT........................   Electric Reliability Council of Texas
ERISA........................   Employee Retirement Income Security Act of 1974,
                                  as amended
EWG..........................   Exempt Wholesale Generator
FASB.........................   Financial Accounting Standards Board
FERC.........................   Federal Energy Regulatory Commission
FMB..........................   First Mortgage Bond
HLP..........................   Houston Lighting & Power Company, the Project
                                  Manager of STP
Holding Company Act..........   Public Utility Holding Company Act of 1935, as
                                  amended
ITC..........................   Investment tax credit
KWH..........................   Kilowatt-hour
Las Cruces...................   City of Las Cruces, New Mexico
MDEQ.........................   Mississippi Department of Environmental Quality
Merger.......................   The proposed merger whereby El Paso would become
                                  a wholly owned subsidiary of CSW
Merger Agreement.............   Agreement and Plan of Merger between El Paso and
                                  CSW, dated as of May 3, 1993, as amended
MGP..........................   Manufactured gas plant or coal gasification
                                  plant
Mirror CWIP..................   Mirror Construction Work in Progress
Modified Plan................   Modified Third Amended Plan of Reorganization
                                  for the proposed merger  with El Paso
MW...........................   Megawatt
NEIL.........................   Nuclear Electric Insurance Limited
New Mexico Commission........   New Mexico Public Utility Commission

Abbreviation or Acronym         Definition
Acronym
Notes........................   Notes to Financial Statements
NRC..........................   Nuclear Regulatory Commission
O&M..........................   Operations and maintenance
Oklahoma Commission..........   Corporation Commission of the State of Oklahoma
Oklaunion....................   Oklaunion Power Station Unit No. 1
OPEBs........................   Other Postemployment Benefits
Operating Companies..........   CPL, PSO, SWEPCO, WTU, and Transok
OPUC.........................   Office of Public Utility Counsel
Palo Verde...................   Palo Verde Nuclear Generating Station
PCB..........................   Polychlorinated biphenyl
PFD..........................   Proposal for Decision
PFDs.........................   Preferred Stock
Project Manager..............   HLP, the Project Manager for STP
PRP..........................   Potentially responsible party
PSO..........................   Public Service Company of Oklahoma, Tulsa,
                                  Oklahoma
PURA.........................   Public Utility Regulatory Act of the State of
                                  Texas
RFP..........................   Rate Filing Package
San Antonio..................   City of San Antonio, Texas
SEC..........................   Securities and Exchange Commission
SFAS.........................   Statement of Financial Accounting Standards
SFAS 71......................   Accounting for the effects of certain types of
                                  regulation
SFAS 106.....................   Employers' accounting for postretirement
                                  benefits other than pensions
SFAS 109.....................   Accounting for income taxes
SFAS 112.....................   Employers' accounting for postemployement
                                  benefits
SFAS 115.....................   Accounting for certain investments in debt and
                                  equity securities
SFAS 116.....................   Accounting for contributions received and
                                  contributions made
SFAS 119.....................   Disclosure about derivative financial
                                  instruments and fair value of financial
                                  instruments
SPS..........................   Southwestern Public Service Company
Staff........................   The Staff of the Texas Commission
STP..........................   South Texas Project nuclear electric generating
                                  station
STP Unit 1 Order.............   October 1990 Texas Commission STP Unit 1 Final
                                  Order
STP Unit 2 Order.............   December 1990 Texas Commission STP Unit 2 Final
                                  Order
Supreme Court................   Supreme Court of Texas
SWEPCO.......................   Southwestern Electric Power Company, Shreveport,
                                  Louisiana
Texas Commission.............   Public Utility Commission of Texas
TEX/CON......................   TEX/CON Oil and Gas Company
TEX-LA.......................   TEX-LA Electric Cooperative
TNRCC........................   Texas Natural Resource Conservation Commission,
                                  formerly the Texas Water Commission
TSA..........................   Texas State Agencies
Transok......................   Transok, Inc. and subsidiaries, Tulsa, Oklahoma
Westinghouse.................   Westinghouse Electric Corporation
WTU..........................   West Texas Utilities Company, Abilene, Texas



GRAPH DESCRIPTION AND DATA POINTS

Title and Location         Description                Data Points
                                                90     91      92     93    94

Page 1
Earnings and Dividends per Share
Dollars                    Two Column Bar Chart
                           Bars (side by side):
                           Earnings                           2.03   1.63  2.08
                           Dividends                          1.54   1.62  1.70


Page 7
Capital Expenditures       Stacked Bar Chart with Line Superimposed
Dollars in Millions        Bars (stacked):
                            Capital Expenditures               422    508   578
                            Acquisitions                        27    106    21
                            CSW Energy Projects                  8     19    73
                           Line
                            Internal Generation                374    369   424


Page 8
Embedded Cost of           Bar Chart
Long-Term Debt                                  9.1    9.0     8.3    7.8   7.7%


Page 17
Kilowatt-Hour Sales       Stacked Bar Chart
Billions of Kilowatt-Hours Residential                        14.6   15.9  16.4
                           Commercial                         12.4   13.0  13.5
                           Industrial                         17.3   18.2  18.9
                           Sales for Resale                    6.3    5.9   7.1
                           Other                               1.4    1.4   1.5


Page 18
1994 Fuel Mix              Pie Chart
                           Gas                                              44%
                           Coal                                             36%
                           Lignite                                           9%
                           Nuclear                                           6%
                           Purchases                                         5%